UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A – 101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ONEOK, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting and Proxy Statement

Annual Meeting of Shareholders

Wednesday, May 22, 2013

Our Values

Ethics: Our actions are founded on trust, honesty and integrity through open communications and adherence to the highest standards of personal, professional and business ethics.

Quality: Our commitment to quality drives us to make continuous improvements in our quest for excellence.

Diversity: We value diversity, as well as the dignity and worth of each employee, and believe that a diverse and inclusive workforce is critical to our continued success.

Value: We are committed to creating value for all stakeholders – employees, customers, investors and our communities – through the optimum development and utilization of our resources.

Service: We provide responsive, flexible service to customers and commit to preserving the environment, providing a safe work environment and improving the quality of life for employees where they live and work.

Our Vision

To be a premier energy company, creating exceptional value for all stakeholders.

Our Mission

As a responsible corporate citizen, ONEOK provides reliable energy and energy-related services in a safe and environmentally responsible manner to our stakeholders.

April 4, 2013

Dear Shareholder:

You cordially are invited to attend the annual meeting of shareholders of ONEOK, Inc., which will be held at 9:00 a.m. Central Daylight Time on Wednesday, May 22, 2013, at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103.

The matters to be considered and voted on at the meeting are set forth in the attached notice of annual meeting of shareholders and are described in the attached proxy statement. A copy of our 2012 annual report to shareholders also is enclosed. A report on our 2012 performance will be presented at the meeting.

We look forward to greeting as many of our shareholders as possible at the annual meeting. We know, however, that most of our shareholders will be unable to attend. Therefore, proxies are being solicited so that each shareholder has an opportunity to vote by proxy. You can authorize a proxy over the Internet or by telephone. Instructions for using these convenient services are included in the proxy statement and on the proxy card. Of course, if you prefer, you may vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are held by a broker, bank or other holder of record, unless you provide your broker, bank or other holder of record with your instructions on how to vote your shares, your shares will not be voted in the election of directors or in certain other important proposals as described in the accompanying proxy statement. Consequently, please provide your voting instructions to your broker, bank or other holder of record in a timely manner in order to ensure that your shares will be voted.

Regardless of the number of shares you own, your vote is important. I urge you to submit your proxy as soon as possible so that you can be sure your shares will be voted.

Thank you for your investment in ONEOK and your continued support.

Very truly yours,

JOHN W. GIBSON

Chairman of the Board

ONEOK, INC.

Notice of 2013 Annual Meeting of Shareholders

Time and date	May 22, 2013, at 9:00 a.m. Central Daylight Time

Place	ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103

Items of business	(1) To elect the 10 nominees for director named in the accompanying proxy statement to serve on our Board of Directors.

(2) To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK, Inc., for the year ending December 31, 2013.

(3) To consider and vote on the material terms of the performance goals for our Equity Compensation Plan for purposes of Internal Revenue Code Section 162(m).

(4) To consider and vote on our executive compensation on a non-binding, advisory basis.

(5) To consider and vote on a shareholder proposal regarding publication of a report on methane emissions, if properly presented at the meeting.

(6) To consider such other business as may come properly before the meeting or any adjournment or postponement of the meeting.

These matters are described more fully in the accompanying proxy statement.

Record date	March 25, 2013. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

Proxy voting	YOUR VOTE IS IMPORTANT

The vote of every shareholder is important. The Board of Directors appreciates the cooperation of shareholders in directing proxies to vote at the meeting. To make it easier for you to vote, Internet and telephone voting are available. The instructions in the accompanying proxy statement and attached to your proxy card describe how to use these convenient voting methods. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed, postage-paid envelope. You may revoke your proxy at any time by following the procedures set forth in the accompanying proxy statement.

Whether or not you expect to attend the meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Voting your shares promptly, via the Internet, by telephone, or by signing, dating and returning the enclosed proxy card will save us the expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding Internet Availability of Proxy Materials. This proxy statement and our 2012 annual report to shareholders are available on our website at www.oneok.com. Additionally, and in accordance with the rules of the Securities and Exchange Commission, you may access this proxy statement and our 2012 annual report at okevote.oneok.com, which does not have “cookies” that identify visitors to the site.

By order of the Board of Directors,

ERIC GRIMSHAW

Secretary

Tulsa, Oklahoma

April 4, 2013

ONEOK, Inc. 100 West Fifth Street Tulsa, OK 74103

Proxy Statement

This proxy statement describes important issues affecting our company and is furnished in connection with the solicitation of proxies by our Board of Directors for use at our 2013 annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. The approximate date of the mailing of this proxy statement and accompanying proxy card is April 4, 2013.

Unless we otherwise indicate or unless the context indicates otherwise, all references in this proxy statement to “ONEOK”, “we,” “our,” “us,” the “company” or similar references mean ONEOK, Inc. and its predecessors and subsidiaries.

Summary Proxy Information	2
About the 2013 Annual Meeting	8
Outstanding Stock and Voting	13
Governance of the Company	16
Corporate Responsibility	28
Proposal 1 – Election of Directors	30
Proposal 2 – Ratify the Selection of PricewaterhouseCoopers LLP	39
Proposal 3 – Approval of the Material Terms of the Performance Goals for our Equity Compensation Plan for Purposes of Internal Revenue Code Section 162(m)	42
Stock Ownership	49
Executive Compensation Discussion and Analysis	53
Proposal 4 – Advisory Vote on Executive Compensation	86
Proposal 5 – Shareholder Proposal Regarding Publication of a Report on Methane Emissions	88
Related-Person Transactions	91
Shareholder Proposals	91
Householding	92
Annual Report on Form 10-K	92
Other Matters	93
Appendix A – ONEOK, Inc. Equity Compensation Plan	A-1

Summary Proxy Information

To assist you in reviewing the company’s 2012 performance and voting your shares, we would like to call your attention to key elements of our 2013 proxy statement and our 2012 annual report to shareholders. The following is only a summary. For more complete information about these topics, please review the complete proxy statement and our 2012 annual report to shareholders.

In June 2012, we completed a two-for-one stock split. All share and per-share amounts presented in this 2013 proxy statement have been adjusted to be presented on a post-split basis.

Business Highlights

•

Financial Performance. In 2012, we continued to deliver strong financial results. Financial highlights include 2012 operating income of approximately $1.10 billion, compared with $1.16 billion in 2011, and 2012 net income attributable to us of $360.6 million, or $1.71 per diluted share, compared with $360.6 million, or $1.68 per diluted share, for 2011.

•

Dividend Increase. During 2012, we paid cash dividends of $1.27 per share, an increase of approximately 18 percent from the $1.08 per share paid during 2011. In January 2013, we declared a dividend of $0.36 per share ($1.44 per share on an annualized basis), an increase of approximately 18 percent from the $0.305 declared in January 2012.

2  •  ONEOK, Inc. 2013 Proxy Statement

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Total Shareholder Return. The market price of our common stock was $42.75 per share at December 31, 2012, a slight decrease over the past year, but an increase of approximately 54 percent over the past two years.

Our one-, three-, five- and 10-year total shareholder returns as of December 31, 2012 (total shareholder return assumes share price appreciation and dividend reinvestment during the periods indicated), compared with the referenced indices, are as follows:

(1)	The ONEOK peer group used in this graph is the same peer group that will be used in determining our level of performance under our 2012 performance units at the end of the three-year performance period and is comprised of the following companies: AGL Resources, Inc.; Atmos Energy Corp.; Centerpoint Energy, Inc.; DCP Midstream Partners, L.P.; Enbridge, Inc.; Energy Transfer Partners, L.P.; Enterprise Products Partners, L.P.; Kinder Morgan Energy, L.P.; National Fuel Gas Co.; New Jersey Resources Corp.; NiSource, Inc.; OGE Energy Corp.; Piedmont Natural Gas Company, Inc.; Sempra Energy; Southwest Gas Corp.; Spectra Energy Corp.; TransCanada Corp.; UGI Corp.; Vectren Corp.; WGL Holdings, Inc.; and Wisconsin Energy Corp.

ONEOK, Inc. 2013 Proxy Statement  •  3

Compensation Highlights

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Program Design. A principal feature of our compensation program is for our Executive Compensation Committee (referred to as the “Executive Compensation Committee” or the “Committee”) and Board of Directors to determine pay based on a comprehensive review of quantitative and qualitative factors designed to produce long-term business success. To that end, we have designed our executive officer compensation program to attract, motivate and retain the key executives who drive our success and who are leaders in the industry, to reward company performance and to align the long-term interests of our executive officers with those of our shareholders. Our compensation philosophy and related governance features are complemented by several specific elements that are designed to achieve these objectives:

•	Our compensation program:

–	provides a competitive total pay opportunity;

–	consists of significant stock-based (at risk) compensation;

–	links a significant portion of total compensation to performance that we believe will create long-term shareholder value;

–	determines rewards based on the executive officer’s contributions to business performance;

–	enhances retention by subjecting a significant portion of total compensation to multi-year vesting requirements; and

–	does not encourage unnecessary or excessive risk taking.

•

Our executive compensation program has remained substantially the same for several years. We believe our program is designed effectively, is well aligned with the interests of our shareholders and is instrumental to achieving our business goals.

•	The main objectives of our compensation program are to pay for performance, align our named executive officers’ interests with those of our shareholders and to attract and retain qualified executives.

•	The Executive Compensation Committee makes all compensation decisions regarding our named executive officers that are then submitted to the full Board of Directors for ratification.

•	The Executive Compensation Committee is composed solely of independent directors.

•	We provide the following primary elements of compensation for our named executive officers: base salary, short-term cash incentives and long-term equity-based incentives.

•

We reference the median level of the market when determining all elements of compensation with the possibility of above-market short-term incentive and long-term incentive payments for executive and company performance that exceeds our expectations.

•

We implement our pay-for-performance philosophy with a short-term incentive program that provides for cash payments based on achievement of financial and operational goals established annually by our Executive Compensation Committee.

•

We encourage alignment of our named executive officers’ interests with those of our shareholders through the award of performance-based long-term incentive equity grants, of which 20 percent are restricted units and 80 percent are performance units.

•	Our executive officers, including the named executive officers, receive no significant perquisites or other personal benefits.

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We have market competitive stock ownership guidelines for our executive officers, including the named executive officers. As of December 31, 2012, each of the named executive officers satisfied his individual stock ownership requirements under the guidelines.

•

We have adopted compensation recovery (“clawback”) provisions that permit the Executive Compensation Committee to use appropriate discretion to seek recoupment of grants of performance units (including any shares earned and the proceeds from any sale of such shares) and short-term cash incentive awards paid to an employee in the event that fraud, negligence or individual misconduct by such employee is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

•

Our Board has adopted a policy prohibiting all employees, including the named executive officers, and members of our Board of Directors from selling short or engaging in transactions in put or call options relating to securities of the company. This policy was adopted as a sound governance practice. We are not aware of any such behavior by any of our employees.

•

The Executive Compensation Committee engages an executive compensation consultant that is considered independent under the Securities and Exchange Commission rules and NYSE listing standards to provide advice and expertise on our executive and director compensation program design and implementation.

•

No Changes to our Compensation Program in 2012. In reviewing our compensation program during 2012, our Executive Compensation Committee took into account, among other factors, the strong shareholder vote in favor (94.4 percent of the shares voted) of our compensation program and our pay practices. Accordingly, the Executive Compensation Committee determined that no changes to our compensation program were necessary in 2012 and to continue to apply the same principles as have been historically applied in determining the nature and amount of our executive compensation.

•

Link between Executive Compensation and Performance. The Board awarded John W. Gibson, our Chairman and Chief Executive Officer, incentive compensation for 2012 that was commensurate with our business results, including payment of an annual cash incentive award of $1.1 million and a long-term equity incentive award with a grant date target value of $3.3 million. Consistent with our executive compensation philosophy, a significant majority of Mr. Gibson’s total direct compensation of $5.3 million for 2012 was incentive based and at risk, as illustrated by the following chart:

ONEOK, Inc. 2013 Proxy Statement  •  5

The compensation of our other senior executives further reflects both our strong 2012 performance and our pay-for-performance compensation philosophy:

Named Executive Officer	2012 Base Salary	2012 Short-Term Cash Incentive Award	2012 Long-Term Incentive Award Value	2012 Total Direct Compensation
Robert F. Martinovich	$500,000	$385,000	$1,443,085	$2,328,085
Terry K. Spencer	$600,000	$520,000	$1,649,240	$2,769,240
Pierce H. Norton II	$500,000	$375,000	$1,443,085	$2,318,085
Sheridan C. Swords	$425,000	$345,000	$ 907,082	$1,677,082

Shareholder Actions

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Election of Directors (Proposal 1). You will find in this proxy statement important information about the qualifications and experience of each of the 10 director nominees that you are being asked to elect. The Corporate Governance Committee performs an annual assessment of the performance of the Board of Directors to ensure that our directors have the skills and experience to oversee effectively our company. All of our directors have proven leadership, sound judgment, integrity and a commitment to the success of our company, and our Board recommends that shareholders vote in favor of each nominee for re-election.

•

Ratification of our Independent Auditor (Proposal 2). You will also find in this proxy statement important information about our independent auditor, PricewaterhouseCoopers LLP. We believe PricewaterhouseCoopers LLP continues to provide high quality service to our company, and our Board of Directors recommends that shareholders vote in favor of ratification.

•

Approval of the Material Terms of the Performance Goals for our Equity Compensation Plan for Purposes of Internal Revenue Code Section 162(m) (Proposal 3). Our Equity Compensation Plan was adopted and approved by our shareholders in 2005. In 2008, our shareholders approved the amendment and restatement of the Equity Compensation Plan to increase the maximum number of shares of our common stock that we may issue under the plan to the current maximum of 10,000,000 shares from 6,000,000 shares. To facilitate the intended continued deductibility of compensation paid under our Equity Compensation Plan under Section 162(m) of the Internal Revenue Code, which benefits both the company and our shareholders, we are again seeking shareholder approval of the material terms of the performance goals for performance-based awards that may be granted under the Equity Compensation Plan for purposes of complying with Section 162(m) of the Internal Revenue Code. The material terms of the performance goals for purposes of Section 162(m) consist of: (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained, each of which is described in detail in the “Summary of the Proposal” in Proposal 3 below.

No amendments or modifications to the Equity Compensation Plan are being proposed. The sole effect of shareholder approval of the material terms of the performance goals for performance-based awards granted under the Equity Compensation Plan will be to facilitate the intended continued tax deductibility of compensation paid under the Equity Compensation Plan in its current form. Whether or not shareholder approval of this proposal is obtained, we may or may not grant performance-based equity incentive awards to employees in the future pursuant to the Equity Compensation Plan, which awards, if granted, may in certain instances not be fully tax deductible by the company. Our Board of Directors has determined that the proposal is in the best interests of our company and our shareholders and recommends that shareholders vote in favor of this proposal.

6  •  ONEOK, Inc. 2013 Proxy Statement

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Advisory Vote on Executive Compensation (Proposal 4). Our shareholders have the opportunity to cast a non-binding, advisory vote on our executive compensation program. As recommended by our shareholders at our 2011 annual meeting, we intend to provide our shareholders with an annual opportunity to vote on executive compensation until the next non-binding vote on the frequency of our advisory vote on executive compensation. We were gratified that last year 94.4 percent of our shareholders who voted supported the design of our executive compensation program. In evaluating this “say on pay” proposal, we recommend that you review our Compensation Discussion and Analysis in this proxy statement, which explains how and why the Executive Compensation Committee and our Board arrived at decisions with respect to our 2012 executive compensation. Our Board of Directors recommends that shareholders vote in favor of our executive compensation program.

•

Shareholder Proposal Regarding Publication of a Report on Methane Emissions (Proposal 5). We have received a shareholder proposal that requests our Board of Directors publish a report on methane emissions. Our Board has determined that the proposal is not in the best interests of our company or our shareholders and recommends that shareholders vote against this proposal.

ONEOK, Inc. 2013 Proxy Statement  •  7

About the 2013 Annual Meeting

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about our 2013 annual meeting of shareholders. Please also consult the more detailed information contained elsewhere in this proxy statement and the documents referred to in this proxy statement.

Why did I receive these proxy materials? We are providing these proxy materials in connection with the solicitation by the Board of Directors of ONEOK, Inc. of proxies to be voted at our 2013 annual meeting of shareholders and at any adjournment or postponement of the meeting. You are invited to attend our annual meeting of shareholders on May 22, 2013, beginning at 9:00 a.m., Central Daylight Time. The meeting will be held at our company headquarters at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma. For directions to the meeting, please visit our website at www.oneok.com.

Who may attend and vote at the annual meeting? All shareholders who held shares of our common stock at the close of business on March 25, 2013, may attend and vote at the meeting. If your shares are held in the name of a broker, bank, or other holder of record, often referred to as being held “in street name,” bring a copy of your brokerage account statement or a voting instruction card, which you can obtain from your broker, bank, or other holder of record of your shares.

Please note: no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Will the annual meeting be webcast? Our annual meeting also will be webcast on May 22, 2013. You are invited to visit www.oneok.com at 9:00 a.m., Central Daylight Time, on May 22, 2013, to access the webcast of the meeting. Registration for the webcast is required. An archived copy of the webcast also will be available on our website for 30 days following the meeting.

How do I vote? If you were a shareholder of record at the close of business on the record date of March 25, 2013, you have the right to vote the shares you held of record that day in person at the meeting or you may appoint a proxy through the Internet, by telephone or by mail to vote your shares on your behalf. The Internet and telephone methods of voting generally are available 24 hours a day and will ensure that your proxy is confirmed and posted immediately. These methods of voting are also available to shareholders who hold their shares in our Direct Stock Purchase and Dividend Reinvestment Plan (“Direct Stock Purchase and Dividend Reinvestment Plan”), our Employee Stock Purchase Plan (“Employee Stock Purchase Plan”), our Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries (“Thrift Plan”) and our Profit Sharing Plan (“Profit Sharing Plan”). You may revoke your proxy any time before the annual meeting by following the procedures outlined below under the caption “What can I do if I change my mind after I vote my shares?” Please help us save time and postage costs by appointing a proxy via the Internet or by telephone.

When you appoint a proxy via the Internet, by telephone or by mailing a signed proxy card, you are appointing John W. Gibson, Chairman of the Board and Chief Executive Officer, and Stephen W. Lake, Senior Vice President, General Counsel and Assistant Secretary, as your representatives at the annual meeting and they will vote your shares as you have instructed them. If you appoint a proxy via the Internet, by telephone or by mailing a signed proxy card but do not provide voting instructions, your shares will be voted for the election of each proposed director nominee named herein and for proposal numbers 2, 3 and 4 and against proposal number 5.

To appoint a proxy to vote your shares on your behalf, please select from the following options:

Via the Internet

•	Go to the website at www.eproxy.com/oke, which is available 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 21, 2013.

8  •  ONEOK, Inc. 2013 Proxy Statement

•

Enter the company number and control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•	Follow the simple instructions.

•	If you appoint a proxy via the Internet, you do not have to return your proxy card.

By telephone

•	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 21, 2013.

•

Enter the company number and control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been recorded properly.

•	Follow the simple recorded instructions.

•	If you appoint a proxy by telephone, you do not have to return your proxy card.

By mail

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope.

•	If mailed, your completed and signed proxy card must be received prior to the commencement of voting at the annual meeting.

What if my shares are held by my broker or bank? If your shares are held in a brokerage account or by a bank or other holder of record, your shares are considered to be held “in street name.” This proxy statement and our 2012 annual report to shareholders should have been forwarded to you by your broker, bank or other holder of record of your shares, together with a voting instruction card if you held shares in street name as of the record date of March 25, 2013. You have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card you received from your broker, bank or other holder of record, or by following any instructions provided by your broker, bank or other holder of record for voting via the Internet or telephone.

Under the rules of the New York Stock Exchange, unless you provide your broker, bank or other holder of record with your instructions on how to vote your shares, your broker, bank or other holder of record is prohibited from voting your shares in the election of directors, on the proposal to approve the material terms of the performance goals for our Equity Compensation Plan for the purposes of Internal Revenue Code Section 162(m), on the advisory vote to approve executive compensation, or on the shareholder proposal regarding publication of a report on methane emissions. Consequently, unless you respond to their request for your voting instructions in a timely manner, your shares held by your broker, bank or other holder of record will not be voted on any of these matters.

Please provide your voting instructions to your broker, bank or other holder of record so that your shares may be voted.

What can I do if I change my mind after I vote my shares? If you were a shareholder of record at the close of business on the record date, you have the right to revoke your proxy at any time before it is voted at the meeting by:

(1)	notifying our corporate secretary in writing;

(2)	authorizing a later proxy via the Internet or by telephone;

(3)	returning a later-dated proxy card; or

(4)	voting at the meeting in person.

ONEOK, Inc. 2013 Proxy Statement  •  9

If your shares are held in a brokerage account or by a bank or other holder of record, you may revoke any voting instructions you may have previously provided only in accordance with revocation instructions provided by the broker, bank, or other holder of record of your shares.

Is my vote confidential? Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed and returned directly to our stock transfer agent who is responsible for tabulating the vote in a manner that protects your voting privacy. It is our policy to protect the confidentiality of shareholder votes throughout the voting process. The vote of any shareholder will not be disclosed to our directors, officers or employees, except:

(1)	to meet legal requirements;

(2)	to assert or defend claims for or against us; or

(3)	in those limited circumstances where:

(a)	a proxy solicitation is contested,

(b)	a shareholder writes comments on a proxy card, or

(c)	a shareholder authorizes disclosure.

The vote tabulator and the inspector of election has been, and will remain, independent of us. This policy does not prohibit shareholders from disclosing the nature of their votes to our directors, officers or employees, or prevent us from voluntarily communicating with our shareholders, ascertaining which shareholders have voted or making efforts to encourage shareholders to vote.

How is common stock held in our Thrift Plan and Profit Sharing Plan voted? If you hold shares of our common stock through our Thrift Plan or Profit Sharing Plan, in order for those shares to be voted as you wish, you must instruct the Thrift Plan and Profit Sharing Plan’s trustee, Fidelity Management Trust Company, how to vote those shares by providing your instructions via the Internet, by telephone or by mail in the manner outlined above. If you fail to provide your instructions or if you return an instruction card with an unclear voting designation or with no voting designation at all, then the trustee will vote the shares in your account in proportion to the way the other participants in our Thrift Plan or Profit Sharing Plan vote their shares. Thrift Plan and Profit Sharing Plan votes receive the same confidentiality as all other shares voted.

To allow sufficient time for voting by the trustee of the Thrift Plan and Profit Sharing Plan, your voting instructions must be received by May 17, 2013.

How will shares for which a proxy is appointed be voted on any other business conducted at the annual meeting that is not described in this proxy statement? Although we do not know of any business to be considered at the 2013 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to John W. Gibson, our Chairman of the Board and Chief Executive Officer, and Stephen W. Lake, our Senior Vice President, General Counsel and Assistant Secretary, to vote on these matters at their discretion.

What shares are included on the proxy card(s)? The shares included on your proxy card(s) represent all of the shares that you owned of record as of the close of business on March 25, 2013, including those shares held in our Direct Stock Purchase and Dividend Reinvestment Plan and Employee Stock Purchase Plan, but excluding any shares held for your account by Fidelity Management Trust Company, as trustee for our Thrift Plan and Profit Sharing Plan. If you do not authorize a proxy via the Internet, by telephone or by mail, your shares, except for those shares held in our Thrift Plan or Profit Sharing Plan, will not be voted. Please refer to the discussion above for an explanation of the voting procedures for your shares held by our Thrift Plan and Profit Sharing Plan.

What does it mean if I receive more than one proxy card? If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please sign

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and return all proxy cards, or appoint a proxy via the Internet or telephone, to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible.

Why did we receive just one copy of the proxy statement and annual report when we have more than one stock account in our household? We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” This procedure permits us to send a single copy of the proxy statement and annual report to a household if the shareholders provide written or implied consent. Shareholders continue to receive a separate proxy card for each stock account. We previously mailed a notice to eligible registered shareholders stating our intent to utilize this rule unless the shareholder provided an objection. If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver copies, to the extent you request copies, for each member of your household who was a registered shareholder as of the record date. You may make this request by calling Wells Fargo Shareowner Services at 1-877-602-7615, or by providing written instructions to Wells Fargo Shareowner Services, Attn: Householding/ONEOK, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854. You also may contact Wells Fargo Shareowner Services in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household. If you are not a registered shareholder and your shares are held by a broker, bank or other holder of record, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

Is there a list of shareholders entitled to vote at the annual meeting? The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the meeting for any purpose relevant to the meeting between the hours of 9:00 a.m. and 4:30 p.m. CDT at our principal executive offices at 100 West Fifth Street, Tulsa, Oklahoma, and may be viewed by contacting our corporate secretary.

May I access the notice of annual meeting, proxy statement, 2012 annual report and accompanying documents on the Internet? The notice of annual meeting, proxy statement, 2012 annual report and accompanying documents are currently available on our website at www.oneok.com. Additionally, in accordance with rules of the Securities and Exchange Commission, you may access this proxy statement, our 2012 annual report and any other proxy materials we use at okevote.oneok.com.

Instead of receiving future copies of our proxy and annual report materials by mail, most shareholders can elect to receive an email that will provide electronic links to these proxy and annual report materials. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site. You may log on to www.ematerials.com/oke and follow the prompts to enroll in the electronic proxy delivery service. If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank, or other holder of record of your shares regarding the availability of this service.

What out-of-pocket costs will we incur in soliciting proxies? Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, will assist us in the distribution of proxy materials and solicitation of votes for a fee of $10,000, plus out-of-pocket expenses. We also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders. We will pay all costs of soliciting proxies.

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Who is soliciting my proxy? Our Board of Directors is sending you this proxy statement in connection with its solicitation of proxies for use at our 2013 annual meeting of shareholders. Certain of our directors, officers and employees also may solicit proxies on our behalf in person or by mail, telephone, fax or email.

Who will count the vote? Representatives of our stock transfer agent, Wells Fargo Bank, N.A., will tabulate the votes and act as the inspector of the election.

How can I find out the results of the voting at the annual meeting? Preliminary voting results will be announced at the annual meeting. Voting results will be published in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the annual meeting.

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Outstanding Stock and Voting

Voting

Only shareholders of record at the close of business on March 25, 2013, are entitled to receive notice of and to vote at the annual meeting. As of that date, 206,088,035 shares of our common stock were outstanding. Each outstanding share entitles the holder to one vote on each matter submitted to a vote of shareholders at the meeting. No other class of our stock is entitled to vote on matters to come before the meeting.

Shareholders of record may vote in person or by proxy at the annual meeting. All properly submitted proxies received prior to the commencement of voting at the annual meeting will be voted in accordance with the voting instructions contained on the proxy. Shares for which signed proxies are properly submitted without voting instructions will be voted:

(1)	FOR the election of each of the 10 nominees for director named in this proxy statement to serve a one-year term;

(2)	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013;

(3)	FOR the approval of the material terms of the performance goals for our Equity Compensation Plan for the purposes of Internal Revenue Code Section 162(m);

(4)	FOR the advisory proposal to approve our executive compensation; and

(5)	AGAINST the shareholder proposal regarding publication of a report on methane emissions.

While we know of no other matters that are likely to be brought before the meeting, in the event any other business properly comes before the meeting, proxies will be voted in the discretion of the persons named in the proxy. The persons named as proxies were designated by our Board of Directors.

To vote shares held “in street name” through a broker, bank or other holder of record, a shareholder must provide voting instructions to his or her broker, bank or other holder of record. Brokerage firms, banks and other fiduciaries are required to request voting instructions for shares they hold on behalf of their customers and others. We encourage you to provide instructions to your brokerage firm, bank or other holder of record on how to vote your shares. If your shares are held “in street name,” to be able to vote those shares in person at the annual meeting, you must obtain a proxy, executed in your favor, from the holder of record of those shares as of the close of business on March 25, 2013.

The rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. Under the rules of the NYSE, Proposals 1, 3, 4 and 5 are considered to be non-routine, and Proposal 2 is considered to be routine. Accordingly, if you do not provide voting instructions to your brokerage firm or other entity holding your shares, your brokerage firm or other entity holding your shares will not be permitted under the rules of the NYSE to vote your shares on Proposals 1, 3, 4 and 5 and will be permitted under the rules of the NYSE to vote your shares on Proposal 2 at its discretion.

Please provide your voting instructions to your broker, bank or other holder of record so that your shares may be voted.

Representatives of our stock transfer agent, Wells Fargo Bank, N.A., will be responsible for tabulating and certifying the votes cast at the meeting.

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Quorum

The holders of a majority of the shares entitled to vote at the annual meeting, present in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. In determining whether we have a quorum, we count abstentions and broker non-votes as present.

If a quorum is not present at the scheduled time of the meeting, the shareholders who are present in person or by proxy may adjourn the meeting until a quorum is present. If the time and place of the adjourned meeting are announced at the time the adjournment is taken, no other notice will be given. However, if the adjournment is for more than 30 days, or if a new record date is set for the adjourned meeting, a notice will be given to each shareholder entitled to receive notice of, and to vote at, the meeting.

Matters to Be Voted Upon

At the annual meeting, the following matters will be voted upon:

(1)	the election of each of the 10 nominees for director named in this proxy statement to serve a one-year term;

(2)	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013;

(3)	the approval of the material terms of the performance goals for our Equity Compensation Plan for purposes of Internal Revenue Code Section 162(m);

(4)	an advisory vote on executive compensation;

(5)	a shareholder proposal regarding publication of a report on methane emissions, if properly presented; and

(6)	such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

Votes Required

Proposal 1 — Election of directors. Our bylaws provide for majority voting for directors in uncontested elections. We expect that the election of directors at our 2013 annual meeting will be uncontested. Under the majority voting standard, to be elected a nominee must receive a number of “For” votes that exceeds 50 percent of the votes cast with respect to that director’s election. Abstentions and broker non-votes, if any, do not count as votes cast with respect to the election of directors.

Our Corporate Governance Guidelines require that if an uncontested nominee for director does not receive an affirmative majority of “For” votes, he or she must promptly tender his or her resignation to our Board of Directors. The Board (excluding the director who tendered the resignation) will then evaluate the resignation in light of the best interests of our company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. The Board will announce publicly its decision regarding any tendered resignation. For more information, see “Proposal 1– Election of Directors” at page 30.

Proposal 2 — Ratification of selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013. In accordance with our bylaws, approval of this proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal.

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Proposal 3 — The approval of the material terms of the performance goals for our Equity Compensation Plan for purposes of Internal Revenue Code Section 162(m). In accordance with our bylaws, approval of this proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal.

Proposal 4 — Advisory vote on executive compensation. In accordance with our bylaws, approval of the proposal to approve our executive compensation requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal. The vote on this proposal is advisory and non-binding on the company and our Board of Directors.

Proposal 5 — Shareholder proposal regarding publication of a report on methane emissions. In accordance with our bylaws, approval of the proposal, if properly presented, requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal.

Revoking a Proxy

Any shareholder may revoke his or her proxy at any time before it is voted at the meeting by (1) notifying our corporate secretary in writing (the mailing address of our corporate secretary is 100 West Fifth Street, Tulsa, Oklahoma 74103), (2) authorizing a later proxy via the Internet or by telephone, (3) returning a later dated proxy card, or (4) voting at the meeting in person. A shareholder’s presence without voting at the annual meeting will not automatically revoke a previously delivered proxy and any revocation during the meeting will not affect votes previously taken.

If your shares are held in a brokerage account or by a bank or other holder of record, you may revoke any voting instructions you may have previously provided in accordance with the revocation instructions provided by the broker, bank or other holder of record.

Proxy Solicitation

Solicitation of proxies will be primarily by mail and telephone. We have engaged Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to solicit proxies for a fee of $10,000, plus out-of-pocket expenses. In addition, certain of our officers, directors and employees may solicit proxies on our behalf in person or by mail, telephone, fax or email, for which such persons will receive no additional compensation. We will pay all costs of soliciting proxies. We will also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders.

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Governance of the Company

Our Board of Directors and management are committed to maintaining strong corporate governance practices that allocate rights and responsibilities among our Board, management and our shareholders in a manner that benefits the long-term interest of our shareholders. Our corporate governance practices are designed not just to satisfy regulatory and stock exchange requirements but also to provide for effective oversight and management of our company.

Our Corporate Governance Committee engages in a regular process of reviewing our corporate governance practices, including comparing our practices with those recommended by various corporate governance authorities, the expectations of our shareholders and the practices of other leading public companies. Our Corporate Governance Committee also reviews regularly our corporate governance practices in light of proposed and adopted laws and regulations, including the rules of the Securities and Exchange Commission and the rules and listing standards of the NYSE.

Recent Governance Highlights

Beginning in September 2010, the Oklahoma corporate statute required large publicly traded Oklahoma corporations to have a board of directors divided into two or three classes, with only one class standing for election each year, commonly known as a “classified” board. However, with our support, in early 2012 the Oklahoma legislature amended the Oklahoma corporate statute in a manner that exempted our company from the classified board requirement. In March 2013, the Oklahoma legislature further amended the Oklahoma corporate statute to completely eliminate the classified board requirement. Accordingly, each member of our Board of Directors continues to stand for election each year as provided in our certificate of incorporation.

Effective February 4, 2013, our Rights Agreement (commonly known as a “poison pill”) expired by its terms and was not renewed by our Board of Directors.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines that address key areas of our corporate governance, including: director qualification standards, including the requirement that a majority of our directors be “independent” under the applicable independence requirements of the NYSE; director responsibilities; director access to management; director compensation; management succession; evaluation of the performance of our Board; and the structure and operation of our Board. Our Board periodically reviews our corporate governance guidelines and may revise the guidelines from time to time as conditions warrant. The full text of our corporate governance guidelines is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to our directors, officers (including our principal executive and financial officers, principal accounting officer, controllers and other persons performing similar functions) and all other employees. We require all directors, officers and employees to adhere to our code of business conduct and ethics in addressing the legal and ethical issues encountered in conducting their work for our company. Our code of business conduct and ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all applicable laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our company’s best interest. All directors, officers and employees are required to report any conduct that they believe to be an actual or apparent violation of our code of business conduct and ethics.

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The full text of our code of business conduct and ethics is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request. We intend to disclose on our website any future amendments to, or waivers from, our code of business conduct and ethics, as required by the rules of the Securities and Exchange Commission and the NYSE.

Director Independence

Our corporate governance guidelines provide that a majority of our Board of Directors will be “independent” under the applicable independence requirements of the NYSE. These guidelines and the rules of the NYSE provide that, in qualifying a director as “independent,” the Board must make an affirmative determination that the director has no material relationship with our company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our company.

Our Board of Directors has determined affirmatively that members James C. Day, Julie H. Edwards, William L. Ford, Bert H. Mackie, Steven J. Malcolm, Jim W. Mogg, Pattye L. Moore, Gary D. Parker, Eduardo A. Rodriguez and Gerald B. Smith have no material relationship with our company, and each qualifies as “independent” under our corporate governance guidelines, our director independence guidelines and the rules of the NYSE. The determination that these members of our Board have no material relationship with our company was made by the Board in accordance with the director independence guidelines adopted by our Board that specify the types of relationships the Board has determined to be categorically immaterial. Directors who meet these standards are considered to be “independent.” The full text of our director independence guidelines is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

In determining whether certain of our directors qualify as “independent” under our director independence guidelines, our Board considered the receipt by certain directors or their immediate family members (or entities of which they are members, directors, partners, executive officers, or counsel) of natural gas service from us at regulated rates on terms generally available to all of our customers (and, in the case of an entity, in an amount that is less than the greater of $1 million or 2 percent of the entity’s gross revenue for its last fiscal year). In each case, the Board determined these relationships to be in the ordinary course of business at regulated rates or on substantially the same terms available to non-affiliated third parties and to be immaterial in amounts to both our company and the director.

Board Leadership Structure

Our Board is currently led by John W. Gibson, who is the Chairman of the Board and Chief Executive Officer, and Jim W. Mogg, who is our lead independent director and the Chairman of the Corporate Governance Committee. In addition, our Audit Committee and Executive Compensation Committee are each led by a chair and vice chair, each of whom is an independent director.

Our corporate governance guidelines provide that our Board of Directors retains the right to exercise its discretion in combining or separating the offices of the Chairman of the Board and Chief Executive Officer and reviews the issue as a part of the Board’s continual succession planning process. The Board believes that it is advantageous for the Board to maintain flexibility to determine on a case-by-case basis and, if necessary, change, the board leadership structure in order to meet our needs at any time, based on the individuals then available and the circumstances then presented. Accordingly, the Board continues to retain the authority to separate the positions of Chairman and Chief Executive Officer in the future if it determines that doing so is in the best interests of our company and our shareholders.

The Board currently believes that, in addition to his leadership role as our Chief Executive Officer, Mr. Gibson is the most qualified and appropriate individual to lead our Board as its Chairman at this

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time and that combining the offices of Chairman of the Board and Chief Executive Officer presently provides the most effective leadership model for our Board and our company. In making this determination, the Board has considered, among other factors, Mr. Gibson’s strong leadership skills, his extensive knowledge and experience regarding our operations and the industries and markets in which we compete, as well as his ability to promote communication, to synchronize strategic objectives and activities between our Board and our senior management, and to provide consistent leadership to both our Board and our company as a whole. The Board also believes our current leadership structure ensures significant independent oversight of management, as Mr. Gibson is the only member of the Board who is also an employee of our company and who does not meet the independence criteria set forth in our director independence guidelines and the independence criteria established by the NYSE. In addition, our Board has an ongoing practice of holding executive sessions, without management present, as part of each regularly scheduled in-person Board meeting.

Lead Independent Director

Our corporate governance guidelines vest the lead independent director who, under these guidelines, is also chair of our Corporate Governance Committee, with various key responsibilities. The guidelines provide that the lead independent director shall have served as a director for a minimum of three years, shall serve for a term of three to five years as determined by the Board of Directors, and that the duties of the lead independent director include but are not limited to:

•	presiding as the chair at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman of the Board and the independent directors;

•	approving information sent to the Board;

•	approving meeting agendas for the Board; and

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

In addition, the lead independent director has the authority to call meetings of the independent directors and, if requested by major shareholders, will ensure that he or she is available for consultation and direct communication.

Succession Planning

A key responsibility of the Chief Executive Officer and the Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in our company. Each year, succession-planning reviews are held at every significant organizational level of the company, culminating in a full review of senior leadership talent by our independent directors. During this review, the Chief Executive Officer and the independent directors discuss future candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which our company makes ongoing leadership assignments. It is a key success factor in managing the long planning and investment lead times of our business.

In addition, the Chief Executive Officer maintains in place at all times, and reviews with the independent directors, a confidential plan for the timely and efficient transfer of responsibilities in the event of an emergency or sudden incapacitation or departure.

Risk Oversight

We engage in an annual comprehensive enterprise risk-management (“ERM”) process to aggregate, monitor, measure and manage risk. Our ERM approach is designed to enable our Board of Directors to establish a mutual understanding with management of the effectiveness of our risk-management

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practices and capabilities, to review our risk exposure and to elevate certain key risks for discussion at the Board level. Management and our Board believe that risk management is an integral part of our annual strategic planning process, which addresses, among other things, the risks and opportunities facing our company.

Our ERM program is overseen by our Chief Financial Officer. The program is a companywide process designed to identify, assess and manage risks that could affect our ability to fulfill our business objectives or execute our corporate strategy. Our ERM process involves the identification and assessment of a broad range of risks and the development of plans to mitigate their effects. These risks generally relate to strategic, operational, financial, regulatory compliance and human resources issues.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact. In other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. Management is responsible for identifying risk and risk controls related to our significant business activities; mapping the risks to our corporate strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control and mitigate risk.

The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that our company faces and how our company is seeking to control and mitigate those risks. In some cases, as with risks relating to significant acquisitions, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management.

The Board annually reviews a management assessment of the various operational and regulatory risks facing our company, their relative magnitude and management’s plan for mitigating these risks. The Board also reviews risks related to our company’s business strategy at its annual strategic planning meeting and at other meetings as appropriate.

In certain cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees risk issues associated with our overall financial reporting and disclosure process and legal compliance, as well as reviewing policies and procedures on risk-control assessment and accounting-risk exposure, including our companywide risk control activities and our business continuity and disaster-recovery plans. The Audit Committee meets with our President, Chief Financial Officer, General Counsel, and Director—Audit Services, as well as with our independent registered public accounting firm, in executive sessions at each of its in-person meetings during the year at which time risk issues are regularly discussed.

In addition, our Executive Compensation Committee oversees risks related to our compensation program, as discussed in greater detail elsewhere in this proxy statement, and our Corporate Governance Committee oversees risks related to our governance practices and policies.

Board and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them periodically and in connection with Board and committee meetings, by visiting our offices and by participating in meetings of the Board and its committees.

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During 2012, the Board held seven regular meetings and one special meeting. All of our incumbent directors who served on the Board during 2012 attended at least 75 percent of the aggregate of all meetings of the Board and Board committees on which they served in 2012.

Our corporate governance guidelines provide that members of our Board are expected to attend our annual meeting of shareholders. All members of our Board attended our 2012 annual meeting of shareholders.

The Board has four standing committees consisting of the Audit Committee, the Executive Compensation Committee, the Corporate Governance Committee and the Executive Committee. The table below provides the current membership of our Board and each of our Board committees. Our Board has determined affirmatively that each member of our Audit Committee, Executive Compensation Committee and Corporate Governance Committee is “independent” under our corporate governance guidelines, our director independence guidelines and the rules of the NYSE.

Director	Audit	Executive Compensation	Corporate Governance	Executive
James C. Day	Member		Member
Julie H. Edwards	Chair			Member
William L. Ford	Member		Member
John W. Gibson				Chair
Bert H. Mackie		Member	Vice Chair
Steven J. Malcolm		Chair		Member
Jim W. Mogg			Chair	Member
Pattye L. Moore		Vice Chair	Member
Gary D. Parker	Vice Chair		Member
Eduardo A. Rodriguez		Member	Member
Gerald B. Smith		Member

Our Board has adopted written charters for each of its Audit, Executive Compensation, Corporate Governance and Executive Committees. Copies of the charters of each of these committees are available on and may be printed from our website at www.oneok.com. Copies are also available from our corporate secretary upon request. The responsibilities of our Board committees are summarized below. From time to time the Board, in its discretion, may form other committees.

The Audit Committee. The Audit Committee represents and assists our Board of Directors with the oversight of the integrity of our financial statements and internal controls, our compliance with legal and regulatory requirements, the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal audit function. The responsibilities of the Audit Committee include:

•	appointing, compensating and overseeing our independent auditor;

•	reviewing the scope, plans and results relating to the internal and external audits and our financial statements;

•	monitoring and evaluating our financial condition;

•	monitoring and evaluating the integrity of our financial reporting processes and procedures;

•

assessing our significant financial risks and exposures and evaluating the adequacy of our internal controls in connection with such risks and exposures, including, but not limited to, internal controls over financial reporting and disclosure controls and procedures;

•

reviewing policies and procedures on risk-control assessment and accounting risk exposure, including our companywide risk control activities and our business-continuity and disaster-recovery plans; and

•	monitoring our compliance with our policies on ethical business conduct.

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Our independent registered public accounting firm reports directly to our Audit Committee. All members of our Audit Committee are “independent” under the independence requirements of the NYSE and the Securities and Exchange Commission applicable to audit committee members. The Board has determined that James C. Day, Julie H. Edwards, William L. Ford and Gary D. Parker are each an audit committee financial expert under the applicable rules of the Securities and Exchange Commission.

The Audit Committee held six meetings in 2012.

The Executive Compensation Committee. Our Executive Compensation Committee is responsible for establishing and periodically reviewing our executive compensation policies and practices. This responsibility includes:

•

evaluating, in consultation with our Corporate Governance Committee, the performance of our Chief Executive Officer, and recommending to our Board of Directors the compensation of our Chief Executive Officer and our other senior executive officers;

•	reviewing and approving, in consultation with our Corporate Governance Committee, the annual objectives of our Chief Executive Officer;

•

reviewing our executive compensation program to ensure the attraction, retention and appropriate compensation of executive officers in order to motivate their performance in the achievement of our business objectives and to align their interests with the long-term interests of our shareholders;

•	assessing the risks associated with our compensation program; and

•	reviewing and making recommendations to the full Board on executive officer and director compensation and personnel policies, programs and plans.

Our Executive Compensation Committee meets periodically during the year to review our executive and director compensation policies and practices. Executive officer salaries and short- and long-term incentive compensation are determined annually by this committee. The scope of the authority of this committee is not limited except as set forth in its charter and by applicable law. This committee has the authority to delegate duties to subcommittees of this committee, or to other standing committees of the Board of Directors, as it deems necessary or appropriate. This committee may not delegate to a subcommittee any authority required by any law, regulation or listing standard to be exercised by this committee as a whole.

The executive compensation group in our corporate human resources department supports, in consultation with our Chief Executive Officer, the Executive Compensation Committee in its work.

During 2012, the Executive Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian Compensation Partners”), as an independent executive compensation consultant to assist the committee in its evaluation of the amount and form of compensation paid in 2012 to our chief executive officer, our other executive officers and our directors. Meridian Compensation Partners reported directly to the Executive Compensation Committee. For more information on executive compensation and the role of this consultant, see “Executive Compensation Discussion and Analysis—The Role of the Independent Executive Compensation Consultant” at page 58.

The Executive Compensation Committee held four meetings in 2012.

The Corporate Governance Committee. Our Corporate Governance Committee is responsible for overseeing our company’s governance, including the selection of directors and the Board’s practices and effectiveness. These responsibilities include:

•

identifying and recommending qualified director candidates, including qualified director candidates suggested by our shareholders in written submissions to our corporate secretary in accordance with our corporate governance guidelines and our bylaws or in accordance with the rules of the Securities Exchange Commission;

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•	making recommendations to the Board with respect to electing directors and filling vacancies on the Board;

•	adopting an effective process for director selection and tenure by making recommendations on the Board’s organization and practices and by aiding in identifying and recruiting director candidates;

•	reviewing and making recommendations to the Board with respect to the organization, structure, size, composition and operation of the Board and its committees;

•	in consultation with our Chairman of the Board and Chief Executive Officer and the Executive Compensation Committee, overseeing management succession and development; and

•	reviewing, assessing risk and making recommendations with respect to other corporate governance matters.

The Corporate Governance Committee held four meetings in 2012.

The Executive Committee. In the intervals between meetings of our Board of Directors, the Executive Committee may, except as otherwise provided in our bylaws and applicable law, exercise the powers and authority of the full Board in the management of our property, affairs and business. The function of this committee is to act on major matters where it deems action appropriate, providing a degree of flexibility and ability to respond to time-sensitive business and legal matters without calling a special meeting of our full Board. The Executive Committee reports to the Board at its next meeting on any actions taken by the committee.

The Executive Committee held no meetings in 2012.

Director Nominations

Our corporate governance guidelines provide that the Board of Directors is responsible for nominating candidates for board membership and for the delegation of the screening process to the Corporate Governance Committee of the Board. This committee, with recommendations and input from our Chairman of the Board and Chief Executive Officer and the directors, evaluates the qualifications of each director candidate and assesses the appropriate mix of skills, qualifications and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time. The committee is responsible for recommending to the full Board candidates for nomination by the Board for election as members of our Board.

Our corporate governance guidelines provide that candidates for nomination by the Board must be committed to devote the time and effort necessary to be productive members of the Board and that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality. The guidelines also provide that the Board will seek to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; energy industry knowledge; operations; crisis response; leadership; strategic vision; law; and corporate relations.

The Corporate Governance Committee’s charter provides that it has the responsibility, in consultation with the Chairman of the Board and Chief Executive Officer, to search for, recruit, screen, interview and select candidates for the position of director as necessary to fill vacancies on the Board or the additional needs of the Board and to consider management and shareholder recommendations for candidates for nomination by the Board. In carrying out this responsibility, the Corporate Governance Committee evaluates the qualifications and performance of incumbent directors and determines whether to recommend them for re-election to the Board. In addition, this committee determines, as necessary, the portfolio of skills, experience, diversity, perspective and background required for the effective functioning of the Board considering our business strategy and our regulatory, geographic and market environments. The Corporate Governance Committee has in the past retained an independent search consultant to assist it from time to time in identifying and evaluating qualified director candidates.

22  •  ONEOK, Inc. 2013 Proxy Statement

Our corporate governance guidelines contain a policy regarding the Corporate Governance Committee’s consideration of prospective director candidates recommended by shareholders for nomination by our Board. Under this policy, any shareholder who wishes to recommend a prospective candidate for nomination by our Board for election at our 2014 annual meeting should send a letter of recommendation to our corporate secretary at our principal executive offices by no later than September 30, 2013. The letter should include the name, address and number of shares owned by the recommending shareholder (including, if the recommending shareholder is not a shareholder of record, proof of ownership of the type referred to in Rule 14a-8(b)(2) of the proxy rules of the Securities and Exchange Commission), the prospective candidate’s name and address, a description of the prospective candidate’s background, qualifications and relationships, if any, with our company and all other information necessary for our Board to determine whether the prospective candidate meets the independence standards under the rules of the NYSE and our director independence guidelines. A signed statement from the prospective candidate should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee of the Board and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director. The committee will evaluate prospective candidates recommended by shareholders for nomination by our Board in light of the various factors set forth above.

Neither the Corporate Governance Committee, the Board, nor our company itself discriminate in any way against prospective candidates for nomination by the Board on the basis of age, sex, race, religion, or other personal characteristics. There are no differences in the manner in which the Corporate Governance Committee or the Board evaluates prospective candidates based on whether the prospective candidate is recommended by a shareholder, provided that the recommending shareholder furnishes to our company a letter of recommendation containing the information described above along with the signed statement of the prospective candidate referred to above.

In addition to having the ability to recommend prospective candidates for nomination by our Board, under our bylaws, shareholders may themselves nominate candidates for election at an annual meeting of shareholders. Any shareholder who desires to nominate candidates for election as directors at our 2014 annual meeting must follow the procedures set forth in our bylaws. Under these procedures, notice of a shareholder nomination for the election of a director must be received by our corporate secretary at our principal executive offices not less than 120 calendar days before the first anniversary of the date that our proxy statement was released to shareholders in connection with our 2013 annual meeting of shareholders (i.e., notice must be received no later than December 5, 2013). If the date of the 2014 annual meeting is more than 30 days from the first anniversary date of the 2013 meeting, our corporate secretary must receive notice of a shareholder nomination by the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or the day on which public announcement of the meeting date is made. In accordance with our bylaws, a shareholder notice must contain certain information about the candidate the shareholder desires to nominate for election as a director, including: (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; (c) the class and number of our shares that are beneficially owned by such person on the date of such shareholder’s notice; and (d) all other information relating to such person that would be required to be disclosed in connection with a solicitation of proxies for the election of such person as a director, or would otherwise be required to be disclosed in connection with such solicitation, in each case under the applicable rules of the Securities and Exchange Commission, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee of the Board and to serve as a director if elected.

In addition, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the notice must set forth: (a) the name and address, as they appear on our books, of such shareholder and of such beneficial owner, if any, and any other shareholders known by such shareholder to be supporting such nominee; (b) the class and number of our shares that are beneficially owned by such shareholder and such beneficial owner, if any, on the date of such

ONEOK, Inc. 2013 Proxy Statement  •  23

shareholder’s notice and by any other shareholders known by such shareholder to be supporting such nominee on the date of such shareholder’s notice; (c) a description of all agreements, arrangements and understandings between such shareholder and such beneficial owner, if any, and any other person or persons (including their names) in connection with the nomination by such shareholder; and (d) all other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed by such person as a participant in a solicitation of proxies for the election of directors in a contested election, or would otherwise be required under the applicable rules of the Securities and Exchange Commission. This information must be supplemented by the shareholder or beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose this information as of the record date.

Director Compensation

Compensation for each of our non-management directors for their service on our Board of Directors for the periods of May 2011 through April 2012 and May 2012 through April 2013 consists of an annual cash retainer of $60,000 and a stock retainer of 4,000 shares (taking into account our two-for-one stock split) of our common stock. The chair of our Audit Committee receives an additional annual cash retainer of $15,000, and each of the chairs of our Executive Compensation and Corporate Governance Committees receive an additional annual cash retainer of $10,000.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings.

A director who is also an officer or employee receives no compensation for his or her service as a director.

Our Board of Directors has established minimum share ownership guidelines for members of our Board that are discussed under “Executive Compensation Discussion and Analysis—Share Ownership Guidelines” at page 69.

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The following table sets forth the compensation paid to our non-management directors in 2012.

2012 Non-Management Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	Total ($)
James C. Day	$60,000	$165,800	$—	$225,800
Julie H. Edwards	$75,000	$165,800	$—	$240,800
William L. Ford	$60,000	$165,800	$—	$225,800
Bert H. Mackie	$60,000	$165,800	$—	$225,800
Steven J. Malcolm(5)	$80,000	$223,572	$—	$303,572
Jim W. Mogg	$70,000	$165,800	$—	$235,800
Pattye L. Moore	$60,000	$165,800	$98	$225,898
Gary D. Parker	$60,000	$165,800	$—	$225,800
Eduardo A. Rodriguez	$60,000	$165,800	$—	$225,800
Gerald B. Smith(6)	$60,000	$165,800	$—	$225,800
David J. Tippeconnic(7)	$70,000	$165,800	$—	$235,800

(1)	Non-management directors may defer all or a part of their annual cash and stock retainers under our Deferred Compensation Plan for Non-Employee Directors. During the year ended December 31, 2012, $1,567,980 of the total amount payable for directors’ fees were deferred under this plan at the election of nine of our directors. Deferred amounts are treated, at the election of the participating director, either as phantom stock or as a cash deferral. Phantom stock deferrals are treated as though the deferred amount is invested in our common stock at the fair market value on the date the deferred amount was earned. Phantom stock earns the equivalent of dividends declared on our common stock, reinvested in phantom shares of our common stock based on the fair market value of our common stock on the payment date of each common stock dividend. The shares of our common stock reflected in a non-management director’s phantom stock account are issued to the director under our Long-Term Incentive Plan on the last day of the director’s service as a director or a later date selected by the director. Cash deferrals earn interest at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points, which, at January 3, 2012, was 4.84 percent.

The following table sets forth, for each non-management director, the amount of director compensation deferred during 2012 and cumulative deferred compensation as of December 31, 2012.

Director	Board Fees Deferred to Phantom Stock in 2012(a)	Dividends Earned on Phantom Stock and Reinvested in 2012(b)	Total Board Fees Deferred to Phantom Stock at December 31, 2012(a)	Total Phantom Stock Held at December 31, 2012	Board Fees Deferred to Cash in 2012(c)	Total Board Fees Deferred to Cash at December 31, 2012(c)
James C. Day	$165,800	$36,784	$795,121	31,426	$—	$—
Julie H. Edwards	$—	$—	$—	—	$—	$—
William L. Ford	$225,800	$174,589	$2,514,335	142,607	$—	$—
Bert H. Mackie	$165,800	$106,289	$1,634,291	87,149	$—	$—
Steven J. Malcolm	$—	$—	$—	—	$—	$—
Jim W. Mogg	$200,800	$40,589	$922,157	34,885	$—	$—
Pattye L. Moore	$165,800	$91,233	$1,508,055	75,079	$347	$7,381
Gary D. Parker	$165,800	$70,291	$1,201,566	58,289	$—	$—
Eduardo A. Rodriguez	$16,580	$2,572	$50,589	2,256	$—	$—
Gerald B. Smith	$225,800	$22,284	$637,903	20,501	$—	$—
David J. Tippeconnic	$235,800	$54,612	$1,201,011	46,536	$—	$—

ONEOK, Inc. 2013 Proxy Statement  •  25

(a)	Reflects the value of the annual cash and stock retainers (based on the average of our high and low stock price on the NYSE on the grant date) deferred by a director under our Deferred Compensation Plan for Non-Employee Directors.

(b)	Dividend equivalents paid on phantom stock are reinvested in additional shares of phantom stock based on the average of the high and low trading prices of our common stock on the NYSE on the date the dividend equivalent was paid.

(c)	Reflects interest accrued on prior cash deferrals. No board fees were deferred to cash in 2012. The amount for Ms. Moore represents interest paid on her prior cash deferrals at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points which, at January 3, 2012, was 4.84 percent.

(2)	The amounts in this column reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), with respect to stock awards received by directors for service on our Board of Directors. Since the shares are issued free of any restrictions on the grant date, the grant date fair value of these awards is based on the average of our high and low stock price on the NYSE on the date of grant. The following table sets forth the number of shares and grant date fair value of such shares of our common stock issued to our non-management directors during 2012 for service on our Board.

Director	Shares Awarded in 2012	Aggregate Grant Date Fair Value
James C. Day	4,000	$165,800
Julie H. Edwards	4,000	$165,800
William L. Ford	4,000	$165,800
Bert H. Mackie	4,000	$165,800
Steven J. Malcolm	5,332	$223,572
Jim W. Mogg	4,000	$165,800
Pattye L. Moore	4,000	$165,800
Gary D. Parker	4,000	$165,800
Eduardo A. Rodriguez	4,000	$165,800
Gerald B. Smith	4,000	$165,800
David J. Tippeconnic	4,000	$165,800

(3)	For the aggregate number of shares of our common stock and phantom stock held by each member of our Board of Directors at February 1, 2013, see “Stock Ownership—Holdings of Officers and Directors” at page 50.

(4)	Reflects above-market earnings on Board of Directors fees deferred to cash under our Deferred Compensation Plan for Non-Employee Directors which provides for payment of interest on cash deferrals at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points, which, at January 3, 2012, was 4.84 percent.

(5)	Mr. Malcolm was elected to our Board of Directors effective January 1, 2012. In addition to the fees paid to Mr. Malcolm for his service from May 2012 through April 2013, fees paid to Mr. Malcolm for his service for the period January 1, 2012, through April 2012 were a prorated amount of the fees paid to directors for their service for the period May 2011 through April 2012.

(6)	Mr. Smith will not be standing for reelection to the Board of Directors at our 2013 annual meeting of shareholders.

(7)	Mr. Tippeconnic retired from our Board of Directors on January 30, 2013.

Compensation Committee Interlocks and Insider Participation

During 2012, Messrs. Mackie, Malcolm, Mogg, Parker, Rodriguez, Smith and Ms. Moore served on our Executive Compensation Committee. No member of the Executive Compensation Committee was an officer or employee of the company or any of its subsidiaries during 2012, and no member of this committee was formerly an officer of the company or any of its subsidiaries. In addition, during 2012, none of our executive officers served as a member of a compensation committee or board of directors of any other entity that had an executive officer of such entity serving as a member of our Board.

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Executive Sessions of the Board

The non-management members of our Board of Directors meet in regularly scheduled executive sessions without any members of management present. During 2012, the non-management members of our Board met in executive session during each of the five regular in-person meetings of the Board held during the year. We intend to continue this practice of regularly scheduled meetings of the non-management members of our Board, including an executive session at least once a year attended only by members of our Board who are “independent” under our director independence guidelines and the rules of the NYSE. Our corporate governance guidelines provide that our lead independent director, who is the chair of our Corporate Governance Committee, presides as the chair at executive session meetings of the non-management members of our Board.

Communications with Directors

Our Board believes that it is management’s role to speak for our company. Directors refer all inquiries regarding our company from institutional investors, analysts, the news media, customers or suppliers to our Chief Executive Officer or his designee. Our Board also believes that any communications between members of the Board and interested parties, including shareholders, should be conducted with the knowledge of our Chief Executive Officer. Interested parties, including shareholders, may contact one or more members of our Board, including non-management directors and non-management directors as a group, by writing to the director or directors in care of our corporate secretary at our principal executive offices. A communication received from an interested party or shareholder will be forwarded promptly to the director or directors to whom the communication is addressed. A copy of the communication also will be provided to our Chief Executive Officer. We will not, however, forward sales or marketing materials, materials that are abusive, threatening or otherwise inappropriate, or correspondence not clearly identified as interested party or shareholder correspondence.

Complaint Procedures

Our Board of Directors has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and complaints or concerns under our Code of Business Conduct and Ethics. These procedures allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters and matters arising under our Code of Business Conduct and Ethics. The full text of these procedures, known as our whistleblower policy, is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

ONEOK, Inc. 2013 Proxy Statement  •  27

Corporate Responsibility

For more than 100 years, our businesses have delivered quality energy products and services to our customers. As we have evolved from a natural gas distribution company to a diversified national energy company, we have continued to focus on shareholder value and our mission to operate responsibly.

Safety and Health. Approximately 3,000 of our more than 4,800 employees – approximately 60 percent of our workforce – are operations specialists who work regularly in the field. We continuously assess the risks our employees face in their jobs, and we work to mitigate those risks through training, appropriate engineering controls, work procedures and other preventive safety and health programs. The safety and health of our employees and the communities where we operate remain our focus in everything that we do.

Reducing incidents and improving our safety incident rates is important, but we are not focused only on statistics. Low incident rates alone cannot prevent a large-scale incident, which is why we are expanding our focus toward enhancing our preventive safety programs, such as near-miss reporting, vehicle-safety monitoring, risk assessment and others.

Environmental Performance. We continue to focus on operating our pipelines and facilities in an environmentally responsible manner and to work on balancing that environmental responsibility with sound business decisions and fiscal responsibility. We have implemented a number of conservation efforts across our operations and continue to implement new ways to monitor current resource use as a way to analyze potential areas for improvement.

Our three natural gas distribution companies participate in conservation or energy-efficiency programs that offer customers rebates on natural gas appliances and energy-efficient home improvements.

Our ONEOK Partners, L.P. and natural gas distribution business segments also actively participate in the Environmental Protection Agency’s Natural Gas STAR Program to reduce methane emissions. In 2010, ONEOK Partners, L.P. was named the program’s natural gas gathering and processing partner of the year.

Global concerns surrounding greenhouse gas emissions and the environment continue to be at the forefront of many government regulations. We continue to look for ways to reduce our environmental impact and to help our customers do the same.

Community Investments. We live in the communities where we operate, and we understand the importance of contributing to those communities and making them better places to live and do business.

We accomplish this in a number of ways, including grants from the ONEOK Foundation, corporate contributions to nonprofit organizations and by community volunteer efforts. Primary focus areas for our community investments are education, health and human services, arts and culture, and community improvement. We give priority consideration to educational programs and to health and human services organizations, particularly those with programs that help people become self-sufficient.

In 2012, the ONEOK Foundation contributed approximately $1.9 million to support nonprofit organizations, and we made corporate contributions of approximately $3.5 million to local nonprofit organizations.

In 2012, our employees volunteered more than 12,500 hours in our communities, with a value of approximately $273,530 (based on the current volunteer-hour value of $21.79).

Political Advocacy and Contributions. Our government relations department promotes legislation and regulations that are consistent with our business objectives by communicating with legislators, regulators and local elected officials about our businesses and industry.

28  •  ONEOK, Inc. 2013 Proxy Statement

As a company, we do not contribute corporate funds to political candidates, political action committees, or so-called 501(c)(4) social welfare organizations. Our employees and directors participate in the political process through the ONEOK, Inc. Employee Political Action Committee (“ONEOK PAC”). Employee and director contributions to the ONEOK PAC are used to support candidates seeking federal or state offices who support the interests of the energy industry and business. A steering committee made up of senior management representatives, and a contributions committee, made up of employees from across our operating areas, oversee all ONEOK PAC contributions to political candidates.

Total employee and director member contributions to the ONEOK PAC in 2012 were more than $141,000, and total ONEOK PAC contributions to candidates for state and federal political office were approximately $198,400.

We also actively participate with or belong to multiple business and industry trade organizations and advocacy groups that engage in political activities. Our executive officers and employees serve in leadership positions in many of these associations. In 2012, we paid dues of more than $680,000 to 10 trade and industry associations.

ONEOK, Inc. 2013 Proxy Statement  •  29

Proposal 1 – Election of Directors

Our certificate of incorporation provides for the annual election of directors. Our Board of Directors currently consists of 11 members, each of whose terms will expire at the 2013 annual meeting. Mr. Gerald B. Smith has notified us that, due to other commitments, he will not stand for re-election to our Board at the 2013 annual meeting. Mr. Smith’s departure is not related to any disagreement with the company regarding our operations, policies or practices. In accordance with our bylaws, the Board of Directors has reduced the size of the Board to 10 members effective upon our 2013 annual meeting, and the 10 members of the Board of Directors named in this proxy statement will stand for re-election at the 2013 annual meeting.

Our bylaws provide that, in the case of uncontested elections (i.e., elections where the number of nominees is the same as the number of directors to be elected), director nominees are elected by the vote of a majority of the votes cast with respect to that nominee. Abstentions and broker non-votes with respect to the election of a director do not count as votes cast. Our corporate governance guidelines provide that any uncontested nominee for director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested must, promptly following certification of the shareholder vote, tender his or her resignation to the Board. The Board (excluding the director who tendered the resignation) will evaluate any such resignation in light of the best interests of the company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to the company, the overall composition of the Board and whether accepting the tendered resignation would cause the company to fail to comply with any applicable rule or regulation (including the NYSE listing requirements and the federal securities laws). The Board will act on the tendered resignation and publicly disclose its decision and rationale within 90 days following certification of the shareholder vote.

If no directors receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested, then, pursuant to our corporate governance guidelines, the incumbent Board will, within 180 days after the certification of the shareholder vote, nominate a new slate of directors and hold a special meeting for the purpose of electing those nominees. In this circumstance, the incumbent Board will continue to serve until new directors are elected and qualified.

The persons named in the accompanying proxy card intend to vote such proxy in favor of the election of each of the nominees named below, who are all currently directors, unless the proxy provides for a vote against the director. Although the Board has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board, unless contrary instructions are given on the proxy. Except for these nominees, no other person has been recommended to our Board as a potential nominee or otherwise nominated for election as a director.

Board Qualifications

Our corporate governance guidelines provide that our Corporate Governance Committee will evaluate the qualifications of each director candidate and assess the appropriate mix of skills and characteristics required of board members in the context of the perceived needs of the Board at a given point in time. Each director also is expected to:

•	exhibit high standards of integrity, commitment and independence of thought and judgment;

•	use his or her skills and experiences to provide independent oversight to the business of our company;

•	be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively;

30  •  ONEOK, Inc. 2013 Proxy Statement

•	devote the time and effort necessary to learn the business of the company and the Board;

•	represent the long-term interests of all shareholders; and

•	participate in a constructive and collegial manner.

In addition, our governance guidelines provide that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality, and to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; energy industry knowledge; operations; crisis response; leadership; strategic vision; law; and corporate relations.

Your Board of Directors believes that each member of our Board possesses the necessary integrity, skills and qualifications to serve on our Board and that their individual and collective skills and qualifications provide them with the ability to engage management and each other in a constructive and collaborative fashion and, when necessary and appropriate, challenge management in the execution of our business operations and strategy.

ONEOK, Inc. 2013 Proxy Statement  •  31

Set forth below is certain information with respect to each nominee for election as a director, each of whom is a current director.

Your Board unanimously recommends a vote FOR each nominee.

Director Nominees

(Director since 2004) Age 70

James C. Day

Mr. Day served as Chairman of the Board of Noble Corporation, a Texas-based offshore drilling contractor, until May 2007, and as a consultant until May 1, 2009. He served as Chairman of the Board from 1992, as Chief Executive Officer from 1984 to October 2006, and as President of Noble Corporation from 1984 to 1999 and again from 2003 to February 2006. Mr. Day is a director of Tidewater, Inc., a publicly traded provider of marine support services for the offshore energy industry, and EOG Resources, Inc., a publicly traded oil and gas exploration and production company. He is a trustee of The Samuel Roberts Noble Foundation, Inc., and is the founder, a director and the President of The James C. and Teresa K. Day Foundation. Mr. Day formerly served as a director for Global Industries and Noble Energy Corporation. He serves, and has served, on the boards of numerous civic and business organizations and not-for-profit associations.

Mr. Day has extensive senior management and operational experience in the oil and gas industry as a result of his service as Chairman, President and Chief Executive Officer of Noble Corporation where he has demonstrated a strong track record of achievement, sound judgment and risk management. During almost 30 years of Mr. Day’s leadership, Noble Corporation grew from approximately $32 million in market capitalization to almost $9 billion and its employee count rose from approximately 400 to 6,000. For his achievements, Mr. Day was recognized for four consecutive years by Institutional Investor Magazine as one of the “Top Performing CEOs” in the energy sector. He has also been recognized for his contributions to the industry by the Offshore Energy Center, Spindletop International and the University of Oklahoma. Mr. Day is the recipient of the American Petroleum Institute’s Gold Medal for distinguished achievement, the organization’s highest award. He has led several key industry associations, serving as Chairman of the National Ocean Industries Association, President of the International Association of Drilling Contractors, and as a member of the board of directors of the American Petroleum Institute. In addition, Mr. Day has shown leadership and has been effective as a past chair of our Executive Compensation Committee. His directorships at other companies also provide him with extensive corporate governance experience. In light of Mr. Day’s extensive industry, executive, managerial and financial experience and knowledge, our Board of Directors has concluded that Mr. Day should continue as a member of our Board.

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(Director since 2007) Age 54

Julie H. Edwards

Ms. Edwards retired in 2007 from Southern Union Company where she served as Senior Vice President-Corporate Development from November 2006 to January 2007 and as Senior Vice President and Chief Financial Officer from July 2005 to November 2006. Prior to June 2005, she was an executive officer of Frontier Oil Corporation, having served as Chief Financial Officer from 1994 to 2005 and as Treasurer from 1991 to 1994. Prior to joining Frontier Oil Corporation in 1991, Ms. Edwards was an investment banker with Smith Barney, Harris, Upham & Co., Inc. in New York and Houston, after joining the company as an associate in 1985, when she graduated from the Wharton School of the University of Pennsylvania with an M.B.A. Prior to attending Wharton, she worked as an exploration geologist in the oil industry, having earned a B.S. in Geology and Geophysics from Yale University in 1980.

Ms. Edwards previously served on our Board of Directors in 2004 and 2005. She is also a member of the Board of Directors of ONEOK Partners GP, L.L.C., the sole general partner of ONEOK Partners, L.P., and is a member of the Board of Directors of Noble Corporation, a Texas-based offshore drilling contractor. She was a member of the Board of Directors of NATCO Group, Inc., an oil field services and equipment manufacturing company, from 2004 until its sale to Cameron International Corporation in November 2009.

In addition to her experience from service on the boards of directors of several public companies, Ms. Edwards brings to our Board broad experience and understanding of various segments within the energy industry (exploration and production, refining and marketing, natural gas transmission, processing and distribution, production technology and contract drilling), and significant senior accounting, finance, capital markets, corporate development and management experience and expertise. Ms. Edwards currently serves as chair of our Audit Committee. In light of Ms. Edwards’ extensive industry, executive, managerial and financial experience and knowledge, our Board of Directors has concluded that Ms. Edwards should continue as a member of our Board.

(Director since 1981) Age 70

William L. Ford

Mr. Ford has served as President of Shawnee Milling Company since 1979. He serves, and has served, on the boards of numerous civic and business organizations and not-for-profit associations.

As the long-time President of Shawnee Milling Company, Mr. Ford has extensive senior management, operational and entrepreneurial experience. In this role, Mr. Ford is responsible for all aspects of Shawnee Milling Company’s business, including strategic planning, operating and capital budgets, labor relations and regulatory compliance. During his tenure as President, Shawnee Milling has experienced substantial growth. Mr. Ford also serves as a trustee of the University of Oklahoma Foundation and on the Advisory Board of the University of Oklahoma Price College of Business. In addition, as a long-time member of our Board of Directors, Mr. Ford has extensive knowledge of our business and has shown leadership and has been effective in his role as past chair of our Executive Compensation Committee and our Corporate Governance Committee. In light of Mr. Ford’s extensive business experience and his in-depth knowledge of our company, our Board of Directors has concluded that Mr. Ford should continue as a member or our Board.

ONEOK, Inc. 2013 Proxy Statement  •  33

(Director since 2006) Age 60

John W. Gibson

Mr. Gibson is Chairman of the Board and Chief Executive Officer of ONEOK, Inc. and Chairman of the Board and Chief Executive Officer of ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P. He has served as our Chief Executive Officer since 2007. He was appointed as our Chairman of the Board in May 2011, and served as our President and Chief Executive Officer from 2010 through 2011. He has also served as Chairman of the Board and Chief Executive Officer of ONEOK Partners GP, L.L.C. since 2007 and served as Chairman of the Board, President and Chief Executive Officer of ONEOK Partners GP, L.L.C. from 2010 through 2011. From 2005 until May 2006, he was President of ONEOK Energy Companies, which included our gathering and processing, natural gas liquids, pipelines, and storage and energy services business segments, some of which were acquired by us in April 2006. Prior to that, he was our President, Energy, from May 2000 to 2005. Mr. Gibson joined ONEOK in May 2000 from Koch Energy, Inc., a subsidiary of Koch Industries, where he was an Executive Vice President. His career in the energy industry began in 1974 as a refinery engineer with Exxon USA. He spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses, including Vice President of Marketing of its natural gas subsidiary GPM Gas Corp. He holds an engineering degree from Missouri University of Science and Technology, formerly known as the University of Missouri at Rolla. Mr. Gibson also serves on the Board of Directors of BOK Financial Corporation.

Mr. Gibson has served in a variety of roles of continually increasing responsibility at ONEOK since 2000, ONEOK Partners GP, L.L.C. since 2004 and, prior to 2000, at Koch Energy, Inc., Exxon USA and Phillips Petroleum. In these roles, Mr. Gibson has had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. As the executive responsible for numerous merger and acquisition transactions over the course of his career, Mr. Gibson has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. Over the course of his lengthy career in a variety of sectors of the oil and gas industry, Mr. Gibson has gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management. In light of Mr. Gibson’s role as the top executive officer of our company and his extensive industry and managerial experience and knowledge, our Board of Directors has concluded that Mr. Gibson should continue as a member of our Board.

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(Director since 1989) Age 70

Bert H. Mackie

Mr. Mackie is Trustee for the Hamm Financial Group and Vice Chairman of the Security National Bank in Enid, Oklahoma, where he has served since 1962 in all facets of commercial banking. He also serves as a director of the Security Financial Services Corp. Mr. Mackie serves as an officer or director of many educational and business organizations. He is on the Board of Trustees of the Oklahoma Foundation for Excellence, the Board of the Garfield County Joint Industrial Foundation and past Treasurer of the Enid Regional Development Alliance. He also serves on the Northwestern Oklahoma State University/Northern Oklahoma College Community Advisory Board and on the Investment Committee of the Northwestern Oklahoma State University’s foundation. Mr. Mackie has also served as chairman of the U.S. Postal System and as chairman of the Oklahoma State Regents for Higher Education.

Over the course of his banking career, Mr. Mackie has had direct responsibility for and extensive management experience in all areas of finance, including strategic and financial planning and policy making, regulatory compliance, risk management, corporate restructuring, and management of large investment portfolios. In addition, during Mr. Mackie’s many years of senior management service at Security National Bank, he has demonstrated a strong track record of achievement and sound judgment. Mr. Mackie currently serves as chair of our Corporate Governance Committee and is our lead independent director. In light of Mr. Mackie’s extensive executive managerial and financial experience and knowledge, our Board of Directors has concluded that Mr. Mackie should continue as a member of our Board.

(Director since 2012) Age 64

Steven J. Malcolm

Mr. Malcolm served as President of The Williams Companies, Inc. (“Williams”) from September 2001 until January 2011, Chief Executive Officer of Williams from January 2002 to January 2011, and Chairman of the Board of Directors of Williams from May 2002 to January 2011. Mr. Malcolm served as Chairman of the Board and Chief Executive Officer of Williams Partners GP LLC, the general partner of Williams Partners L.P., from 2005 to January 2011.

Mr. Malcolm began his career at Cities Service Company in refining, marketing, and transportation services in 1970. Mr. Malcolm joined Williams in 1984 and performed roles of increasing responsibility related to business development, gas management and supply, and gathering and processing. Mr. Malcolm was Senior Vice President and General Manager of Williams Field Services Company, a subsidiary of Williams, from 1994 to 1998. He was President and Chief Executive Officer of Williams Energy Services, LLC, a subsidiary of Williams, from 1998 to 2001. He was Executive Vice President of Williams from May 2001 to September 2001 and Chief Operating Officer of Williams from September 2001 to January 2002. Mr. Malcolm was also a director of Williams Partners GP LLC, and Williams Pipeline GP LLC, the general partner of Williams Pipeline Partners L.P.

Mr. Malcolm currently serves as a director of BOK Financial Corporation. He is also a member of the Board of Directors of ONEOK Partners GP, L.L.C. Mr. Malcolm also serves on the boards of the YMCA of Greater Tulsa, the YMCA of the USA, the Oklahoma Center for Community and Justice, the University of Tulsa Board of Trustees and the Tulsa Regional Chamber of Commerce. In light of Mr. Malcolm’s extensive industry, financial, corporate governance, public policy and government, operating, and compensation experience, and strong track record of leadership and strategic vision, the Board of Directors has concluded that Mr. Malcolm should continue as a member of our Board.

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(Director since 2007) Age 64

Jim W. Mogg

Mr. Mogg served as Chairman of the Board of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P., from August 2005 to April 2007. In addition to presiding over board meetings and providing strategic oversight, he was involved in launching DCP Midstream Partners as a public company. From January 2004 to September 2006, Mr. Mogg served as Group Vice President, Chief Development Officer and advisor to the Chairman of Duke Energy Corporation and, in that capacity, was responsible for the merger and acquisition, strategic planning and human resources activities of Duke Energy. Additionally, Duke Energy affiliates, Crescent Resources and TEPPCO Partners, LP, reported to Mr. Mogg and he was the executive sponsor of Duke Energy’s Finance and Risk Management Committee of the Board of Directors. Mr. Mogg served as President and Chief Executive Officer of DCP Midstream, LLC from December 1994 to March 2000, and as Chairman, President, and Chief Executive Officer from April 2000 through December 2003. Under Mr. Mogg’s leadership, DCP Midstream became the nation’s largest producer of natural gas liquids and one of the largest gatherers and processors of natural gas. DCP Midstream achieved this significant growth via acquisitions, construction and optimization of assets. DCP Midstream was the general partner of TEPPCO Partners, LP and, as a result, Mr. Mogg was Vice Chairman of TEPPCO Partners, LP from April 2000 to May 2002 and Chairman from May 2002 to February 2005. Mr. Mogg serves on the Board of Directors of Bill Barrett Corporation, where he is currently the non-executive Chairman of the Board. He is also a member of the Board of Directors of ONEOK Partners GP, L.L.C., the sole general partner of ONEOK Partners, L.P.

Mr. Mogg has extensive senior management experience in a variety of sectors in the oil and natural gas industry as a result of his service at DCP Midstream and Duke Energy where he has demonstrated a strong track record of achievement and sound judgment. As the executive responsible for numerous merger and acquisition transactions at DCP Midstream, TEPPCO Partners, and Duke Energy, he has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. In addition, Mr. Mogg’s current and previous directorships at other companies, including publicly traded master limited partnerships, provide him with extensive corporate and limited partnership governance experience. As a result of his experience, Mr. Mogg is qualified to analyze the various financial and operational aspects of our company. In light of Mr. Mogg’s extensive industry and executive managerial experience and knowledge, the Board of Directors has concluded that Mr. Mogg should continue as a member of our Board.

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(Director since 2002) Age 55

Pattye L. Moore

Ms. Moore currently serves as the non-executive Chairman of the Board of Red Robin Gourmet Burgers (NASDAQ: RRGB). In addition, Ms. Moore is a business strategy consultant, speaker and the author of Confessions from the Corner Office, a book on leadership instincts, published by Wiley & Sons in 2007. She also serves on the Board of Directors for QuikTrip Corporation and Giant Impact.

Ms. Moore served on the Board of Directors for Sonic Corp. from 2000 through January 2006 and was the President of Sonic from January 2002 to November 2004. She held numerous senior management positions during her 12 years at Sonic, including Executive Vice President, Senior Vice President-Marketing and Brand Development and Vice President-Marketing.

Ms. Moore has extensive senior management, marketing, business strategy, brand development and corporate governance experience as a result of her service at Red Robin and Sonic, her service on other boards and her consulting career. In her role as President of Sonic Corp., Ms. Moore was responsible for company and franchise operations, purchasing and distribution, and marketing and brand development for the 3,000 unit chain with over $3 billion in system-wide sales. As a business strategy consultant and as a board member, Ms. Moore has extensive experience in leadership, management development and strategic planning. In addition, Ms. Moore’s directorships at other companies provide her with extensive corporate governance and executive compensation experience. Ms. Moore also has extensive experience as a member of the board of directors of numerous non-profit organizations, including serving as Chairman of the Board of the National Arthritis Foundation. In light of Ms. Moore’s extensive executive managerial experience and her leadership skills, our Board of Directors has concluded that Ms. Moore should continue as a member of our Board.

(Director since 1991) Age 67

Gary D. Parker

Mr. Parker, a certified public accountant, is the senior shareholder of Moffitt, Parker & Company, Inc. and has been President of the firm since 1982. He is a director of First Muskogee Financial Corporation and the First National Bank of Muskogee in Muskogee, Oklahoma. In addition, he currently serves as a director/trustee of several state and local civic and not-for-profit organizations.

Mr. Parker has extensive public accounting practice experience and expertise in accounting, auditing, financial reporting, taxation and management consulting. Mr. Parker’s operational and entrepreneurial experience, background in public accounting and his directorships at other companies provide him with comprehensive financial, audit and executive compensation experience. Mr. Parker’s directorships at other companies also provide him with extensive corporate governance experience. In light of Mr. Parker’s extensive accounting, finance and audit experience, our Board of Directors has concluded that Mr. Parker should continue as a member of our Board.

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(Director since 2004) Age 57

Eduardo A. Rodriguez

Mr. Rodriguez is President of Strategic Communications Consulting Group. Mr. Rodriguez previously served as Executive Vice President of Hunt Building Corporation, a privately held company engaged in construction and real estate development headquartered in El Paso, Texas. He also served as a member of the Board of Directors of Hunt Building Corporation. Prior to his three years with Hunt Building Corporation, Mr. Rodriguez spent 20 years in the electric utility industry at El Paso Electric Company, a publicly traded, investor-owned utility, where he served in various senior-level executive positions, including General Counsel, Senior Vice President for Customer and Corporate Services, Executive Vice President and as Chief Operating Officer. Mr. Rodriguez is a licensed attorney in the states of Texas and New Mexico, and is admitted to the United States District Court for the Western District of Texas.

Mr. Rodriguez has had extensive senior management, operational, entrepreneurial and legal experience in a variety of industries as result of his service at Strategic Communications Consulting Group, Hunt Building Corporation and El Paso Electric Company. Mr. Rodriguez has engaged in the practice of law for over 30 years. In addition to his extensive legal experience, Mr. Rodriguez’s senior management positions have included responsibility for strategic planning, corporate governance and regulatory compliance. In these positions he has demonstrated a strong track record of achievement and sound judgment. Mr. Rodriguez has also shown leadership and has been effective in his role as a past chair of our Audit Committee. In light of Mr. Rodriguez’s extensive legal and business experience and knowledge, our Board of Directors has concluded that Mr. Rodriguez should continue as a member of our Board.

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Proposal 2 – Ratify the selection of PricewaterhouseCoopers LLP As Independent Registered Public Accounting Firm of ONEOK for the Year Ending December 31, 2013

Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2013

Our Board of Directors has ratified the selection by our Audit Committee of PricewaterhouseCoopers LLP to serve as our independent (consistent with Securities and Exchange Commission and NYSE policies regarding independence) registered public accounting firm for 2013. In carrying out its duties in connection with the 2012 audit, PricewaterhouseCoopers LLP had unrestricted access to our Audit Committee to discuss audit findings and other financial matters.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Approval of this proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the effect of a vote against the proposal.

Your Board unanimously recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013.

Audit and Non-Audit Fees

Audit services provided by PricewaterhouseCoopers LLP during the 2012 and 2011 fiscal years included an integrated audit of our consolidated financial statements and internal control over financial reporting, review of our unaudited quarterly financial statements, consents and review of documents filed with the Securities and Exchange Commission, and performance of certain agreed-upon procedures. No non-audit or tax services were rendered by PricewaterhouseCoopers LLP during 2011 or 2012.

The following table presents fees billed for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2012, and 2011.

	2012	2011
	(Thousands of dollars)
Audit fees	$1,227.6	$1,153.1
Audit related fees	$—	$—
Tax fees	$20.0	$—
All other fees	$—	$—
Total	$1,247.6	$1,153.1

ONEOK, Inc. 2013 Proxy Statement  •  39

Audit Committee Policy on Services Provided by the Independent Registered Public Accounting Firm

Consistent with Securities and Exchange Commission and NYSE policies regarding auditor independence, the Audit Committee has the responsibility for appointing, setting compensation and overseeing the work of our independent auditor. In furtherance of this responsibility, the Audit Committee has established a policy with respect to the pre-approval of audit and permissible non-audit services provided by our independent auditor.

Prior to engagement of PricewaterhouseCoopers LLP as our independent auditor for the 2013 audit, a plan was submitted to and approved by the Audit Committee setting forth the audit services expected to be rendered during 2013, which are comprised of work performed in the audit of our financial statements and to attest and report on our internal controls over financial reporting, as well as work that only the independent auditor can reasonably be expected to provide, including quarterly review of our unaudited financial statements, comfort letters, statutory audits, attest services, consents and assistance with the review of documents filed with the Securities and Exchange Commission.

Audit fees are budgeted, and the Audit Committee requires the independent auditor and management to report actual fees versus budgeted fees periodically during the year by category of service.

The Audit Committee has adopted a policy that provides that fees for audit, audit related and tax services that are not included in the independent auditor’s annual services plan, and for services for which fees are not determinable on an annual basis, are pre-approved if the fees for such services will not exceed $75,000. In addition, the policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

2013 Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors with the oversight of the integrity of the company’s financial statements and internal controls, the company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the company’s independent registered public accounting firm and the performance of the company’s internal audit function. The Audit Committee’s function is more fully described in its charter, which the Board has adopted. The charter is on and may be printed from the company’s website at www.oneok.com and is also available from the company’s corporate secretary upon request. The Audit Committee reviews the charter on an annual basis. The Board of Directors annually reviews the definition of “independence” for audit committee members contained in the listing standards for the NYSE and applicable rules of the Securities and Exchange Commission, as well as our director independence guidelines, and has determined that each member of the Audit Committee is independent under those standards.

Management is responsible for the preparation, presentation and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the company’s consolidated financial statements and the company’s internal control over financial reporting and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the company’s financial results and management’s report on its assessment of the company’s internal control over financial reporting. The Audit Committee has discussed the significant accounting policies applied by the company in its financial statements, as

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well as alternative treatments. Management has represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The Audit Committee has also reviewed and discussed with both management and the independent registered public accounting firm management’s assessment of the company’s internal control over financial reporting. In addition, the Audit Committee has discussed the independent auditor’s report on the company’s internal control over financial reporting. The Audit Committee has also discussed with the company’s independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard No. 16, Communications with Audit Committees, and Rule 2-07 of the Securities and Exchange Commission’s Regulation S-X (“Communication with Audit Committees”).

In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from the company and its management, including the matters in the written disclosures and the letter received from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence. While no non-audit services were provided by PricewaterhouseCoopers LLP in 2011 or 2012, the Audit Committee will also consider in the future whether the provision of non-audit services to the company by PricewaterhouseCoopers LLP is compatible with maintaining that firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the company and its management.

The Audit Committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with both the internal and independent auditors, with and without management present, to discuss the results of their examinations, the assessments of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements of the company as of and for the year ended December 31, 2012, in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Julie H. Edwards, Chair

Steven J. Malcolm, Vice Chair

James C. Day

William L. Ford

Gary D. Parker

ONEOK, Inc. 2013 Proxy Statement  •  41

Proposal 3 – Approval of the Material Terms of the Performance Goals for Our Equity Compensation Plan for Purposes of Internal Revenue Code Section 162(m)

Our shareholders are being asked to approve the material terms of the performance goals for performance-based awards that may be awarded under our currently effective Equity Compensation Plan (which we refer to as the “ECP”) under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). No amendments or modifications to the ECP are being proposed. Shareholder approval under this Proposal 3 is necessary to facilitate our intended deductibility in accordance with Section 162(m) of compensation paid under the ECP to certain executive officers. Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the principal executive officer and to the three other most highly compensated executive officers of the company, other than the principal financial officer. However, the deduction limitation does not apply to performance-based compensation that satisfies the requirements of Section 162(m). The requirements of Section 162(m) for performance-based compensation include, but are not limited to, shareholder approval of the material terms of the performance goals under which compensation is paid and the re-approval of such performance goals every five years.

Pursuant to Section 162(m), performance goals must be objective and pre-established by the compensation committee prior to commencement of the performance period, and in no event later than the earlier of (i) 90 days after the commencement of the period of service to which a performance goal relates, provided, that the outcome is substantially uncertain at the time the performance goal is established, and (ii) the lapse of 25 percent of the period of service, and in any event while the outcome is substantially uncertain.

Summary of the Proposal

Proposal 3 requests shareholders solely to approve the material terms of the performance goals of the ECP, and not to approve any other terms of the ECP. The material terms of the performance goals for purposes of Section 162(m) consist of the following items:

•	The employees eligible to receive compensation.

Under the ECP, the employees eligible to receive a performance-based award include any employee who the compensation committee determines is in a position to contribute significantly to our growth and profitability or to perform services of major importance to us.

•	A description of the business criteria on which the performance goal is based (the “Performance-Based Business Criteria”).

Under the ECP, performance stock incentive awards (including performance stock awards, performance unit awards, restricted stock awards and restricted unit awards) may be granted or vest subject to the satisfaction of performance goals determined by the Executive Compensation Committee. Performance goals for performance stock incentive awards are designed by the Committee to support our business strategy and align the interests of participants with the interests of our shareholders. Performance goals may be based on one or more business performance criteria that apply to a participant, one or more business units, subsidiaries, divisions or sectors of our company, or our company as a whole and, if so determined by the Committee, by comparison with a designated peer group of companies or businesses. Performance goals may include one or more of the following criteria or standards: (i) increased revenue; (ii) net income measures, including without limitation, income after capital costs and income before or after taxes; (iii) stock price measures,

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including without limitation, growth measures and total shareholder return; (iv) market share; (v) earnings per share (actual or targeted growth); (vi) earnings before interest, taxes, depreciation and amortization; (vii) economic value added; (viii) cash flow measures, including without limitation, net cash flow and net cash flow before financing activities; (ix) return measures, including without limitation, return on equity, return on average assets, return on capital, risk adjusted return on capital, return on investors’ capital and return on average equity; (x) operating measures, including without limitation, operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency; (xi) expense measures, including but not limited to, finding and development costs, overhead costs and general and administrative expense; (xii) margins; (xiii) shareholder value; (xiv) total shareholder return; (xv) reserve addition; (xvi) proceeds from dispositions; (xvii) total market value; and (xviii) corporate value criteria or standards including, without limitation, ethics, environmental and safety compliance.

•	Either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained.

Under the ECP, the maximum aggregate number of shares and the maximum dollar amount that may be issued or paid as performance stock incentive awards to any employee in any plan year are 1,000,000 shares and $20,000,000, respectively.

Performance Units; Shares Available

Over the past several years, the only type of performance-based award that we have granted under the ECP has been performance units. Under the terms of our outstanding performance unit awards, the extent to which these performance units are earned and become vested is based upon our total cumulative shareholder return over the three-year period compared with the total shareholder return of a referenced peer group. The peer group relevant to grants of performance units during 2012 is identified on page 68 of this proxy statement. At the end of the applicable three-year period, depending upon the achievement of the applicable performance goal, shares are issued to an employee in an amount ranging from 0 percent to 200 percent of the number of performance units granted to the employee. To date, there have been a total of 6.2 million performance-based incentive awards (in the form of performance units only) granted under the ECP, of which 1.7 million have been granted to persons who were our executive officers as of the date of grant.

Our ECP was adopted and approved by our shareholders in 2005 and provided for issuance of a maximum of 6,000,000 shares under the ECP. In 2008, our shareholders approved an increase in the maximum number of shares of our common stock that we may issue under the ECP to 10,000,000 shares. Approximately 3.6 million shares remain available for issuance under the ECP, assuming a 100 percent payout upon vesting of outstanding performance-unit awards granted in 2011, 2012 and 2013 under the ECP.

Although we have granted performance-based awards under the ECP in the form of performance units only and have determined the amount of compensation earned under such awards by reference to our total shareholder return over a three-year cumulative period compared with the total shareholder return of a referenced peer group, the company may from time to time grant other forms of performance-based awards permitted under the ECP, the amount of which may be determined by reference to one or more of the Performance-Based Business Criteria described above.

Effect of Proposal

Our shareholders are not being asked to approve amendments or modifications to the currently effective ECP. The sole effect of shareholders’ approval of the material terms of the performance goals of the ECP will be to facilitate the intended continued tax deductibility of compensation paid under the ECP in its current form. Whether or not shareholder approval of this proposal is obtained, we may or

ONEOK, Inc. 2013 Proxy Statement  •  43

may not grant performance-based equity incentive awards to employees in the future pursuant to the ECP, which awards, if granted, may in certain instances not be fully tax deductible by the company. Further, even if this proposal is approved by our shareholders, there are additional requirements that must be satisfied for performance-based awards under the ECP to be fully deductible under Section 162(m).

Description of the ECP

For the purpose of providing context for this Proposal 3, set forth below is a summary of the currently effective ECP, which is qualified in its entirety by the specific language of the ECP plan document, a copy of which is attached to this proxy statement as Appendix A.

Purpose of our ECP

The purpose of the currently effective ECP is to promote the interests of our company and our shareholders by (i) attracting and retaining exceptional officers and employees and (ii) enabling such individuals to participate in our long-term growth and financial success.

The ECP governs grants of stock-based awards to officers, employees and non-management directors. It is designed to support our long-term business objectives in a manner consistent with our executive compensation philosophy. Our Board of Directors believes that by allowing the company to continue to offer long-term, performance-based compensation through the ECP, we will promote the following key objectives:

•	aligning the interest of officers, employees and non-management directors with those of our shareholders;

•	reinforcing key company goals and objectives that help drive shareholder value; and

•	attracting, motivating, and retaining experienced and highly qualified employees who will contribute to our company’s financial success.

General Information about the ECP

Administration of the ECP. The Committee administers the ECP. Committee members must be non-management directors, must be independent under NYSE listing standards and must be “outside directors” under applicable Internal Revenue Service regulations. The Committee has full power and authority to interpret, administer, construe, and to issue awards under the ECP.

Effective Date and Duration of the ECP. The ECP became effective February 17, 2005, and was amended and restated effective February 21, 2008. The ECP provides that it will remain in effect until its termination date of February 21, 2018, or until the ECP is sooner terminated by our Board of Directors. In no event will stock incentives be granted under the ECP more than 10 years from the date the ECP was amended and restated by our Board.

Eligibility for Participation in the ECP. Employees eligible to participate in the ECP consist of any employee who the Committee determines is in a position to contribute significantly to our growth and profitability or to perform services of major importance to us. With respect to non-management directors, the Committee may only grant stock awards, but no other forms of awards. Approximately 495 employees and all non-management directors are currently eligible to participate in the ECP.

Shares Available Under the ECP. The maximum number of shares of our common stock authorized to be issued or transferred under the ECP is 10,000,000 shares, subject to the adjustments and restoration provisions in the ECP. The maximum number of shares that may be issued or transferred under the ECP will be reduced only by the number of shares actually issued to a participant. For example, shares subject to issuance under the ECP that cease to be issuable will be treated as not having been issued and may again be the subject of future grants of stock incentive awards. In addition, if taxes associated with the vesting of a stock incentive award are paid by surrendering shares

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of our common stock otherwise issuable upon vesting or if the exercise price or taxes associated with the exercise of an option is paid by surrendering shares of our common stock, only the net number of shares issued pursuant to such vesting or option exercise will be charged against the number of shares issued under the ECP. To the extent that stock incentive awards are settled or paid in cash, shares subject to those stock incentive awards will not be considered to have been issued and will not be applied against the maximum number of shares authorized to be issued or transferred under the ECP.

Limitations. In addition to the limitation on the overall maximum number of shares that may be issued under the ECP, the ECP also includes other limitations on the number of shares and amounts of cash that may be awarded under the ECP. In particular: (i) the maximum number of shares with respect to which options or stock appreciation rights may be granted to any employee in any plan year is 1,000,000; (ii) the maximum number of shares with respect to which stock incentive awards other than options or stock appreciation rights may be granted to any employee in any plan year is 1,000,000; (iii) the maximum aggregate number of shares and the maximum dollar amount that may be issued or paid as performance stock incentive awards to any employee in any plan year are 1,000,000 shares and $20,000,000, respectively; (iv) the maximum aggregate number of shares with respect to which time-lapse restricted stock incentive awards may be granted is 4,000,000; (v) the maximum number of shares of our common stock that may be issued through the granting of incentive stock options is 3,400,000; and (vi) the exercise of incentive stock options is subject to the calendar year dollar limitations as provided in the ECP and applicable provisions of the federal tax code and Internal Revenue Service regulations.

Prohibition on Loans. The Sarbanes Oxley Act of 2002 prohibits (subject to limitations) public companies from making or arranging personal loans to their executive officers and directors. The Committee will not, without prior approval of shareholders, grant any stock incentive award that provides for the making of a loan or other extension of credit, directly or indirectly, by us or the ECP to an employee or other participant in connection with the grant or payment of the stock incentive award.

Prohibition on Reloads. The Committee will not, without prior approval of shareholders, grant any options containing any provision pursuant to which the optionee is to be granted a restored or reload option of any kind by reason of the exercise of all or part of an option by paying all or part of the exercise price of such option by surrendering shares of our common stock.

Prohibition on Repricings. The ECP provides that, notwithstanding any other provision of the ECP, except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding stock incentives may not be amended to reduce the exercise price of outstanding options or stock appreciation rights or cancel outstanding options or stock appreciation rights in exchange for cash, other stock incentives, options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights without company shareholder approval.

Written Instrument. All stock incentive awards granted under the ECP (including stock bonus awards, performance stock awards, performance-unit awards, restricted stock awards, restricted unit awards, options, and stock appreciation rights) must be evidenced in writing as the Committee determines. Such written evidence must contain the terms and conditions of the grant, consistent with the ECP, and must incorporate the ECP by reference.

Amendment or Termination of the ECP. The ECP may be amended or terminated by our Board without shareholder approval unless shareholder approval of the amendment or termination is required under applicable law. No amendment or termination of the ECP shall adversely affect any prior award under the ECP without the consent of the relevant grantee. When the ECP terminates, it will remain in effect for administration of any incentives outstanding at the time of termination.

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Awards under the ECP

Stock Bonus Awards. Stock awards may be granted in the form determined by the Committee, including performance stock awards, performance-unit awards, restricted stock awards or restricted-unit awards. A performance stock award is the grant of shares of our common stock, the delivery of which is subject to specified performance goals. A performance-unit award is a stock incentive providing for a grant of units representing an amount of cash or stock to be distributed in the future if specified performance goals are met. A restricted stock award is an award of shares of our common stock that is subject to forfeiture and restrictions on transferability until either specified continued employment, performance goals, or both, are met. A restricted-unit award is an award of units representing cash or stock that is subject to forfeiture and restrictions on transferability until either specified continued employment, performance goals, or both, are met. Time-lapse restricted stock is a restricted stock award, restricted unit award, or any other stock award which is based solely on continued employment with us for a specified period of time.

Stock Options. The Committee may grant eligible employees options to purchase shares of our common stock (which may be incentive stock options or non-statutory stock options). An incentive stock option is an option intended to qualify for tax treatment applicable to incentive stock options under Section 422 of the Internal Revenue Code. A non-statutory stock option (or non-qualified stock option) is an option that is not subject to statutory requirements and limitations required for certain tax advantages allowed under Section 422 of the Internal Revenue Code. The term of an incentive stock option or a non-statutory stock option may not exceed ten years from the date of grant. The purchase price per share with respect to any option under the ECP may be not less than 100 percent of the fair market value of a share of our common stock on the date the option is granted. The security that may be purchased upon exercise of options issued under the ECP is our common stock. Each option granted under the ECP becomes exercisable in accordance with the specific terms and conditions of the option, as determined by the Committee. The Committee may accelerate the date on which an option becomes exercisable, and we may not receive additional consideration in exchange for such acceleration. Each option, to the extent it becomes exercisable, may be exercised at any time in whole or in part until its expiration or termination, unless otherwise provided in the option.

We have not issued any options under the ECP.

Stock Appreciation Rights. The Committee may grant stock appreciation rights to eligible employees on terms and conditions determined by the Committee. A stock appreciation right is a right granted to a participant to receive (upon exercise of the right) an amount not exceeding the fair market value of our common stock on the date the right is exercised less the price of our common stock on the date the right is granted. The price of a stock appreciation right must be at least 100 percent of the fair market value of our common stock on the date of the grant. A stock appreciation right may be settled or paid in cash, shares of common stock, or a combination of each, in accordance with its terms. Each stock appreciation right will be exercisable or be forfeited or expire on such terms as the Committee determines. The Committee may grant stock appreciation rights as freestanding stock incentives or in tandem with options.

Non-Management Director Stock Awards. Non-management directors may receive all or a portion of their director fees in shares of our common stock. Such shares are issued at the fair market value of our common stock on the applicable determination date.

Performance Stock Incentives and Performance Goals

Performance stock incentive awards (including performance stock awards, performance-unit awards, restricted stock awards, and restricted unit awards) may be granted or vest subject to the satisfaction of the Performance-Based Business Criteria described in the “Summary of the Proposal” section above, as determined by the Committee. Performance stock incentives may be settled or paid in shares of our common stock, cash, or a combination of each.

46  •  ONEOK, Inc. 2013 Proxy Statement

Change-in-Control Provisions

Outstanding stock incentive awards (including stock bonus awards, performance stock awards, performance-unit awards, restricted stock awards, restricted unit awards, options, and stock appreciation rights) will generally become exercisable, vested and payable upon a change in control of the company; provided, that if such a change in control occurs less than six months after the date an award was granted, then such award shall become exercisable, vested and payable at the time of such change in control only if the grantee agrees in writing to remain in the employ of the company or a subsidiary at least through the date that is six months from the date of grant.

Transferability Provisions

The ECP generally restricts the transfer of stock incentive awards, except transfers by will or the laws of descent and distribution or to a beneficiary designated by the participant or to members of the participant’s immediate family or to a family trust, provided that such transfer does not violate applicable law. Under no circumstances will any transfer of a stock incentive be made for value or consideration to the plan participant.

Federal Income Tax Consequences

The following is only a brief summary of the United States federal income tax consequences to a recipient and the company of a stock incentive award, and does not discuss the effect of income tax law of any other jurisdiction (such as state income tax law) in which the recipient may reside.

Restricted Stock and Units. Employees granted restricted stock awards, restricted stock unit awards and performance stock awards under the ECP generally recognize as taxable income the fair market value of restricted stock, restricted stock units and performance stock awards on the date the restricted or performance period ends. The company is entitled to a corresponding federal income tax deduction at the same time. Any dividends or dividend equivalents paid to an employee during the restricted period are taxable compensation to the employee and are deductible by the company, unless the employee has elected to include a restricted award in income when granted under Section 83(b) of the Internal Revenue Code.

Stock Options. Stock options may be granted in the form of incentive stock options or non-statutory stock options. Incentive stock options granted to employees are eligible for favorable federal income tax treatment that is provided under Section 422 of the Internal Revenue Code if certain requirements are satisfied. An incentive stock option must have an option price that is not less than the fair market value of the stock at the time the option is granted, and must be exercisable within ten years from the date of grant. An employee granted an incentive stock option or non-statutory stock option generally does not realize compensation income for federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the holder of the option other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on sale over the exercise price will be taxed as capital gain. If the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the holder will realize taxable compensation income equal to the excess of the fair market value of shares on the date of exercise or the date of sale, whichever is less, over the option price. Any additional amount realized will be taxed as capital gain. At the time of exercise of a non-statutory stock option the holder of the option will realize taxable compensation income in an amount of the spread between the exercise price of the option and the fair market value of the stock acquired on the date of exercise. The company will generally be entitled to a deduction for federal income tax purposes at the time any compensation income is realized by the holder of an option, in an amount equal to the amount of compensation income realized by the holder.

ONEOK, Inc. 2013 Proxy Statement  •  47

Stock Appreciation Rights. Upon the exercise of a stock appreciation right an employee will generally realize taxable compensation income in an amount equal to the cash and/or the fair market value of stock acquired pursuant to the exercise. The company will be entitled to a federal income tax deduction at the time of and equal to the amount of compensation income the employee receives pursuant to the exercise of a stock appreciation right.

Internal Revenue Code Section 162(m). Subject to shareholder approval of the ECP and certain additional requirements, compensation deemed paid by the company to individuals who are granted awards or options under the ECP may qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and may not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the federal income tax deduction by the company of compensation paid by it to certain executive officers of the company. The $1,000,000 limitation does not apply to compensation deemed paid with respect to those awards or options that qualify as performance-based compensation that meets the requirements of Section 162(m). Whether or not shareholder approval of this proposal is obtained, the company may or may not grant performance-based equity incentive awards to employees in the future pursuant to the ECP, which awards, if granted, may in certain instances not be fully tax deductible by the company.

New Plan Benefits

We cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers, directors and employees under the ECP because awards under the ECP are determined by the Executive Compensation Committee in its discretion.

Vote Required and Board Recommendation

We are committed to delivering value to our shareholders, and we firmly believe in long-term, stock-based incentives for our executives and key employees. Stock-based incentives align the interests of our employees with the interests of our shareholders and help us to attract and retain qualified and talented employees. We believe our emphasis on stock-based compensation has played a large role in our continued strong financial performance over the past several years. Accordingly, management and our Board request that you vote for our request to approve the material terms of the performance goals for the ECP in order to facilitate the deductibility of all compensation paid under the ECP under Section 162(m) of the Internal Revenue Code.

Approval of this proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions and broker “non-votes” will have the effect of a vote against the proposal.

Your Board unanimously recommends a vote FOR the approval of this proposal.

48  •  ONEOK, Inc. 2013 Proxy Statement

Stock Ownership

Holdings of Major Shareholders

The following table sets forth the beneficial owners of 5 percent or more of our common stock known to us at February 1, 2013.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(4)
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	12,950,245(1)	6.3%(1)
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	12,058,256(2)	5.9%(2)
Common Stock	State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	10,289,856(3)	5.0%(3)

(1)	Based upon an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 5, 2013, in which BlackRock, Inc. reported that, as of December 31, 2012, BlackRock, Inc. through certain of its subsidiaries, beneficially owned in the aggregate 12,950,245 shares of our common stock with respect to which BlackRock, Inc. had sole dispositive and sole voting power.

(2)	Based upon an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 11, 2013, in which The Vanguard Group, Inc. reported that, as of December 31, 2012, The Vanguard Group, Inc. directly and through its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., beneficially owned in the aggregate 12,058,256 shares of our common stock. Of such shares, The Vanguard Group, Inc. reported it had sole dispositive power with respect to 11,719,789 shares, shared dispositive power with respect to 338,467 shares, and sole voting power with respect to 357,267 shares.

(3)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2013, in which State Street Corporation reported that, as of December 31, 2012, State Street Corporation through certain of its direct or indirect subsidiaries, beneficially owned in the aggregate 10,289,856 shares of our common stock with respect to which State Street Corporation had shared dispositive and shared voting power.

(4)	The percent of voting securities owned is based on the number of outstanding shares of our common stock on February 1, 2013.

ONEOK, Inc. 2013 Proxy Statement  •  49

Holdings of Officers and Directors

The following table sets forth the number of shares of our common stock and the number of common units of our affiliate, ONEOK Partners, L.P., beneficially owned as of February 1, 2013, by (1) each director and nominee for director, (2) each of the executive officers named in the Summary Compensation Table for Fiscal 2012 under the caption “Executive Compensation Discussion and Analysis” in this proxy statement, and (3) all directors and executive officers as a group.

Name of Beneficial Owner	Shares of ONEOK Common Stock Beneficially Owned(1)	ONEOK Directors’ Deferred Compensation Plan Phantom Stock(2)	Total Shares of ONEOK Common Stock Beneficially Owned Plus ONEOK Directors’ Deferred Compensation Plan Phantom Stock	ONEOK Percent of Class(3)	Common Units of ONEOK Partners, L.P. Beneficially Owned(4)	ONEOK Partners, L.P. Percent of Class(5)
James C. Day(6)	32,600	31,426	64,026	*	—	*
Julie H. Edwards	33,690	—	33,690	*	—	*
William L. Ford(7)	49,059	142,607	191,666	*	—	*
John W. Gibson(8)	770,586	—	770,586	*	51,000	*
Bert H. Mackie(9)	38,476	87,149	125,625	*	—	*
Steven J. Malcolm	5,332	—	5,332	*	—	*
Robert F. Martinovich(10)	149,076	—	149,076	*	288	*
Jim W. Mogg	—	34,885	34,885	*	2,000	*
Pattye L. Moore	2,000	75,079	77,079	*	1,400	*
Pierce H. Norton II	135,495	—	135,495	*	13,556	*
Gary D. Parker(11)	38,326	58,289	96,615	*	—	*
Eduardo A. Rodriguez	17,248	2,256	19,504	*	—	*
Gerald B. Smith	1,500	20,501	22,001	*	—	*
Terry K. Spencer	216,675	—	216,675	*	—	*
Sheridan Swords(12)	86,854	—	86,854	*	—	*
All directors and executive officers as a group	1,619,600	452,192	2,071,792	*	70,644	*

*	Less than 1 percent.

(1)	Includes shares of common stock held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power, shares of common stock held in our Direct Stock Purchase and Dividend Reinvestment Plan, shares held through our Thrift Plan, and shares that the director or executive officer had the right to acquire within 60 days of February 1, 2013.

50  •  ONEOK, Inc. 2013 Proxy Statement

The following table sets forth for the persons indicated the number of shares of our common stock (a) which such persons had the right to acquire within 60 days after February 1, 2013, (all such shares are issuable upon vesting in February 2013 of restricted stock and performance units granted under our Long-Term Incentive Plan and our ECP, respectively), and (b) which are held on the person’s behalf by the Trustee of our Thrift Plan or our Profit Sharing Plan as of February 1, 2013.

Executive Officer/ Director	RSU Equity Grants Vesting within 60 Days	PSU Equity Grants Vesting within 60 Days	Stock Held by Thrift Plan	Stock Held by Profit Sharing Plan
James C. Day	—	—	—	—
Julie H. Edwards	—	—	—	—
William L. Ford	—	—	—	—
John W. Gibson	30,400	243,200	17,638	—
Bert H. Mackie	—	—	—	—
Steven J. Malcolm	—	—	—	—
Robert F. Martinovich	12,000	92,000	8,575	—
Jim W. Mogg	—	—	—	—
Pattye L. Moore	—	—	—	—
Pierce H. Norton II	5,000	38,000	—	—
Gary D. Parker	—	—	—	—
Eduardo A. Rodriguez	—	—	—	—
Gerald B. Smith	—	—	—	—
Terry K. Spencer	12,000	92,000	16,027	—
Sheridan Swords	5,000	38,000	—	—
All directors and executive officers as a group	67,500	524,000	46,901	329

(2)	Represents shares of phantom stock credited to a director’s account under our Deferred Compensation Plan for Non-Employee Directors. Each share of phantom stock is equal to one share of our common stock. Phantom stock has no voting or other shareholder rights, except that dividend equivalents are paid on phantom stock and reinvested in additional shares of phantom stock based on the average of the high and low trading prices of our common stock on the NYSE on the date the dividend equivalent was paid. Shares of phantom stock do not give the holder beneficial ownership of any shares of our common stock because they do not give such holder the power to vote or dispose of any shares of our common stock.

(3)	The percent of our voting securities owned is based on our outstanding shares of common stock on February 1, 2013. Shares of our common stock issuable upon vesting of outstanding equity awards within 60 days of February 1, 2013, are deemed to be outstanding and to be beneficially owned by the director or executive officer holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Includes common units held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power. Does not include approximately 19.8 million common units or approximately 73 million Class B units (which represent 100 percent of the outstanding Class B units) of ONEOK Partners, L.P., held by ONEOK and its subsidiaries, which, when combined with the 2 percent general partner interest held by a subsidiary of ONEOK, represent an approximate 43.4 percent interest in ONEOK Partners, L.P. at February 1, 2013, with respect to which each officer and director disclaims beneficial ownership.

(5)	The percent of ONEOK Partners, L.P. voting securities owned is based on the outstanding common units on February 1, 2013.

(6)	Includes 32,600 shares held by The James and Teresa Day Family Trust — 1998.

(7)	Includes 3,690 shares held by The William L. Ford Revocable Trust.

(8)	Excludes 82,782 shares, the receipt of which was deferred by Mr. Gibson upon vesting in January 2010, 98,550 shares, the receipt of which was deferred upon vesting in January 2011, and 295,544 shares, the receipt of which was deferred upon vesting in January 2012, in each case under the deferral provisions of our ECP, which shares will be issued to Mr. Gibson on July 17, 2013, July 17, 2014, and July 17, 2015, respectively, or upon his separation of service from our company, whichever is later.

ONEOK, Inc. 2013 Proxy Statement  •  51

(9)	Includes 4,000 shares held in accounts of third parties over which Mr. Mackie has shared investment power. Mr. Mackie disclaims beneficial ownership of these shares.

(10)	Excludes 11,418 shares, the receipt of which was deferred by Mr. Martinovich upon vesting in January 2011 under the deferral provisions of our ECP, which shares will be issued to Mr. Martinovich upon his separation of service from our company.

(11)	Includes 1,880 shares held by Mrs. Gary D. Parker. Mr. Parker disclaims beneficial ownership of these shares.

(12)	Excludes 2,771 shares, the receipt of which was deferred by Mr. Swords upon vesting in January 2010, 11,413 shares, the receipt of which was deferred upon vesting in January 2011, and in each case under the deferral provisions of our ECP, which shares will be issued to Mr. Swords upon his separation of service from our company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires our directors, executive officers and beneficial owners of 10 percent or more of our common stock to file with the Securities and Exchange Commission and the NYSE initial reports of ownership and reports of changes in ownership of our common stock. Based solely on a review of the copies of reports furnished to us and representations that no other reports were required, we believe that all of our directors, executive officers, and 10 percent or more shareholders during the fiscal year ended December 31, 2012, complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act except that Statements of Changes in Beneficial Ownership of Securities on Form 4 for reporting one share of our common stock issued to John W. Gibson, Robert F. Martinovich, Pierce H. Norton II, Stephen W. Lake and Derek S. Reiners on September 27, 2012, under our Employee Share Award Program were filed late.

52  •  ONEOK, Inc. 2013 Proxy Statement

Executive Compensation Discussion and Analysis

Executive Summary

Our Business. We are a diversified energy company and successor to the company founded in 1906 known as Oklahoma Natural Gas Company. We are the sole general partner and own 43.4 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships. ONEOK Partners, L.P. is a leader in the gathering, processing, storage and transportation of natural gas in the United States. In addition, ONEOK Partners, L.P. owns one of the nation’s premier natural gas liquids distribution systems, connecting natural gas liquids supply in the Mid-Continent and Rocky Mountain regions with key market centers. We are the largest natural gas distributor in Oklahoma and Kansas and the third largest natural gas distributor in Texas, providing service as a regulated public utility to wholesale and retail customers. Our largest distribution markets are Oklahoma City and Tulsa, Oklahoma; Kansas City, Wichita and Topeka, Kansas; and Austin and El Paso, Texas. Our energy services business is engaged in providing premium natural gas marketing services to its customers across the United States.

2012 Business Highlights. While 2012 marked another year of uncertainty and challenges in the U.S. economy and financial markets, our performance in 2012 was solid and continued to reflect our attention to capital deployment and effective execution of our business strategies. Consequently, in 2012, as in 2011, we were able to deliver strong results for our shareholders in a challenging economic environment.

During 2012, we had the following significant accomplishments:

•	Our 2012 operating income was approximately $1.10 billion, compared with $1.16 billion in 2011.

•	2012 net income attributable to us was $360.6 million, or $1.71 per diluted share, compared with $360.6 million, or $1.68 per diluted share, for 2011.

•

During 2012, we paid cash dividends of $1.27 per share, an increase of approximately 18 percent from the $1.08 per share paid during 2011. We paid total dividends to our shareholders in the amount of $262.0 million in 2012 compared with $227.0 million paid in 2011. In January 2013, we declared a dividend of $0.36 per share ($1.44 per share on an annualized basis), an increase of approximately 18 percent from the $0.305 declared in January 2012.

•	The market price of our common stock was $42.75 per share at December 31, 2012, a slight decrease over the past year but an increase of approximately 54 percent over the past two years.

•

Our one-, three-, five- and 10-year total shareholder returns as of December 31, 2012, (total shareholder return assumes share price appreciation and dividend reinvestment during the periods indicated) exceeded the returns of the referenced indices, as follows:

	ONEOK	ONEOK Peer Group(1)	S&P Utilities	S&P 500 Index
One-year	1.54%	4%	1.31%	15.99%
Three-year	111.67%	51%	28.12%	36.27%
Five-year	130.58%	58%	1.83%	8.59%
10-year	540.46%	280%	169.11%	98.48%

(1)	The ONEOK peer group used in this table is the same peer group that will be used in determining our level of performance under our 2012 performance units at the end of the three-year performance period and is comprised of the following companies: AGL Resources, Inc.; Atmos Energy Corp.; Centerpoint Energy, Inc.; DCP Midstream Partners, L.P.; Enbridge, Inc.; Energy Transfer Partners, L.P.; Enterprise Products Partners, L.P.; Kinder Morgan Energy, L.P.; National Fuel Gas Co.; New Jersey Resources Corp.; NiSource, Inc.; OGE Energy Corp.; Piedmont Natural Gas Company, Inc.; Sempra Energy; Southwest Gas Corp.; Spectra Energy Corp.; TransCanada Corp.; UGI Corp.; Vectren Corp.; WGL Holdings, Inc.; and Wisconsin Energy Corp.

ONEOK, Inc. 2013 Proxy Statement  •  53

Due to a disciplined effort to achieve our strategic, operating and financial goals, management has strengthened the company’s position in the current uncertain and volatile industry climate and enabled us to continue to focus on future growth. We attribute a meaningful portion of this success to our incentive compensation program that is designed to pay for performance and to closely align our executives’ interests with those of our shareholders.

2012 Executive Compensation Highlights. Our named executive officers for 2012 were John W. Gibson, Robert F. Martinovich, Terry K. Spencer, Pierce H. Norton II and Sheridan C. Swords (referred to throughout as our “named executive officers”). The Committee’s primary actions regarding 2012 compensation of our named executive officers included:

•

Increasing the base salary for 2012 for our chief executive officer to $950,000 from $900,000, a 5.6 percent increase, and increasing the base salaries of our other named executive officers after considering the strong performance of our company in 2011, the targeted range of total compensation for each named executive officer, the individual performance of each named executive officer and their continued progression in new or ongoing roles.

•

Setting the goals under the short-term cash incentive plan for 2012 and subsequently ratifying the company’s level of achievement with respect to its 2012 goals that resulted in a corporate performance payout factor of 110.3 percent for our named executive officers with respect to 2012 performance.

•

Approving long-term equity incentive grants to our named executive officers consisting of approximately 80 percent of the value in performance units and 20 percent of the value in restricted stock incentive units, consistent with our pay-for-performance philosophy.

•

Ratifying, based on our share price performance relative to our peers, a 200 percent payout to our named executive officers with respect to performance units granted in 2009 that vested in January of 2012 at the end of their three-year performance period. This level of payout was achieved due to our relative total shareholder return being above the 90th percentile of the total shareholder return of the specified peer group of energy companies.

Specific Compensation Program Features. Our compensation philosophy and related governance features are complemented by several specific elements that are designed to align our executive compensation with long-term shareholder interests.

•

Our executive compensation program has remained substantially the same for several years. We believe our program is designed effectively, well aligned with the interests of our shareholders and instrumental to achieving our business goals.

•	The main objectives of our compensation program are to pay for performance, to align our executive officers’ interests with those of our shareholders and to attract and retain qualified executives.

•	The Committee makes all compensation decisions regarding our named executive officers that are then submitted to the full Board of Directors for ratification.

•	The Committee is composed solely of independent directors.

•	We provide the following primary elements of compensation for our named executive officers: base salary, short-term cash incentive and long-term equity-based incentives.

•

We reference the median level of the market when determining all elements of compensation with the possibility of above-market short-term incentive and long-term incentive payments for executive and company performance that exceeds our expectations.

•

We implement our pay-for-performance philosophy with a short-term incentive program that provides for cash payments based on achievement of financial and operational goals established annually by the Committee.

•

We encourage alignment of our named executive officers’ interests with those of our shareholders through the award of performance-based long-term incentive equity grants, of which 20 percent are restricted units and 80 percent are performance units.

54  •  ONEOK, Inc. 2013 Proxy Statement

•	Our executive officers, including the named executive officers, receive no significant perquisites or other personal benefits.

•

We have market competitive stock ownership guidelines for our executive officers, including the named executive officers. As of December 31, 2012, each of the named executive officers satisfied his individual stock ownership requirements under the guidelines.

•

We have adopted clawback provisions that permit the Committee to use appropriate discretion to seek recoupment of grants of performance units (including any shares earned and the proceeds from any sale of such shares) and short-term cash incentive awards paid to employees in the event of any fraud, negligence or intentional misconduct by such employees that is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

•

Our Board has adopted a policy prohibiting all employees, including the named executive officers, and members of the Board, from selling short or engaging in transactions in put or call options relating to securities of the company. This policy was adopted as a sound governance practice. We are not aware of any such behavior by any of our employees. No named executive officer or member of our Board of Directors has pledged any of their shares of our common stock.

•	The Committee engages an independent executive compensation consultant to provide advice and expertise on our executive and director compensation program design and implementation.

As we move forward into 2013, the Committee recognizes the uncertain economic environment and the challenges that environment creates with respect to executive compensation. The Committee will continue to monitor executive compensation trends and developments to ensure that we provide the appropriate types and levels of incentives in order to remain positioned competitively to attract and retain the executive talent necessary to achieve our strategic, financial and operational goals.

Specific Corporate Governance Features. We endeavor to maintain good governance standards, including standards applicable to the oversight of our executive compensation policies and practices. The following policies and practices were in effect during 2012.

•	The Committee is composed solely of independent directors.

•	The Committee’s independent executive compensation consultant, Meridian Compensation Partners, is retained directly by the Committee and performs no other services for the company.

•	The Committee regularly meets in executive session with and without the representatives of the Committee’s independent executive compensation consultant.

•

Our short-term incentive plan and our long-term performance-unit incentive grants include a clawback provision. We intend to adopt a general clawback policy covering our annual and long-term incentive award plans and arrangements once the Securities and Exchange Commission adopts final clawback rules pursuant to The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

•

The Committee conducts an annual review and approval of our compensation program to ensure that the risks arising from the program are not reasonably likely to have a material adverse effect on the company.

Executive Compensation Philosophy

Our executive compensation philosophy is based on the following core elements: paying for performance and providing a competitive compensation package to attract and retain qualified executives, while ensuring that our compensation program does not provide incentives for excessive risk taking.

Pay-for-Performance. We structure our compensation program to align the interests of our employees, including our named executive officers, with the interests of our shareholders. We believe that an employee’s compensation should be tied directly to the achievement of our strategic, financial and operating goals, all of which are designed to deliver value to our shareholders. Therefore, a

ONEOK, Inc. 2013 Proxy Statement  •  55

significant part of each executive’s pay is “at risk,” in the form of an annual short-term incentive award and long-term, equity-based incentive grants. The amount of the annual short-term incentive award paid depends on our company’s performance against financial and operating objectives, as well as the executive meeting key leadership and development standards. The portion of our executives’ compensation in the form of equity awards ties their compensation directly to creating shareholder value over the long-term. We believe this combination of annual short-term incentive awards and long-term equity awards aligns the incentives of our senior executives with our shareholders.

Competitive Pay. We believe that a competitive compensation program is an important tool to help us attract and retain talented executives capable of leading our company in the competitive business environment in which we operate. When targeted levels of performance are achieved, we seek to pay experienced executives at approximately the median level of total compensation for energy companies and other organizations with whom we compete for executive talent. In certain circumstances, we may target pay above or below the competitive median. For example, to recognize an individual’s unique qualifications or performance, we may choose to set their expected pay level above the median. However, if the executive is new to the role, we may set his or her expected pay below the median level.

Our compensation program is designed with the following principles in mind:

•

pay our employees equitably and fairly relative to one another and industry peers based on their responsibilities, the capabilities and experience they possess, the performance they demonstrate and market conditions;

•	motivate our executives to perform with the highest integrity for the benefit of our shareholders;

•	conduct our business and manage our assets in a safe and environmentally responsible manner;

•	promote a non-discriminatory work environment that enables us to benefit from the diversity of thought that comes with a diverse workforce; and

•	continue our focus on sound governance practices by implementing executive compensation best practices and policies.

Risk Assessment. The Committee believes that our compensation program does not provide incentives for excessive risk-taking, and therefore does not produce risks that are reasonably likely to have a material adverse effect on the company for the following reasons:

•	our compensation program is the same for all officers and employees across all of our business units;

•	our base salary component of compensation is market based and does not encourage risk-taking because it is a fixed amount; and

•	our current short- and long-term incentive plan awards have the following risk-limiting characteristics:

•	awards to each executive officer are subject to fixed maximums established by the Committee;

•	awards are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	short- and long-term incentive awards are not tied to formulas that could focus executives on specific short-term outcomes;

•	the Committee approves the final incentive plan award payouts after the review and confirmation of individual executive, operating and financial performance;

•	short-term cash and long-term performance-unit incentive awards are subject to clawback provisions as described on page 68;

•

for executive officers, a significant portion of incentive award value is delivered in the form of our common stock that vests over multiple years, which aligns the interests of executive officers to long-term shareholder interests; and

•	executive officers are subject to our share-ownership guidelines, described on page 69.

56  •  ONEOK, Inc. 2013 Proxy Statement

Compensation Methodology

The Executive Compensation Committee. The Committee has the responsibility for reviewing and recommending our executive compensation program to the full Board. The Committee is composed entirely of individuals who qualify as independent directors under the listing standards of the NYSE. The role of the Committee is to oversee our compensation and benefit plans and policies, direct the administration of these plans and review and approve annually all compensation decisions relating to our executive officers, including compensation decisions for our named executive officers.

The Committee’s current practice, which it followed for 2010, 2011 and 2012, is to review our executive officer compensation program and make specific decisions in February of each year to approve base salaries, to ratify the achievement of short-term cash incentive goals for the prior year, to approve short-term cash incentive program targets for the upcoming fiscal year, and to approve long-term incentive grants. This timing coincides with our Board of Directors’ review of our financial and operating results for the most recently completed year and allows the Committee to consider those results, as well as our financial and operating plan for the upcoming year, as it makes compensation decisions. The Committee submits its decisions regarding compensation of our Chief Executive Officer, our other executive officers and our non-management directors to the Board for ratification.

The Committee recognizes the importance of maintaining sound basic principles for the development and administration of our compensation and benefit programs. The Committee has adopted practices to enhance the Committee’s ability to carry out effectively its responsibilities, as well as ensure that we maintain strong links between executive pay and performance. Examples of practices the Committee has adopted include:

•	holding executive sessions without company management present at every in-person meeting of the Committee;

•	reviewing annually detailed compensation tally sheets for the named executive officers;

•	engaging an independent executive compensation consultant to advise the Committee on executive compensation issues;

•

meeting with the independent executive compensation consultant in executive session at each regularly scheduled in-person meeting of the Committee to discuss our compensation program and actions on a confidential basis;

•	evaluating the performance of the Committee each year; and

•	assessing the performance of the Committee’s independent executive compensation consultant each year and providing feedback as appropriate.

Following our 2012 annual meeting of shareholders, the Committee took into account the affirmative vote by 94.4 percent of our shareholders who voted on our executive compensation at our 2012 annual meeting of shareholders and determined to continue to apply the same principles the Committee has used historically in determining the nature and amount of executive compensation.

The Role of Executive Management in the Executive Compensation Process. Each year our executive management presents our annual strategic and financial plan to our Board of Directors for approval. The presentation includes a review of the expected financial and operating performance of each of our business segments, the expected financial performance of the company on a consolidated basis, the capital expenditure plan, as well as a consolidated three-year strategic and financial plan. The criteria and targets for our annual short-term cash incentive awards are recommended by executive management to the Committee based on the Board-approved strategic and financial plan, as well as management’s judgment regarding the challenges facing our business segments, economic trends related to these businesses and the overall economy. Upon the completion of each fiscal year, and once financial and operating results are final, executive management reviews our actual performance relative to the criteria and targets established for the performance year to determine the short-term cash incentive awards to be recommended to the Committee for each executive.

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In making individual compensation decisions, the Committee reviews the recommendations from the Chief Executive Officer with respect to all named executive officers other than himself. The Committee reviews and discusses these recommendations in executive session and reaches its own decision with respect to the compensation of the Chief Executive Officer. In turn, the Committee takes its compensation decisions with respect to the Chief Executive Officer and the other named executive officers to our full Board of Directors for ratification.

The executive compensation group in our corporate human resources department supports both the Committee and senior management in establishing management’s recommendations regarding annual performance targets and providing periodic analyses and research regarding our executive compensation program.

The Role of the Independent Executive Compensation Consultant. The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee in the performance of its duties. During 2012, the Committee engaged Meridian Compensation Partners to serve as the Committee’s independent executive compensation consultant on matters related to executive and director compensation. The independent executive compensation consultant reports directly to the Committee and provides no other services to us.

The Committee annually reviews and establishes the scope of the engagement of the Committee’s executive compensation consultant which is reflected in an annual engagement letter between the consultant and the Committee. During 2012, the scope of the assignment and the material instructions regarding the services of the executive compensation consultant were:

•

provide advice to the Committee with respect to executive compensation matters in light of the company’s business strategy, pay philosophy, prevailing market practices, shareholder interests and relevant regulatory mandates;

•	provide advice on our executive pay philosophy;

•	provide advice on our compensation peer group for competitive benchmarking;

•

provide comprehensive competitive market studies as background against which the Committee considers base salary, annual cash incentive opportunity, long-term incentive awards, benefits, incidental perquisites and severance arrangements for our Chief Executive Officer and senior management;

•	provide incentive plan design advice for both annual and various long-term incentive vehicles and other compensation and benefit programs that meet company objectives;

•	apprise the Committee about emerging best practices and changes in the regulatory and corporate governance environment;

•	provide advice and competitive market data on director compensation matters;

•	attend periodic meetings with our management as required from time to time to discuss executive compensation issues and prepare for Committee meetings;

•	assist with preparation of the “Executive Compensation Discussion and Analysis” to be included in our annual proxy statement;

•	assist with the Committee’s review of compensation tally sheets for our Chief Executive Officer and the direct reports to our Chief Executive Officer; and

•	periodically review the Committee’s charter.

In addition, the engagement letter requests that the consultant be available to assist the Committee with respect to other executive compensation matters that may arise throughout the year.

The executive compensation consultant attended each regularly scheduled in-person meeting of the Committee in 2012. During a portion of each regular, in-person meeting, the executive compensation consultant met with the Committee in executive session without members of management present. The executive compensation consultant also communicates with members of the Committee outside of the Committee’s meetings as desired by the Committee members. The executive compensation consultant

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reviews briefing materials, including those with respect to individual compensation matters prepared by management for the Committee, reviews recommendations and proposals being submitted to the Committee and provides perspective, advice and recommendations to the Committee regarding the recommendations of management. The executive compensation consultant also gathers and provides competitive market data and other background information for consideration by the Committee.

Our Senior Vice President—Administrative Services and Corporate Relations and our Vice President, Associate General Counsel and Secretary worked with the executive compensation consultant from time to time during the year as necessary to support the work of the executive compensation consultant on behalf of the Committee. During 2012, our Chief Executive Officer did not meet separately with the executive compensation consultant, but met with the executive compensation consultant at regularly scheduled meetings of the Committee attended by Mr. Gibson.

It is the Committee’s view that its executive compensation consultant should be able to render candid and direct advice independent of management’s influence and numerous steps have been taken to satisfy this objective. The executive compensation consultant is engaged by and reports directly to the Committee on matters related to executive and director compensation. As noted above, representatives of the executive compensation consultant meet separately with the Committee members outside the presence of management at each regular, in-person meeting and also speak separately with the Committee chair and other Committee members between meetings, as necessary or desired. The executive compensation consultant interacts from time to time directly with our management in compensation-related activities such as compensation data collection and analysis and interpretation and application of new regulatory requirements. The interactions of the executive compensation consultant with management are limited to those that are on the Committee’s behalf or related to proposals that will be presented to the Committee for review and approval.

At least annually, the Committee conducts a review of the executive compensation consultant’s performance and independence. This review includes an evaluation of the services that the executive compensation consultant has provided to the Committee, the related fees and the procedures implemented by the executive compensation consultant with respect to maintaining its independence. During 2012, Meridian Compensation Partners did not advise us or deliver any other services other than the referenced executive and director compensation consulting services provided to the Committee. We paid fees to Meridian Compensation Partners in the amount of $256,032 for services rendered to the Committee in 2012.

In February 2013, the Committee considered the independence of Meridian Compensation Partners in light of new Securities and Exchange Commission rules and proposed NYSE listing standards regarding the independence of consultants to compensation committees. The Committee requested and received a letter from Meridian Compensation Partners addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Committee discussed these considerations and concluded that the work of the consultant did not raise any conflict of interest and that the consultant was independent of the Committee and our company.

Competitive Benchmarking. For 2012 compensation decisions, the Committee asked Meridian Compensation Partners to assist it with the annual benchmarking and competitive assessment of its executive compensation program. The Committee reviewed independent executive compensation data compiled by Meridian Compensation Partners to assess competitive executive compensation levels for our executive officers. The survey data provided annual base salary, annual incentive opportunities and long-term incentive compensation opportunities among participating companies.

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The Committee considers a number of factors in structuring our compensation program and making compensation decisions. This includes the compensation practices of select peer companies in the energy industry, which we refer to as our “Energy Peers.” These companies were chosen by the Committee after considering the recommendations of Meridian Compensation Partners and management and were selected because they have significant lines of business in the energy industry that are similar to our businesses, and because the size of their operations and the skills and experience required of their senior management to effectively operate their businesses are also similar to our businesses. The Committee believes that reference to the Energy Peers is appropriate when reviewing our compensation program because we compete with these companies for executive talent. The Committee reviews the composition of the Energy Peers at least annually. Our Energy Peers for 2012 were:

AEI Services	Constellation Energy	Entergy	PPL
AGL Resources	Dominion Resources	Ferrallgas Partners	Progress Energy
Allegheny Energy	DTE Energy	FirstEnergy	RRI Energy
Ameren	Duke Energy	Mirant	SCANA
American Electric Power	Dynegy	NiSource	Sempra Energy
CenterPoint Energy	Edison International	PG&E Corp	Southern Company
Cleco	El Paso Corporation	Pinnacle West Capital	Valero Energy Corp
CMS Energy	Energy Future Holdings Corp	Portland General Electric	WGL Holdings Inc

The Committee attempts to set the compensation of our executive officers at levels that are competitive with the Energy Peers and uses market comparison data regarding these companies as a guide, including proxy information from these companies, as well as compensation survey data provided by Aon Hewitt’s Total Compensation Measurement (TCM) Executive Survey. The Committee reviews the median salary, annual cash incentive and long-term equity compensation (and the combined total of these elements) of persons holding the same or similar positions at the Energy Peers, based on the most recent market data available. The Committee then generally seeks to set the compensation of our executive officers for each of these elements within a competitive range of the median, assuming payout of performance-based compensation at target. An executive’s actual compensation may vary from the target amount set by the Committee based on individual and the company performance, as well as changes in our stock price. The use of market comparison data, however, is just one of the tools the Committee uses to determine executive compensation, and the Committee retains the flexibility to set target compensation at levels it deems appropriate for an individual or for a specific element of compensation.

The Committee reviewed the 25th, 50th and 75th percentile survey results regarding base salary and short-term incentive compensation to assess the relative competitiveness of these elements of compensation for each named executive officer’s compensation. The 2012 base salary and annual short-term incentive targets established by the Committee for the named executive officers were within the Committee’s established parameters.

The Committee also reviewed the 25th, 50th and 75th percentiles survey results for long-term incentives to evaluate our annual long-term, equity-based incentive targets. The 2012 long-term, equity-based grants by the Committee for each of the named executive officers were within the Committee’s established parameters.

We use a different peer group (set forth on page 68) for purposes of comparing our company’s total shareholder return performance at the end of the three-year performance period in connection with our performance unit awards. For purposes of determining the Company’s total shareholder return performance relative to our peers, a peer group of companies was selected that operate in a similar business environment as our company, with particular emphasis on our midstream businesses. We believe it is appropriate to compare our total shareholder return performance against this group of peer companies

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(as opposed to our Energy Peers) because these companies are more likely to be impacted by external market conditions in a similar manner as our company. We used the Energy Peers for compensation benchmarking purposes because compensation data for all comparable positions is not generally available for the companies included in the performance-unit peer group.

Tally Sheets. To better understand the total executive compensation package, the Committee analyzed tally sheets with respect to our named executive officers. These tally sheets were prepared by our human resources department working with the Committee’s executive compensation consultant. Each of these tally sheets presented the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and any annual short-term cash incentive payment), accumulated deferred compensation balances, outstanding long-term equity awards, retirement benefits, incidental perquisites and any other compensation. These tally sheets also reflected potential payments under selected termination of employment and change-in-control scenarios.

The purpose of these tally sheets is to summarize all of the elements of actual and potential future compensation of our named executive officers so that the Committee may analyze both the individual elements of compensation (including the compensation mix), as well as the aggregate total amount of actual and projected compensation.

Compensation Mix. In determining the overall mix of compensation for 2012 for our named executive officers, the Committee considered the competitive market data presented by its executive compensation consultant in order to assess an appropriate allocation between cash and non-cash compensation. We pay base salary and short-term incentives in the form of cash, which is consistent with competitive market practices. The long-term incentive components of our executive compensation are structured to be paid in shares of our common stock which is also consistent with competitive market practice. In 2012, grants to our named executive officers consisted of approximately 80 percent of the value in performance units and 20 percent of the value in restricted stock incentive units, consistent with our pay-for-performance philosophy. In addition, the payment of long-term incentive compensation in the form of our common stock helps to align the interests of our executive officers with the interests of our shareholders and assists our executives in establishing a meaningful ownership position in our company and in meeting our share-ownership guidelines.

Personal Performance. Executive compensation decisions include an assessment of individual performance, including the officer’s contribution to our overall performance for the applicable performance period. Individual performance criteria include:

•	business results achieved;

•	problem analysis;

•	directing business activities;

•	utilization of human, capital and material resources;

•	initiation of and response to, change;

•	leadership, planning and organizational abilities;

•	decision-making;

•	time management;

•	communication and employee relations;

•	safety;

•	regulatory compliance; and

•	customer satisfaction.

The Committee completes an individual performance assessment of the Chief Executive Officer each year. This performance assessment is summarized and presented to the Chief Executive Officer for discussion and is reviewed by the Committee in executive session when evaluating the compensation of the Chief Executive Officer. The other named executive officers are also evaluated each year through

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our performance appraisal process by the Chief Executive Officer. These performance assessments are considered each year in connection with the overall compensation review process for our executives.

There are no differences in the Committee’s compensation policies and practices for determining the compensation awarded to the Chief Executive Officer and the other named executive officers. All executive officers are subject to the same compensation policies. Differences in levels of compensation are attributable to differences in roles and responsibilities, and the Committee’s practice of setting pay levels to reflect competitive market conditions on a position by position basis.

Components of Compensation

Total Compensation. The Committee strives to provide a comprehensive executive compensation program that is competitive and performance based. To that end, executive compensation is tied directly to our operating and financial performance. The Committee structures executive compensation to ensure it considers long- and short-term financial performance, shareholder return, business unit performance, safety, environmental and regulatory compliance and the previously referenced individual performance criteria.

Annual Cash Compensation. As in prior years, annual cash compensation in 2012 for the named executive officers consists of two components: base salary and a variable, at-risk annual short-term cash incentive award that is earned based on both the company’s financial performance and the executive officer’s individual performance.

Base Salary. Annual base salary is designed to compensate executives for their level of responsibility, experience, tenure, sustained individual performance and contribution to the company. Salaries are reviewed annually. While the Committee considers our overall financial performance in establishing levels of executive compensation each year, there are no specific, objective financial results that are quantified by the Committee in establishing or changing the base salaries of our executive officers.

Annual Short-Term Cash Incentive Awards. Variable, at-risk annual short-term cash incentive awards are made under our annual incentive plan and are designed to communicate a collective annual corporate goal, to provide our officers with a direct financial interest in our performance and profitability and to reward performance. The 2012 performance goals established under the short-term cash incentive plan and the company’s performance relative to such goals are described under “2012 Annual Short-Term Incentive Awards.”

Long-Term Equity Incentive Awards. Annual grants of long-term equity incentive awards are made under our Long-Term Incentive Plan and our ECP. Since 2004, grants under these plans have consisted of restricted stock incentive units and performance units. A restricted stock incentive unit award is designed to provide a meaningful incentive to enhance long-term shareholder value. A performance-unit award is designed to enable the company to attract, retain and reward certain employees and to give these employees an incentive to enhance long-term shareholder value. A higher ratio of performance units to restricted stock incentive units is granted to higher-level officers and those with more direct ability to impact the performance of the company.

Retirement Benefits. We have a defined contribution 401(k) retirement plan covering all of our employees, and we match contributions of our employees under this plan up to 6 percent. We also maintain a defined benefit pension plan covering our named executive officers, other than Mr. Martinovich, and certain other employees hired prior to January 1, 2005, and a Profit Sharing Plan covering our named executive officers, including Mr. Martinovich, and employees hired after December 31, 2004. Under the Profit-Sharing Plan, we made a contribution to the plan each calendar quarter during 2012 that will result in allocation to the participant’s plan account of an amount equal to 1 percent of the participant’s eligible compensation for that quarter. We also made an additional discretionary contribution to the participant’s account at year end equal to 4 percent of the participant’s eligible 2012 compensation. The plan does not provide for any contributions to be made

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by plan participants. In addition, we have a supplemental executive retirement plan for the benefit of certain officers. No new participants in our supplemental executive retirement plan have been approved since 2005. Additional details regarding our pension plan and supplemental executive retirement plan are provided under “Pension Benefits.” We also sponsor employee health and welfare plans that provide post-retirement medical and life insurance benefits to employees who retire from our company. This post-retirement plan is contributory, with retiree contributions adjusted periodically and contains other cost-sharing features such as deductibles and co-insurance.

Nonqualified Deferred Compensation Arrangements. Nonqualified deferred compensation arrangements are available to certain officers and employees who are subject to certain limits established by the Internal Revenue Code of 1986, as amended (the “Tax Code”), with respect to their qualified benefit plan contributions. Because these arrangements by their nature are tied to the qualified plan benefits, they are not considered when establishing salary and short-term and long-term incentive measures and amounts.

Perquisites and Other Benefits. The company provides only minimal perquisites to the named executive officers, which are not taken into account when establishing salary and short- and long-term incentive compensation.

The foregoing compensation components place a significant portion of total executive compensation at risk based on both the annual and the long-term performance of our company, which aligns the interests of our executive officers with the interests of our shareholders. Comparisons with compensation levels at our Energy Peers identified on page 60 are used by the Committee in assessing the overall competitiveness of our compensation program. We believe that our executive compensation program also must be internally consistent and equitable in order for the company to achieve our corporate objectives. In setting the elements and amounts of compensation, the Committee does not consider amounts of compensation realizable from prior compensation, except when making grants of long-term, equity-based incentive grants each year, the Committee considers, among other factors it deems relevant, the size of grants of long-term, equity-based compensation made in prior years.

Determination of 2012 Compensation

For each of our named executive officers, 2012 base salary and short- and long-term incentives were determined following consideration of referenced market data for our Energy Peers identified on page 60 compiled and furnished by the executive compensation consultant to the Committee, a subjective determination of the achievement of the referenced individual performance criteria and internal equity considerations. When targeted levels of individual performance and company financial performance are achieved, the Committee seeks to pay our named executive officers a base salary and short- and long-term incentives at approximately the median level of pay for that position at our Energy Peers and other organizations with which we compete for executive talent as referenced in the market data. In determining 2012 compensation levels, the Committee determined that the company’s financial performance and the named executive officers’ individual performance each met targeted levels. As a result, the Committee targeted the total direct compensation for each of the named executive officers at between the 25th and 50th percentiles in order to attract and retain executives, with adjustments made reflecting, among other things, the executive’s tenure with our company, level of responsibility and time in the executive’s current position. Generally, the Committee prefers a total compensation mix that favors a larger portion of compensation at risk, resulting in a large portion of compensation being granted in the form of long-term incentive awards to promote strong alignment with shareholder goals.

For 2012, the Committee made adjustments to increase total compensation opportunities for certain of the named executive officers, primarily to reward such executives’ development and contributions in new or ongoing roles and to set pay opportunities within the Committee’s intended parameters to ensure a competitive executive compensation program.

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The Committee determined that the compensation of John W. Gibson, our Chairman of the Board and Chief Executive Officer, was within the desired competitive range and, as a result, did not make any material changes to Mr. Gibson’s total compensation opportunity. The Committee increased the total compensation opportunities for the following named executive officers: Terry K. Spencer and Pierce H. Norton II, in each case, primarily to reflect that they each recently assumed overall operating responsibilities for both ONEOK and ONEOK Partners, L.P.; Robert F. Martinovich, to reflect his excellent performance and personal development in his role as Chief Financial Officer; and Sheridan C. Swords, to ensure that his compensation is competitive based upon comparable market data for his position.

2012 Annual Short-Term Incentive Awards

Short-term cash incentive awards for 2012 were based on five company-wide performance measures:

•

Diluted earnings per share (“EPS”), weighted at 50 percent. EPS is an important indicator of profitability by measuring our earnings allocable to each outstanding share of our common stock. This measure aligns the interests of our named executive officers with our shareholders and focuses our executives on achieving near-term profit goals. EPS is calculated by dividing our net income by the number of our average outstanding shares of common stock for our fiscal year.

•

Return on invested capital (“ROIC”), weighted at 40 percent (with 20 percent relating to our stand-alone ROIC and 20 percent relating to the ROIC for ONEOK Partners, L.P., in each case exclusive of the cumulative effect of accounting changes). ROIC is a critical indicator of how effectively we use our capital invested in our operations and is an important measurement for judging how much value we are creating for our shareholders. ROIC is the ratio of earnings before interest and taxes to the amount of capital (debt and equity) invested by us to generate earnings. The computed ROIC percentage can be compared with the cost of capital, which is what investors would expect to receive if they were to invest their capital elsewhere.

•

Two safety criteria: (1) the recordable incident rate, weighted at 5 percent and (2) the preventable vehicle incident rate, also weighted at 5 percent. The total recordable incident rate is the number of Occupational Safety and Health Administration incidents per 200,000 work-hours, and the preventable vehicle incident rate is the preventable vehicle incidents per one million miles driven. The inclusion of these two important safety factors is designed to emphasize our commitment to the safe operation of our business and to reward safe behavior throughout our company.

Based upon the company’s performance against these measures, targeted annual short-term cash incentive awards for 2012 company performance could range from zero to a maximum of 200 percent of target. In determining the actual annual short-term incentive award to be paid to each executive, assuming the company’s performance measures are met, the award is adjusted based on individual performance, specifically, the individual’s contributions to achieving corporate goals and the behaviors exhibited by the individual that are described above. As in past years, tying the annual short-term cash incentive award to individual performance raises the level of personal accountability for each executive officer.

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The 2012 annual short-term cash incentive plan measures and weighting were developed and recommended to the Committee by executive management, were reviewed and approved by the Committee, and were ratified by our Board of Directors in February 2012. The 2012 benchmarks and targets are summarized as follows:

	Amounts			Weight	Maximum Corporate Percentage of Target Payable
ONEOK, Inc. 2012 Short- Term Incentive Criteria	Threshold (0% of Target)	Target (100% of Target)	Maximum (300% of Target)
Stand-alone ROIC	14.4%	16.0%	17.7%	20.0%	60.0%
ONEOK Partners, L.P. ROIC	11.5%	12.8%	14.0%	20.0%	60.0%
Total recordable incident rate	3.0	2.6	2.2	5.0%	15.0%
Preventive vehicle incident rate	2.0	1.7	1.5	5.0%	15.0%

	Amounts		Weight	Maximum Corporate Percentage of Target Payable
ONEOK, Inc. 2012 Short-Term Incentive Criteria	Threshold (50% of Target)	Target (100% of Target)
Earnings per share	$1.68	$1.84	50.0%	50.0%
				200.0%

For each performance measure in the table above, no incentive amount would be paid for that measure if the company’s actual result was below the threshold level. If our actual result was between the stated performance levels, the percentage payable was interpolated between the stated payout percentages. Maximum corporate payout percentages were set for each performance level. The cumulative maximum corporate payout percentage was 200 percent of target for 2012.

The awards under the 2012 annual incentive plan were eligible for further adjustment based upon the recommendation of our Chief Executive Officer as a result of his assessment of business-unit performance and its contribution to our overall performance. The assessment of business-unit performance and contribution at the corporate level included the review by the Committee of the business unit’s 2012 operating income compared with our 2012 financial plan, the business unit’s safety and environmental compliance, and other factors, taking into consideration the Chief Executive Officer’s recommendation. The Chief Executive Officer did not recommend, and the Committee did not make, any further adjustment to the 2012 annual short-term incentive awards for the named executive officers.

In addition to taking into account the established corporate criteria and the allocation to business units based upon their respective performance, annual short-term cash incentive awards to the named executive officers and all other participants are subject to further adjustment through the application of an individual performance multiplier ranging from zero to 125 percent. The individual performance multiplier is set by the Committee annually, taking into consideration management’s recommendation regarding individual performance and contribution. The named executive officers’ maximum incentive award for 2012 could have been as high as 250 percent of their target award, taking into account the maximum corporate payout percentage of 200 percent and the maximum individual performance multiplier of 125 percent.

In 2012, each named executive officer’s targeted annual short-term incentive award, as a percentage of salary, was set to approximate the 50th percentile of the range of the competitive market data provided by the Committee’s executive compensation consultant in order to attract and retain executives, with the opportunity to earn above-average amounts if the performance criteria targets

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were exceeded and also based on adjustment due to individual performance. The following table sets forth the 2012 target and maximum award opportunity for each of the named executive officers expressed as a percentage of his base salary.

	2012
Name	Target Award as Percentage of Base Pay	Maximum Award as a Percentage of Base Pay
John W. Gibson	100%	250%
Robert F. Martinovich	70%	175%
Terry K. Spencer	80%	200%
Pierce H. Norton II	70%	175%
Sheridan C. Swords	65%	163%

At the meeting of the Committee held in February 2013, the Committee determined that payouts under the 2012 short-term incentive plan would be based on a 110.3 percent multiplier. This determination was made following the calculation of the year-end results of the company’s achievement with respect to the five objective performance criteria referenced above. The percentage multiplier was calculated based on a sum of the following determinations:

•

the 2012 stand-alone ROIC performance measure was 14.9 percent, which was above the threshold but below the 2012 ROIC target. As a result, the weighted interpolated percentage of 6.4 percent was earned toward the overall corporate multiplier;

•

the 2012 ONEOK Partners, L.P. ROIC was 13.8 percent, which exceeded the 2012 ROIC target but was less than the 2012 performance maximum. As a result, the weighted percentage of 54.7 percent was earned toward the overall corporate multiplier;

•

the 2012 total recordable incident rate performance measure was 2.56, which was lower than the 2012 recordable incident rate performance target. As a result the weighted interpolated percentage of 6.0 percent was earned toward the overall corporate multiplier;

•

the 2012 preventable vehicle incident rate performance measure was 1.53, which was lower than the 2012 preventable vehicle incident rate performance target. As a result, the weighted interpolated percentage of 13.5 percent was earned toward the overall corporate multiplier; and

•	2012 EPS were $1.71 per share, which exceeded the 2012 EPS threshold but was lower than the 2012 target. As a result, 29.7 percent was earned toward the overall corporate multiplier.

These performance measure percentages were added together to arrive at the 110.3 percent multiplier.

To determine the short-term awards payable to each of our named executive officers with respect to 2012, the 110.3 percent multiplier was multiplied by the named executive officer’s base salary, times his short-term incentive percentage as set forth in the table above, and times his individual performance multiplier as described above. The annual calculation for our named executive officers may be stated as follows: short-term incentive award = corporate performance multiplier x base salary x established short-term incentive percentage x established individual performance multiplier.

The Committee did not exercise its discretion to adjust the amount of the corporate multiplier for extraordinary circumstances. The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2012 on page 71 contains the annual short-term incentive awards under the annual officer incentive plan earned by each of the named executive officers for 2012 and paid in 2013.

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Long-Term Incentive Awards

Overview. We maintain a Long-Term Incentive Plan (“LTI Plan”) and the ECP, pursuant to which various types of long-term equity incentives may be granted, including restricted and performance units. We have not granted stock options since 2007, and no options are held by our named executive officers. Participation in the LTI Plan and the ECP is limited to those officers and employees who are in a position to contribute significantly to our long-term growth and profitability. These plans are administered by the Committee, and the Committee is authorized to make all grants of long-term incentive awards under the plans, as well as to make all decisions and interpretations required to administer the plans.

Equity-based long-term incentive awards are approved and granted on an annual cycle, typically in the first quarter of each year. Awards made by the Committee in 2012 were based upon competitive market data presented to the Committee by the Committee’s executive compensation consultant, as well as the Committee’s assessment of our overall performance and the individual executive’s performance and contribution. In addition, in considering the 2012 long-term incentive award grants to be made to our named executive officers, the Committee considered the continued volatility in the stock market in the first quarter of 2012 and the impact of that volatility on the value of our common stock. The Committee also considered the size of equity grants made in prior years to each executive.

The LTI Plan and the ECP each provide that the Committee may approve the deferral by plan participants, for income-tax-planning purposes, of the receipt of shares otherwise issuable to participants upon vesting of equity grants made to them under the plans. With respect to any such deferrals, the issuance of shares is deferred until the date indicated in the participant’s election. Dividend equivalents are earned on the deferred awards during the deferral period and are deemed to be reinvested in our common stock. At the distribution date, the remaining state and federal taxes are due, and the net shares are distributed to participants based on the number of shares deferred and the fair market value of our common stock price on that date.

2012 Awards. In 2012, restricted stock incentive units were granted pursuant to the LTI Plan and performance units were granted pursuant to the ECP. With respect to awards to our named executive officers in 2012, approximately 80 percent were performance-unit awards and 20 percent were restricted unit awards, reflecting our practice to deliver more value in awards based on a performance metric than in awards based on a service metric. The aggregate grant date fair value of the restricted stock incentive units and performance units granted under the LTI Plan and the ECP to the named executive officers in 2012, as determined in accordance with ASC Topic 718, is shown in the “Stock Awards” column of the Summary Compensation Table for Fiscal 2012 on page 71.

Restricted Units. Restricted stock incentive units granted under the LTI Plan in 2012 vest three years from the date of grant, at which time the holder is entitled to one share of our common stock for each restricted stock incentive unit held. If a holder of restricted stock incentive units retires, becomes disabled, dies or is involuntarily terminated other than for cause prior to vesting, the restricted stock incentive units will vest on a pro-rated basis based on the number of full months elapsed from the date of grant and the date of such holder’s retirement, disability, death or involuntary termination other than for cause. In cases of termination of employment for any reason other than retirement, disability, death or involuntary termination other than for cause, restricted stock incentive units are forfeited. In the event of a change in control of the company, restricted stock incentive unit awards vest in full. No dividends are payable with respect to these restricted stock incentive units.

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Performance Units. Performance units granted under the ECP in 2012 vest three years from the date of grant, at which time the holder is entitled to receive a percentage of the performance units granted in shares of our common stock. The number of shares of common stock to be issued upon vesting will range from 0 to 200 percent of the number of units granted based on our total shareholder return (“TSR”) over the performance period of February 15, 2012, to February 15, 2015, compared with the TSR of a peer group, consisting of the following companies: AGL Resources, Inc.; Atmos Energy Corporation; CenterPoint Energy; DCP Midstream Partners LP; Enbridge, Inc.; Energy Transfer Partners, L.P.; Enterprise Products Partners, L.P.; Kinder Morgan Energy, L.P.; National Fuel Gas Company; New Jersey Resources; NiSource Energy Services; OGE Energy Corp; Piedmont Natural Gas Company, Inc.; Sempra Energy; Southwest Gas Corporation; Spectra Energy; TransCanada Corporation; UGI Corporation; Vectren Corporation; WGL Holdings, Inc.; and Wisconsin Energy Corporation. TSR includes both the change in market price of the stock and the value of dividends paid and reinvested in the stock during the three-year performance period. Peer companies that are no longer publicly traded on the closing date of the performance period will not be considered in the performance calculation. The following table reflects the percentage of units that will earned at the end of the performance period based on our TSR performance during such period as compared to our peer group:

Performance Units Vesting Criteria

February 2012-February 2015 Performance Period

ONEOK TSR Ranking vs. ONEOK Peer Group	Percentage of Performance Units Earned
90th percentile and above	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below the 25th percentile	0%

If our TSR ranking at the end of the performance period is between the stated percentage levels set forth in the table above, the percentages of performance units earned will be interpolated between the earnings levels.

If a holder of performance units retires, becomes disabled, dies or is terminated other than for cause prior to vesting, the performance units will vest based on the performance results at the end of the performance period on a pro-rated basis based on the number of full months elapsed from the date of grant and the date of such holder’s retirement, disability, death or involuntary termination other than for cause. In cases of termination of employment for any reason other than retirement, disability, death or involuntary termination other than for cause, performance units are forfeited. In the event of a change of control of the company, our performance-unit awards will vest. No dividends are payable with respect to these performance units.

Clawback Provisions

Our Board believes that employees who are responsible for material noncompliance with applicable financial reporting requirements resulting in accounting errors leading to financial statement restatements should not benefit monetarily from such noncompliance. We have adopted clawback provisions to permit our Board or a committee of our Board to use appropriate discretion to recapture grants of performance units and short-term cash incentive awards paid to employees who bear responsibility for such noncompliance. We believe that these clawbacks discourage employees from taking actions that could result in material excessive risk to us.

Our outstanding performance-unit grants contain provisions that allow the Committee, in its sole discretion, to seek recoupment of the grant of the performance units, any resulting shares earned and gross proceeds from the sale of such shares in the event of fraud, negligence or intentional misconduct by the holder of the performance units that is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

68  •  ONEOK, Inc. 2013 Proxy Statement

In addition, our annual short-term incentive plan provides that the Committee, in its sole discretion, may call for repayment of all or a portion of a short-term cash incentive award to a participant in the event of fraud, negligence or intentional misconduct by the participant that is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

In fiscal 2012, we had no financial statement corrections requiring a restatement, and the Board has not needed to consider taking any action under these clawback provisions.

Securities Trading Policy

We have a policy that employees, including our officers and directors, may not purchase or sell our stock when they are in possession of material non-public information. This policy also provides that officers, directors and employees in certain designated work groups may trade in our securities only during “open window” periods (beginning the third day after our release of quarterly or annual earnings and continuing until the first day of the following calendar quarter) and must pre-clear all purchases and sales of our securities with our senior management. In addition, this policy provides that no director or officer may sell short or engage in transactions in put or call options relating to securities of the company.

Share Ownership Guidelines

Our Board of Directors strongly advocates executive share ownership as a means to align executive interests with those of our shareholders and has adopted share-ownership guidelines for our Chief Executive Officer and all other officers of the company. These guidelines are mandatory and must be achieved by each officer over the course of five years. The ownership guideline for the Chief Executive Officer is a share ownership position with a value of six times base salary. The ownership guidelines for the other officers provide for share ownership positions ranging from two to five times base salary, depending on the office held. As of December 31, 2012, each of the named executive officers satisfied his individual stock ownership requirements under the guidelines.

Our Board of Directors has also established minimum share-ownership guidelines for our directors that provide that, within five years after joining the Board, each non-management director will own shares of our common stock having a minimum value of five times the annual cash retainer paid for service on our Board. As of December 31, 2012, each member of our Board satisfied this stock ownership guideline.

No named executive officer or member of our Board of Directors has pledged any of their shares of our common stock.

Change-in-Control Payments

Our senior management and other employees have built our company into the successful enterprise that it is today, and we believe that it is important to protect their interests in the event of a change in control of our company. Further, it is our belief that the interests of our shareholders will be best served if the interests of our senior management are aligned with our shareholders, and that providing change in control benefits should mitigate the reluctance of senior management to pursue potential change-in-control transactions that may be in the best interests of our shareholders.

Our Board of Directors, upon the recommendation of the Committee, has approved a Change-in-Control Plan that provides for certain payments in the event of termination of employment of an executive officer of our company (including the named executive officers) following a change in control. The plan does not provide for additional pension benefits upon a change-in-control. In addition, the plan does not provide for a tax gross-up feature but provides plan participants a “net best” approach to excise taxes in determining the benefit payable to a participant under the plan. This approach determines a participant’s net best benefit based on the full benefit being paid to a participant and the participant paying the applicable federal excise tax, if any, or reducing the benefit to a level which would not trigger the payment of federal excise tax. To determine the levels of benefits to be paid to the

ONEOK, Inc. 2013 Proxy Statement  •  69

named executive officers under the plan, the Committee consulted with Meridian Compensation Partners, its independent executive compensation consultant, to determine competitive practices in our industry with respect to change in control arrangements. The Committee determined that the levels of benefits provided under the plan, including the payment of various multiples of salary and target short-term incentive compensation, accomplished our objective of providing competitive benefits and that these benefits are consistent with the general practice among our peers. Under this plan, all change-in-control benefits are “double trigger” and are payable only if the officer’s employment is terminated without “just cause” or by the officer for “good reason” at any time during the two years following a change in control.

For additional information on this plan, see “Potential Post-Employment Payments and Payments Upon a Change in Control” below.

Reimbursement from ONEOK Partners, L.P.

We have entered into a services agreement with ONEOK Partners, L.P. pursuant to which we provide various services to ONEOK Partners, L.P., including the services of certain members of our management who serve as officers of the sole general partner of ONEOK Partners, L.P. Under the services agreement, we allocate to and are reimbursed by ONEOK Partners, L.P. all or a portion of the total compensation paid by us to Messrs. Gibson (64.4 percent for 2012), Spencer (64.4 percent for 2012), Norton (64.4 percent for 2012), Martinovich (64.4 percent for 2012) and Swords (100 percent for 2012) in connection with their services rendered on behalf of ONEOK Partners, L.P. This allocation is determined using the modified Distrigas method, a widely recognized method of allocating costs, which uses a combination of ratios that include gross plant and investment, operating income and labor expense.

Internal Revenue Service Limitations on Deductibility of Executive Compensation

Section 162(m) of the Tax Code, places a limit of $1,000,000 on the amount of compensation that our company may deduct in any one year with respect to its Chief Executive Officer or any of the three other most highly compensated executive officers, other than the principal financial officer, who are employed by us on the last day of the taxable year. There is an exception to the $1,000,000 limitation for performance-based compensation which meets certain requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the company, the Committee has not adopted a policy requiring all compensation to be fully deductible under Section 162(m). Whether or not our shareholders approve Proposal 3, we may award compensation in the future which, in certain instances, may not be fully deductible by us.

Executive Compensation Committee Report

The Executive Compensation Committee of the Board of Directors has the responsibility for reviewing and recommending to the full Board of Directors the company’s executive compensation program. The Committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE.

In this context, the Committee has met, reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Respectfully submitted by the members of the Executive Compensation Committee of the Board of Directors:

Jim W. Mogg, Chair

Pattye L. Moore, Vice Chair

Bert H. Mackie

Eduardo A. Rodriguez

Gerald B. Smith

70  •  ONEOK, Inc. 2013 Proxy Statement

Named Executive Officer Compensation

The following table reflects the compensation paid to the named executive officers in respect of our 2012 fiscal year.

Summary Compensation Table for Fiscal 2012

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
John W. Gibson	2012	$950,000	$3,339,711	$1,050,000	$3,578,970	$147,411	$9,066,092
Chairman and Chief Executive Officer	2011	$900,000	$4,180,000	$1,500,000	$1,530,724	$115,517	$8,226,241
	2010	$900,000	$3,491,288	$1,000,000	$2,577,765	$123,462	$8,092,515

Robert F. Martinovich	2012	$500,000	$1,443,085	$385,000	$—	$113,361	$2,441,446
Executive Vice President, CFO and Treasurer through December 31, 2012 Executive Vice President, Operations effective January 1, 2013	2011 2010	$450,000 $400,000	$1,421,200 $1,330,050	$525,000 $350,000	$— $—	$97,397 $77,080	$2,493,597 $2,157,130

Terry K. Spencer	2012	$600,000	$1,649,240	$520,000	$531,532	$75,411	$3,376,183
President	2011	$500,000	$1,922,800	$650,000	$305,582	$55,764	$3,434,146
	2010	$415,000	$1,330,050	$400,000	$220,450	$45,080	$2,410,580

Pierce H. Norton II	2012	$500,000	$1,443,085	$375,000	$336,193	$58,911	$2,713,189
Executive Vice President and Chief Operating Officer through December 31, 2012 Executive Vice President, Commercial effective January 1, 2013	2011 2010	$400,000 $360,000	$1,086,800 $550,180	$475,000 $300,000	$183,688 $151,023	$43,397 $38,780	$2,188,885 $1,399,983

Sheridan C. Swords	2012	$425,000	$907,082	$345,000	$68,477	$79,461	$1,825,020
President, Natural Gas Liquids through December 31, 2012 Senior Vice President, Natural Gas Liquids effective January 1, 2013	2011 2010	$350,000 $315,000	$1,086,800 $550,180	$400,000 $235,000	$43,377 $34,311	$56,897 $47,780	$1,937,074 $1,182,271

(1)	The amounts included in the table relate to restricted stock incentive units and performance-units granted under our LTI Plan and our ECP, respectively, and reflect the aggregate grant date fair value calculated pursuant to ASC Topic 718. Material assumptions used in the calculation of the value of these equity grants are included in Note L to our audited financial statements for the year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2013.

The aggregate grant date fair value of restricted stock incentive units for purposes of ASC Topic 718 was determined based on the closing price of our common stock on the grant date, adjusted for the current dividend yield. With respect to the performance units, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers the market condition (total shareholder return) and using assumptions developed from historical information of the company and each of the referenced peer companies. The value included for the performance units is based on 100 percent of the performance units vesting at the end of the three-year performance period. Using the

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maximum number of shares issuable upon vesting of the performance units (200 percent of the units granted), the aggregate grant date fair value of the performance units would be as follows:

Name	2012	2011	2010
John W. Gibson	$5,493,744	$6,935,000	$5,847,744
Robert F. Martinovich	$2,373,840	$2,357,900	$2,212,140
Terry K. Spencer	$2,712,960	$3,190,100	$2,212,140
Pierce H. Norton II	$2,373,840	$1,803,100	$913,710
Sheridan C. Swords	$1,492,128	$1,803,100	$913,710

(2)	Reflects short-term cash incentives earned in 2010, 2011 and 2012 and paid in 2011, 2012 and 2013, respectively, under our annual short-term incentive plan. For a discussion of the performance criteria established by the Committee for awards under the 2012 annual short-term incentive plan, see “2012 Annual Short-Term Incentive Awards” above.

(3)	The amounts reflected represent the aggregate change during 2012 in the actuarial present value of the named executive officers’ accumulated benefits under our qualified Retirement Plan and Supplemental Executive Retirement Plan. For a description of these plans, see “Pension Benefits” at page 77. The change in the present value of the accrued pension benefit is impacted by variables such as additional years of service, age and the discount rate used to calculate the present value of the change. For 2012, the change in pension value reflects not only the increase due to additional service and pay for the year, but also an increase in present value due to the lower discount rate (4.25 percent for fiscal 2012, down from 5.00 percent in 2011). The Retirement Plan was closed to new participants as of December 31, 2004, and the named executive officers who participate in the plan are Messrs. Gibson, Spencer, Norton and Swords.

(4)	Reflects (i) the amounts paid as our dollar-for-dollar match of contributions made by the named executive officer under our Nonqualified Deferred Compensation Plan, Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries and Profit Sharing Plan, (ii) the value of shares received under our Employee Stock Award Program as of the date of issuance, and (iii) amounts paid for length of service awards as follows:

Name	Year	Match Under Nonqualified Deferred Compensation Plan (a)	Match Under Thrift Plan (b)	Company Contribution to Profit Sharing Plan (c)	Service Award	Stock Award
John W. Gibson	2012	$132,000	$15,000	$—	$—	$411
	2011	$99,300	$14,700	$—	$—	$949
	2010	$106,800	$14,700	$—	$250	$55
Robert F. Martinovich	2012	$85,250	$15,000	$12,500	$200	$411
	2011	$66,600	$14,700	$14,700	$—	$949
	2010	$50,050	$14,700	$12,250	$—	$55
Terry K. Spencer	2012	$60,000	$15,000	$—	$—	$411
	2011	$39,300	$14,700	$—	$250	$949
	2010	$30,300	$14,700	$—	$—	$55
Pierce H. Norton II	2012	$43,500	$15,000	$—	$—	$411
	2011	$27,300	$14,700	$—	$—	$949
	2010	$24,000	$14,700	$—	$—	$55
Sheridan C. Swords	2012	$63,250	$15,000	$—	$800	$411
	2011	$40,800	$14,700	$—	$—	$949
	2010	$33,000	$14,700	$—	$—	$55

(a)	For additional information on our Nonqualified Deferred Compensation Plan, see “Pension Benefits —Nonqualified Deferred Compensation Plan” below.

(b)	Our Thrift Plan is a tax-qualified plan that covers substantially all of our employees. Employee contributions are discretionary. Subject to certain limits, we match 100 percent of employee contributions to the plan up to a maximum of 6 percent.

72  •  ONEOK, Inc. 2013 Proxy Statement

(c)	Our Profit Sharing Plan covers all non-bargaining unit employees hired after December 31, 2004, employees represented by Local No. 304 of the International Brotherhood of Electrical Workers hired on or after July 1, 2010, employees represented by United Steelworkers hired on or after December 15, 2011, and employees who accepted a one-time opportunity to opt out of our pension plan. We plan to make a contribution to the Profit Sharing Plan each quarter equal to 1 percent of each participant’s eligible compensation during the quarter. Additional discretionary employer contributions may be made at the end of each year. Employee contributions are not allowed under the plan.

With respect to Messrs. Gibson, Martinovich, Spencer, Norton and Swords these amounts also reflect tax gross-up payments received in 2010 in the amounts of $39, $25, $25, $25 and $25, respectively, and tax gross-up payments received in 2011 in the amounts of $568, $448, $448, $448 and $448, respectively, in each case in connection with their receipt of stock awards under the company’s Employee Stock Award Program. Under this program, we have issued one share of our common stock to all eligible employees (full-time employees and employees on short-term disability), for no consideration, when the per-share closing price of our common stock on the NYSE was above $13 (taking into account our two-for-one split) per share for the first time. We have and will continue to issue, for no consideration, one additional share of our common stock to all eligible employees when the closing price on the NYSE is at or above each one dollar increment above $13 (on a post two-for-one stock split basis) per share.

With respect to Mr. Spencer, this amount also reflects a tax gross-up payment received in 2011 in the amount of $117 in connection with his receipt of a cash service award.

With respect to Mr. Gibson, this amount also reflects a tax gross-up payment received in 2010 in the amount of $181 in connection with his receipt of a cash service award.

With respect to Mr. Gibson, this amount also reflects a tax gross-up received in 2010 in the amount of $1,437, with respect to income imputed to him under the Tax Code in connection with his personal use of our aircraft.

In October 2011, we eliminated tax gross-up payments in connection with an employee’s personal use of our aircraft, and effective January 1, 2012, we eliminated tax gross-up payments in connection with shares awarded under our Employee Stock Award Program and cash service awards.

The named executive officers did not receive perquisites or other personal benefits with an aggregate value of $10,000 or more during 2010, 2011 or 2012.

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2012 Grants of Plan-Based Awards

The following table reflects the grants of plan-based awards to the named executive officers during 2012.

Grants of Plan-Based Awards for Fiscal Year 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock Awards (4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
John W. Gibson
Restricted Unit	2/15/2012							16,200	$592,839
Performance Unit	2/15/2012				—	64,800	129,600		$2,746,872
Short-Term Incentive	1/1/2012	$—	$950,000	$2,375,000
Robert F. Martinovich
Restricted Unit	2/15/2012							7,000	$256,165
Performance Unit	2/15/2012				—	28,000	56,000		$1,186,920
Short-Term Incentive	1/1/2012	$—	$350,000	$875,000
Terry K. Spencer
Restricted Unit	2/15/2012							8,000	$292,760
Performance Unit	2/15/2012				—	32,000	64,000		$1,356,480
Short-Term Incentive	1/1/2012	$—	$480,000	$1,200,000
Pierce H. Norton II
Restricted Unit	2/15/2012							7,000	$256,165
Performance Unit	2/15/2012				—	28,000	56,000		$1,186,920
Short-Term Incentive	1/1/2012	$—	$350,000	$875,000
Sheridan C. Swords
Restricted Unit	2/15/2012							4,400	$161,018
Performance Unit	2/15/2012				—	17,600	35,200		$746,064
Short-Term Incentive	1/1/2012	$—	$276,250	$690,625

(1)	Reflects estimated payments that could have been made under our 2012 annual short-term cash incentive plan. The plan provides that our officers may receive annual short-term incentive cash awards based on the performance and profitability of the company, the performance of particular business units of the company and individual performance during the relevant fiscal year. The corporate and business-unit criteria and individual performance criteria are established annually by the Committee. The Committee also establishes annual target awards for each officer expressed as a percentage of their base salaries. The actual amounts earned by the named executive officers in 2012 under the plan and paid in 2013 are set forth under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for Fiscal 2012 above.

(2)	Reflects the performance units that could be earned pursuant to awards granted under our ECP that are earned three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the performance-units granted based on our total shareholder return over the period of February 15, 2012, to February 15, 2015, compared with the total shareholder return of the referenced peer group. One share of our common stock is payable in respect of each performance unit that vests. Performance units are also subject to accelerated vesting upon a change in control.

(3)	Reflects restricted stock incentive units granted under our LTI Plan that vest three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock.

(4)	With respect to the performance units, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers market conditions (such as total shareholder return) and using assumptions developed from historical information of the company and each of the peer companies referenced under “Long-Term Incentive Awards – 2012 Awards” above. This amount is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under ASC Topic 718. The value presented is based on 100 percent of the performance units vesting at the end of the three-year performance period.

74  •  ONEOK, Inc. 2013 Proxy Statement

Outstanding Equity Awards

The following table shows the outstanding equity awards held by the named executive officers as of December 31, 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)(3)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John W. Gibson	—	—	—	$—	—	71,600	$3,060,900	504,112	$21,550,788
Robert F. Martinovich	—	—	—	$—	—	27,500	$1,175,625	186,320	$7,965,180
Terry K. Spencer	—	—	—	$—	—	31,500	$1,346,625	214,080	$9,151,920
Pierce H. Norton II	—	—	—	$—	—	18,500	$790,875	116,320	$4,972,680
Sheridan C. Swords	—	—	—	$—	—	15,900	$679,725	106,544	$4,554,756

(1)	Represents restricted stock incentive units that have not yet vested. Restricted stock incentive units vest three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock. Restricted stock incentive units are scheduled to vest as follows:

Restricted Unit Vesting Schedule

John W. Gibson	30,400	on February 18, 2013
	25,000	on February 15, 2014
	16,200	on February 15, 2015
Robert F. Martinovich	12,000	on February 18, 2013
	8,500	on February 15, 2014
	7,000	on February 15, 2015
Terry K. Spencer	12,000	on February 18, 2013
	11,500	on February 15, 2014
	8,000	on February 15, 2015
Pierce H. Norton II	5,000	on February 18, 2013
	6,500	on February 15, 2014
	7,000	on February 15, 2015
Sheridan C. Swords	5,000	on February 18, 2013
	6,500	on February 15, 2014
	4,400	on February 15, 2015

(2)

Represents performance units that have not yet vested. Performance units vest three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the performance-units granted based on our total shareholder return over the three-year

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performance period, compared with the total shareholder return of the referenced peer group. One share of our common stock is payable in respect of each performance-unit granted that becomes vested. Based on our projected performance at December 31, 2013, performance units are expected to vest as follows:

Performance Unit Vesting Schedule

John W. Gibson	243,200	on February 18, 2013
	200,000	on February 15, 2014
	60,912	on February 15, 2015
Robert F. Martinovich	92,000	on February 18, 2013
	68,000	on February 15, 2014
	26,320	on February 15, 2015
Terry K. Spencer	92,000	on February 18, 2013
	92,000	on February 15, 2014
	30,080	on February 15, 2015
Pierce H. Norton II	38,000	on February 18, 2013
	52,000	on February 15, 2014
	26,320	on February 15, 2015
Sheridan C. Swords	38,000	on February 18, 2013
	52,000	on February 15, 2014
	16,544	on February 15, 2015

(3)	The terms of both our restricted stock incentive units and our performance units provide that any such unvested units will become fully vested upon a change in control. See “Post-Employment Payments and Payments Upon a Change in Control.”

Option Exercises and Stock Vested

The following table sets forth stock awards held by the named executive officers that became vested during 2012 which included restricted units and performance units which were granted in 2009. No named executive officer exercised any options during 2012, and no named executive officer currently holds any unexercised options.

Option Exercises and Stock Vested in Fiscal Year 2012

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
John W. Gibson	—	$—	660,000	$28,848,150
Robert F. Martinovich	—	$—	47,800	$2,102,722
Terry K. Spencer	—	$—	78,000	$3,431,220
Pierce H. Norton II	—	$—	78,000	$3,431,220
Sheridan C. Swords	—	$—	47,800	$2,102,722

76  •  ONEOK, Inc. 2013 Proxy Statement

(1)	Certain of the named executive officers elected to have vested shares withheld to cover applicable state and federal taxes incurred upon vesting. As a result, the net shares received upon the vesting and the related net value realized are as follows:

Name	Net Shares Acquired on Exercise	Net Value Realized on Exercise	Net Shares Acquired on Vesting	Net Value Realized on Vesting
John W. Gibson	—	$—	487,423	$21,259,257
Robert F. Martinovich	—	$—	27,778	$1,222,039
Terry K. Spencer	—	$—	41,486	$1,825,081
Pierce H. Norton II	—	$—	45,382	$1,996,467
Sheridan C. Swords	—	$—	27,774	$1,221,897

(2)

Includes restricted stock incentive units and performance units granted in 2009 that vested in 2012 and that were paid in shares of our common stock. Performance units vested at 200 percent of the initial grant. This level of payout was achieved due to our relative total shareholder return being above the 90th percentile of the total shareholder return of the specified peer group of energy companies.

(3)	The value received on vesting represents the market value of the shares received based on the average of the high and low prices of our common stock on the NYSE on the date of vesting.

Pension Benefits

The following table sets forth the estimated present value of accumulated benefits as of December 31, 2012, and payments made during 2012, in respect of each named executive officer under each of the referenced retirement plans.

Pension Benefits as of December 31, 2012

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
John W. Gibson	Supplemental Executive Retirement Plan	23.00(2)	$15,192,179	$—
	Qualified Pension Plan	13.00(3)	$695,384	$—
Robert F. Martinovich	Supplemental Executive Retirement Plan	—	$—	$—
	Qualified Pension Plan	—	$—	$—
Terry K. Spencer	Supplemental Executive Retirement Plan	11.25	$1,022,683	$—
	Qualified Pension Plan	11.25	$444,761	$—
Pierce H. Norton II	Supplemental Executive Retirement Plan	8.08	$594,481	$—
	Qualified Pension Plan	8.08	$309,155	$—
Sheridan C. Swords	Supplemental Executive Retirement Plan	8.00(4)	$—	$—
	Qualified Pension Plan	8.00(4)	$206,749	$—

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(1)	Each executive officer’s benefit is determined as of age 62 when an unreduced benefit can be received under the plans. The present value of the unreduced benefit is determined using the assumptions from the pension plan measurement date of December 31, 2012. Material assumptions used in the calculation of the present value of accumulated benefits are included in Note M to our audited financial statements for the year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2013.

(2)	Pursuant to a 2000 agreement between the company and Mr. Gibson, 10 additional years of service are included for purposes of calculating Mr. Gibson’s benefits under our 2005 Supplemental Executive Retirement Plan. This additional 10 years of service results in a benefit augmentation with an actuarial present value of $5,560,647, or $36,697 per month.

(3)	Mr. Gibson’s actual service is 12 years and seven months. There is no resulting benefit augmentation with respect to the additional five months credit to Mr. Gibson’s years of service.

(4)	Mr. Swords’ actual service is seven years and six months. There is no resulting benefit augmentation with respect to the additional six months credited to Mr. Swords’ years of service.

Qualified Pension Plan. Our pension plan is a defined benefit pension plan qualified under both the Tax Code and the Employee Retirement Income Security Act of 1974, as amended. The plan covers non-bargaining unit employees hired prior to January 1, 2005, and certain bargaining-unit employees. Non-bargaining unit employees hired after December 31, 2004, employees represented by Local No. 304 of the International Brotherhood of Electrical Workers hired on or after July 1, 2010, employees represented by United Steelworkers hired on or after December 15, 2011, and employees who accepted a one-time opportunity to opt out of our pension plan, are covered by our Profit Sharing Plan.

Benefits under our qualified pension plan generally become vested and non-forfeitable after completion of five years of continuous employment. Under the plan, a vested participant receives a monthly retirement benefit at normal retirement age, unless an early retirement benefit is elected under the plan, in which case the retirement benefit may be actuarially reduced for early commencement. Generally, participants retiring on or after age 62 through normal retirement age receive 100 percent of their accrued monthly benefit which may be reduced depending on the optional form of payment elected at retirement. Benefits are calculated at retirement date based on a participant’s credited service, limited to a maximum of 35 years, and final average earnings. The earnings utilized in the retirement plan benefit formula for employees includes the base salary and short-term incentive compensation paid to an employee during the period of the employee’s final average earnings, less any amounts deferred under our non-qualified deferred compensation plan. The period of final average earnings means the employee’s highest earnings during any 60 consecutive months during the last 120 months of employment. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” and “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for Fiscal 2012 would be considered eligible compensation in determining benefits, except that the plan benefit formula takes into account only fixed percentages of final average earnings. The amount of eligible compensation that may be considered in calculating retirement benefits is also subject to limitations in the Tax Code and the limitations contained in certain collective bargaining agreements applicable to the plan.

Supplemental Executive Retirement Plan. We maintain a Supplemental Executive Retirement Plan (“SERP”) as a supplemental retirement benefit plan for certain officers. The SERP provides that officers may be selected for participation in a supplemental retirement benefit or an excess retirement benefit, or both. If a participant is eligible for both the supplemental retirement benefit and the excess retirement benefit, the excess retirement benefit and benefits payable under our qualified pension plan are treated as an offset that reduces the supplemental retirement benefit. Participants in the SERP are selected by our Chief Executive Officer or, in the case of our Chief Executive Officer, by our Board of Directors.

Supplemental benefits payable to participating employees in the SERP are based upon a specified percentage (reduced for early retirement and commencement of payment of benefits under the SERP) of the highest 36 consecutive month’s compensation of the employee’s last 60 months of service. The excess retirement benefit under the SERP pays a benefit equal at least to the benefit that would be

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payable to the participant under our qualified pension plan if limitations imposed by the Tax Code were not applicable, less the benefit payable under our qualified pension plan with such limitations. Benefits under the SERP are offset by the payment of benefits under our qualified pension plan that were or would have been paid if qualified pension plan benefits were commenced at the same time as the SERP benefits. We fund benefits payable under the SERP through a rabbi trust arrangement. Our Board of Directors may amend or terminate the SERP at any time, provided that accrued benefits to current participants may not be reduced.

No new participants have been added to our SERP since 2005.

Nonqualified Deferred Compensation Plan. The following table sets forth certain information regarding the participation by the named executive officers in our Nonqualified Deferred Compensation Plan.

Nonqualified Deferred Compensation in Fiscal Year 2012

Name	Year	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End
John W. Gibson	2012	$149,000	$132,000	$259,298	$—	$2,070,122
	2011	$115,500	$99,300	$(64,247)	$—	$1,529,824
	2010	$123,000	$106,800	$152,913	$—	$1,379,271
Robert F. Martinovich	2012	$54,500	$85,250	$84,887	$—	$726,979
	2011	$40,500	$66,600	$(9,552)	$—	$502,342
	2010	$33,500	$50,050	$43,863	$—	$404,794
Terry K. Spencer	2012	$180,000	$60,000	$81,908	$—	$775,319
	2011	$113,500	$39,300	$(6,083)	$—	$453,411
	2010	$66,800	$30,300	$35,456	$—	$306,694
Pierce H. Norton II	2012	$51,500	$43,500	$30,199	$—	$457,012
	2011	$79,500	$27,300	$(6,855)	$—	$331,813
	2010	$42,000	$24,000	$13,616	$—	$231,868
Sheridan C. Swords	2012	$32,500	$63,250	$49,495	$—	$474,285
	2011	$42,100	$40,800	$(2,790)	$—	$329,040
	2010	$22,500	$33,000	$30,372	$—	$248,930

(1)	The “All Other Compensation” column of the Summary Compensation Table for Fiscal 2012 at page 71 includes these amounts paid as our matching contributions under our deferred compensation plan.

(2)	There were no above-market earnings in 2012, 2011 or 2010.

We maintain a Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”) to provide select employees with the option to defer portions of their compensation and provide nonqualified deferred compensation benefits that are not otherwise available due to limitations on employer and employee contributions to qualified defined contribution plans under the federal tax laws. We match contributions for the benefit of plan participants to replace any company contributions a participant may lose because of limits imposed under the federal tax laws on contributions by a participant in the Thrift Plan and our Profit Sharing Plan, as well as participants in the Retirement Plan for Employees of ONEOK, Inc. and Subsidiaries who do not participate in the SERP. The Deferred Compensation Plan also allows for supplemental credit amounts, which are amounts that can be contributed at the discretion of the Committee. Under the Deferred Compensation Plan, participants have the option to defer a portion of their salary and/or short-term incentive compensation to a short-term deferral account, which pays out a minimum of five years from the date of election to defer compensation into the short-term deferral account, or to a long-term deferral account, which pays out at retirement or termination of the participant’s employment. Participants are immediately 100-percent vested. Short-

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term deferral accounts are credited with an investment return based on the five-year United States Treasury bond rate as of the first business day of January each year that, for 2012, was 0.878 percent. Long-term deferral accounts are credited with the actual investment return based on the amount of gains, losses and earnings for each of the investment options selected by the participant. For the year ended December 31, 2012, the investment return for the investment options for long-term investment accounts were as follows:

Fund Name	Plan Level Returns
Fidelity Balanced Fund — Class K	13.04%
Moody’s Corporate Bond Long-Term Yield AAA	4.84%
Vanguard Institutional Index	15.98%
Dodge & Cox International Stock Fund	21.03%
American Beacon Funds Large Cap Value	19.07%
Vanguard PRIMECAP	15.38%
Schwab Mgd Retirement Income Class 3	8.56%
Schwab Mgd Retirement Trust 2010 Class 3	10.40%
Schwab Mgd Retirement Trust 2020 Class 3	13.24%
Schwab Mgd Retirement Trust 2030 Class 3	15.11%
Schwab Mgd Retirement Trust 2040 Class 3	16.31%
Schwab Mgd Retirement Trust 2050 Class 3	16.94%
JPMorgan Small Cap Equity (VSEIX)	18.10%
JPMorgan Large Cap Growth Fund — Class R6	12.37%
PIMCO Total Return Administration Fund	10.36%

At the distribution date, cash is distributed to participants based on the fair market value of the deemed investment of the participant’s accounts at that date.

Potential Post-Employment Payments and Payments Upon a Change in Control

Described below are the post-employment compensation and benefits that we provide to our named executive officers. The objectives of the post-employment compensation and benefits that we provide are to:

•	assist in recruiting and retaining talented executives in a competitive market;

•	provide security for any compensation or benefits that have been earned;

•	permit executives to focus on our business;

•	eliminate any potential personal bias of an executive against a transaction that is in the best interest of our shareholders;

•	avoid the costs associated with separately negotiating executive severance benefits; and

•	provide us with the flexibility needed to react to a continually changing business environment.

We do not enter into individual employment agreements with our executive officers. Instead, the rights of our executives with respect to specific events are covered by our compensation and benefit plans. Under this approach, post-employment compensation and benefits are established separately from the other compensation elements of our executives.

The use of a “plan approach” instead of individual employment agreements serves several objectives. First, the plan approach provides us with more flexibility to change the terms of severance benefits from time to time if necessary. Second, the plan approach is more transparent, both internally and externally. Internal transparency eliminates the need to negotiate separation benefits on a case-by-case basis and assures an executive that his or her severance benefits are comparable with those of his or her peers. Finally, the plan approach is easier for us to administer, as it requires less time and expense.

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Payments Made Upon Any Termination. Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during their term of employment. These amounts include:

•	accrued but unpaid salary;

•	amounts contributed under our Thrift Plan, Profit Sharing Plan and Deferred Compensation Plan; and

•	amounts accrued and vested through our pension plan and SERP.

Payments Made Upon Retirement. In the event of the retirement of a named executive officer, in addition to the items identified above, such named executive officer will be entitled to:

•	receive a prorated share of each outstanding performance unit granted under our ECP upon completion of the performance period;

•	receive a prorated portion of each outstanding restricted stock incentive unit granted under our LTI Plan and our ECP upon completion of the restricted period; and

•	participate in health and life benefits for the retiree and qualifying dependents.

Payments Made Upon Death or Disability. In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Any Termination” and “Payments Made Upon Retirement” above, the named executive officer will receive applicable benefits under our disability plan or payments under our life insurance plan.

Payments Made Upon or Following a Change in Control. We believe that the possibility of a change in control creates uncertainty for executive officers because such transactions frequently result in changes in senior management. Our Board of Directors has adopted a Change-in-Control Plan that covers all of our executive officers, including the named executive officers. Subject to certain exceptions, the Change-in-Control Plan will provide our officers with severance benefits if they are terminated by us without cause (as defined in the Change-in-Control Plan) or if they resign for good reason (as defined in the Change-in-Control Plan), in each case within two years following a change in control of ONEOK or ONEOK Partners, L.P. All change-in-control benefits are “double trigger,” meaning that payments and benefits under the plan are payable only if the officer’s employment is terminated by us without “cause” or by the officer for a “good reason” at any time during the two years following a change in control. Severance payments under the plan consist of a cash payment that may be up to three times the participant’s base salary and target short-term incentive bonus, plus reimbursement of COBRA healthcare premiums for 18 months. Our Board of Directors, upon the recommendation of the Committee, established a severance multiplier of one or two times annual salary plus target annual bonus for all participants in the Change-in-Control Plan, including two times for each of the named executive officers.

The Change-in-Control Plan does not provide for additional pension benefits upon a change in control. In addition, the Change-in-Control Plan does not contain an excise tax gross-up for any participant. Rather, severance payments and benefits under the Change-in-Control Plan will be reduced if, as a result of such reduction, the officer would receive a greater total payment after taking taxes, including excise taxes, into account.

Relative to the overall value of our company, we believe the potential benefits payable upon a change in control under the Change-in-Control Plan are comparatively minor, and we believe that the level of benefits is consistent with the general practice among our peers.

For the purposes of the Change-in-Control Plan, a “change in control” generally means any of the following events:

•

an acquisition of our voting securities by any person that results in the person having beneficial ownership of 20 percent or more of the combined voting power of our outstanding voting securities, other than an acquisition directly from us;

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•

the current members of our Board of Directors, and any new director approved by a vote of at least two-thirds of our Board, cease for any reason to constitute at least a majority of our Board, other than in connection with an actual or threatened proxy contest (collectively, the “Incumbent Board”);

•

a merger, consolidation or reorganization with us or in which we issue securities, unless (a) our shareholders immediately before the transaction, as a result of the transaction, own, directly or indirectly, at least 50 percent of the combined voting power of the voting securities of the company resulting from the transaction, (b) the members of our Incumbent Board after the execution of the transaction agreement constitute at least a majority of the members of the Board of the company resulting from the transaction, or (c) no person other than persons who, immediately before the transaction owned 30 percent or more of our outstanding voting securities, has beneficial ownership of 30 percent or more of the outstanding voting securities of the company resulting from the transaction;

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets; or

•

we cease to own, directly or indirectly, a majority of each class of the outstanding equity interests of ONEOK Partners GP, L.L.C., the sole general partner of ONEOK Partners, L.P., we cease to hold the power to designate a majority of the Board of Directors of the of the general partner of ONEOK Partners, L.P., or the general partner of ONEOK Partners, L.P. is removed.

For the purposes of the Change-in-Control Plan, termination for “cause” means a termination of employment of a participant in the Change-in-Control Plan by reason of:

•	a participant’s indictment for or conviction in a court of law of a felony or any crime or offense involving misuse or misappropriation of money or property;

•

a participant’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the company (or a division or subsidiary) or a participant’s violation of any covenant, agreement or obligation not to compete with the company (or a division or subsidiary);

•

any act of dishonesty by a participant that adversely affects the business of the company (or a division or subsidiary) or any willful or intentional act of a participant that adversely affects the business, or reflects unfavorably on the reputation, of the company (or a division or subsidiary);

•	a participant’s material violation of any written policy of the company (or a division or subsidiary); or

•

a participant’s failure or refusal to perform the specific directives of the Board or its officers, which are consistent with the scope and nature of the participant’s duties and responsibilities, to be determined in the Board’s sole discretion.

For the purposes of the Change-in-Control Plan, “good reason” means:

•

a participant’s demotion or material reduction of the participant’s significant authority or responsibility with respect to employment with the company from that in effect on the date the change in control occurred:

•	a material reduction in the participant’s base salary from that in effect immediately prior to the change in control;

•	a material reduction in short-term and/or long-term incentive targets from those applicable to the participant immediately prior to the change in control;

•

the relocation to a new principal place of employment of the participant’s employment by the company, which is more than 35 miles farther from the participant’s principal place of residence than the participant’s principal place of employment was prior to such change; and

•	the failure of a successor company to explicitly assume the Change-in-Control Plan.

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Potential Post-Employment Payments Tables. The following tables reflect estimates of the incremental amount of compensation due each named executive officer in the event of such executive’s termination of employment by reason of death, disability or retirement, termination of employment without cause, or termination of employment without cause or with good reason within two years following a change in control. The amounts shown assume that such termination was effective as of December 31, 2012, and are estimates of the amounts that would be paid to the executives upon such termination, including, with respect to performance units, the performance factor calculated as if the performance period ended on December 31, 2012. The amounts reflected in the “Qualifying Termination Following a Change in Control” column of the tables that follow are the amounts that would be paid pursuant to our Change-in-Control Plan and, with respect to the performance units, assume achievement of a performance factor at the target of 100 percent.

John W. Gibson	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$3,800,000
COBRA Premiums	$—	$—	$17,112
Equity
Restricted Stock/Unit	$2,072,900	$2,072,900	$3,060,900
Performance Shares/Unit	$15,767,530	$—	$12,243,600
Total	$17,840,430	$2,072,900	$15,304,500
Total	$17,840,430	$2,072,900	$19,121,612

Robert F. Martinovich	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$1,700,000
COBRA Premiums	$—	$—	$25,814
Equity
Restricted Stock/Unit	$789,688	$789,688	$1,175,625
Performance Shares/Unit	$5,803,550	$—	$4,617,000
Total	$6,593,238	$789,688	$5,792,625
Total	$6,593,238	$789,688	$7,518,439

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Terry K. Spencer	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$2,160,000
COBRA Premiums	$—	$—	$25,814
Equity
Restricted Stock/Unit	$879,938	$879,938	$1,346,625
Performance Shares/Unit	$6,475,200	$—	$5,301,000
Total	$7,355,138	$879,938	$6,647,625
Total	$7,355,138	$879,938	$8,833,439

Pierce H. Norton II	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$1,700,000
COBRA Premiums	$—	$—	$25,814
Equity
Restricted Stock/Unit	$454,813	$454,813	$790,875
Performance Shares/Unit	$3,205,300	$—	$3,120,750
Total	$3,660,113	$454,813	$3,911,625
Total	$3,660,113	$454,813	$5,637,439

Sheridan C. Swords	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$1,402,500
COBRA Premiums	$—	$—	$25,355
Equity
Restricted Stock/Unit	$423,938	$423,938	$679,725
Performance Shares/Unit	$3,089,210	$—	$2,676,150
Total	$3,513,148	$423,938	$3,355,875
Total	$3,513,148	$423,938	$4,783,730

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Additional Equity Compensation Plan Information

The following table sets forth certain information concerning our equity compensation plans as of December 31, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a)) (c)
Equity compensation plans approved by security holders(1)	3,300,215	29.61	7,847,642
Equity compensation plans not approved by security holders(2)	498,728	42.75(3)	1,007,204
Total	3,798,943	31.33	8,854,846

(1)	Includes shares granted under our Employee Stock Purchase Plan, and Employee Stock Award Program, and stock options, restricted stock incentive units and performance-unit awards granted under our LTI Plan and ECP. For a brief description of the material features of these plans, see Note L of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 26, 2013. Column (c) includes 2,521,982, 263,489, 1,300,732 and 3,761,439 shares available for future issuance under our Employee Stock Purchase Plan, Employee Stock Award Program, LTI Plan and ECP, respectively.

(2)	Includes our Employee Nonqualified Deferred Compensation Plan, Deferred Compensation Plan for Non-Employee Directors and Stock Compensation Plan for Non-Employee Directors. For a brief description of the material features of these plans, see Note L of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 26, 2013.

(3)	Compensation deferred into our common stock under our Employee Nonqualified Deferred Compensation Plan and Deferred Compensation Plan for Non-Employee Directors is distributed to participants at fair market value on the date of distribution. The price used for these plans to calculate the weighted-average exercise price in the table is $42.75, which represents the year-end closing price of our common stock on the NYSE.

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Proposal 4 – Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) added provisions to Section 14A of the Securities and Exchange Act of 1934 to provide that a public company’s proxy statement in connection with the company’s annual meeting of shareholders must, at least once every three years, allow shareholders to cast a non-binding advisory “say-on-pay” vote regarding the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. Section 14A of the Securities and Exchange Act of 1934, as amended by the Dodd-Frank Act, also requires us, not less frequently than once every six years, to provide our shareholders the opportunity to vote on a non-binding advisory basis on the frequency with which we will submit to shareholders a “say-on-pay” advisory vote.

At our 2012 annual meeting of shareholders, a substantial majority of our shareholders voted for an annual say-on-pay vote. Based on these results, we intend to provide our shareholders with an annual, non-binding advisory say-on-pay vote on executive compensation until the next required non-binding advisory vote on the frequency of future advisory say-on-pay votes as required by the rules of the Securities and Exchange Commission.

As described in the Compensation Discussion and Analysis section of this proxy statement and the compensation tables and narratives discussion set forth above, our executive compensation program is based on our pay-for-performance philosophy and is designed with the following goals in mind:

•	to align the interests of our executive officers with the interests of our shareholders;

•	to attract, retain and motivate highly talented executives who are critical to the successful implementation of our strategic plan;

•	to pay our executives fairly relative to one another and our industry peers based on their responsibilities, experience and performance; and

•	to implement sound governance practices by implementing executive compensation best practices and policies.

Our Executive Compensation Committee regularly reviews the compensation program for our named executive officers to ensure that it achieves these goals.

Examples of how the various elements of our compensation program for our named executive officers are linked to company performance and are designed to achieve the goals set forth above include:

•

a substantial portion of our named executive officers’ compensation is “variable” or “at-risk” incentive compensation, meaning that it is tied to our performance relative to various short-term and long-term objectives, which are based on a number of financial and business goals;

•	awards to each executive officer are subject to fixed maximums established by our Executive Compensation Committee;

•	incentive awards are based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	short-term and long-term incentive awards are not tied to formulas that could focus executives on specific short-term outcomes;

•	the Executive Compensation Committee approves the final annual incentive plan awards after the review and confirmation of executive and operating and financial performance;

•	short-term cash and long-term performance-unit incentive awards are subject to clawback provisions as described on page 68;

•	for executive officers, a significant portion of incentive award value is delivered in the form of our stock-based compensation that vests over multiple years;

86  •  ONEOK, Inc. 2013 Proxy Statement

•	for executive officers, 80 percent of the long-term, stock-based incentive amounts are in the form of performance units; and

•	executive officers are subject to our share-ownership guidelines, described on page 69.

For additional information on the compensation program for our named executive officers, including specific information about compensation in fiscal year 2012, please read the “Executive Compensation Discussion and Analysis,” along with the subsequent tables and narrative descriptions, beginning on page 53.

Following our 2012 annual meeting of shareholders, the Executive Compensation Committee took into account the affirmative vote by 94.4 percent of our shareholders who voted on our executive compensation at our 2012 annual meeting of shareholders and determined to continue to apply the same principles historically applied in determining the nature and amount of executive compensation.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Vote Required and Board Recommendation

This vote is advisory and will not be binding on the company, our Board of Directors or our Executive Compensation Committee. Our Board and our Executive Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Approval of this proposal requires the affirmative vote of the holders of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on the proposal at the meeting. Abstentions will have the same effect as votes against this proposal.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

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Proposal 5 – Shareholder Proposal Regarding Publication of a Report on Methane Emissions

Information regarding a shareholder proposal is set forth below. The Christopher Reynolds Foundation, c/o Trillium Asset Management, 711 Atlantic Ave., Boston, MA 02111, a beneficial owner of 467 shares of our common stock, has stated that it intends to introduce a resolution at our 2013 annual meeting of shareholders. The resolution and supporting statement as received from the Christopher Reynolds Foundation, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated in the “Statement of Opposition to the Proposal” which follows the proposal.

Proponent’s Resolution:

FUGITIVE METHANE EMISSIONS REPORT

WHEREAS:

Natural gas development has been publicized for its superior environmental profile; fugitive methane emissions in the oil and gas sector represent one of the most rapidly growing sources of anthropogenic methane emissions in the US, contributing 20 percent of short-term global warming impact. The promise of natural gas as a bridge fuel to a more sustainable energy future is under question given the high short-term climate impact. The Intergovernmental Panel on Climate Change estimates that methane has 25x the impact on temperature as CO2 over a 100 year period and 72x the impact over a 20 year period.

Methane is the primary component of natural gas and is emitted across the value chain during production, processing, transmission, storage, and distribution. Emissions have not been tightly regulated, measured, monitored, mitigated, or disclosed, creating a risk to industry, operators, and environment alike. Studies from Cornell and the University of Colorado estimate highly varied methane leakage rates as a percentage of production, creating uncertainty and garnering attention from Forbes and The New York Times. Regulatory risk exists as the EPA looks to limit emissions through rules such as The New Source Performance Standards requiring green completions by 2015, and encourages best practice through the Natural Gas STAR program. The International Energy Agency highlights the risk of failing to implement best practice measurement and disclosure in their 2012 report “The Golden Age of Natural Gas.”

We believe Oneok’s social license to operate is at risk and the company has a responsibility to implement a comprehensive program of measurement, mitigation, disclosure, and target setting. We recognize some operations may incorporate best practice management; however, the risk of leaks at high growth or select geographies can negate best practices elsewhere.

Methane leakage has a direct economic impact on Oneok as lost gas is not available for sale, whereas natural gas captured through control processes can be sold in the market, generating positive returns.

Oneok has an opportunity to display leadership, as it has through participation in the Natural Gas STAR program. Significant reductions in methane emissions are possible using new technologies with positive return on investment. Benefits include worker safety improvements, maximizing available energy resources, reducing economic waste, protecting human health, and reducing environmental impacts. Upgrading production assets may also improve performance, making assets more robust and less susceptible to upsets and downtime.

RESOLVED:

Shareholders request that the Board of Directors publish a report (by October 2013, at reasonable cost, and omitting proprietary information) for investors on how Oneok is measuring, mitigating, setting reduction targets, and disclosing methane emissions.

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Proponent’s Supporting Statement:

The Carbon Disclosure Project’s 2013 Oil and Gas Supplement will include a questionnaire on methane emissions, presenting widely accepted format for disclosure. We believe a report adequate for investors to assess the company’s strategy would include methane leakage rate as a percentage of production or throughput, how the company is measuring and mitigating emissions, reduction targets, best practices, worst performing assets, risk mitigation, and environmental impact.

Board of Directors’ Statement in Opposition to the Proposal

Your Board of Directors unanimously recommends a vote AGAINST the approval of this proposal.

We are committed to providing energy and energy-related services in a safe and environmentally responsible manner and strive to balance our environmental responsibility with sound business decisions and fiscal responsibility. Our management’s view is that these goals are not mutually exclusive, as the increasing substitution of clean-burning natural gas for other fossil fuels is contributing to overall reported greenhouse gas emissions reductions around the country. Natural gas (methane) is one of the primary products we gather, process and transport, and we continue to implement a number of emission-reduction efforts across our operations, including those designed to recapture and reduce greenhouse gas emissions. Our Board of Directors and our management team regularly monitor potential areas for improvement to reduce further greenhouse gas emissions. For example, since 2010, we have implemented a pipeline optimization program that uses modeling technology and other methods to more efficiently manage our interstate pipeline systems — resulting in reduced fuel use and product losses, while enhancing reliability for our customers. In addition, our natural gas distribution and ONEOK Partners, L.P. business segments participate in the Environmental Protection Agency’s (“EPA”) Natural Gas STAR Program to voluntarily reduce methane emissions, and, in 2010, ONEOK Partners, L.P. was named the program’s natural gas gathering and processing partner of the year.

Our Board of Directors is also mindful of the need for timely and complete disclosure of the company’s efforts in this area. As a result, we make publicly available comprehensive information concerning our ongoing programs to reduce emissions. Annually, we publish a Corporate Responsibility Report that can be found on our website at http://www.oneok.com/CorporateResponsibility/OurCommitment.aspx. In our most recent 2011-2012 Corporate Responsibility Report, we include detailed information with respect to 2011 greenhouse gas emissions related to our largest facilities as reported to the EPA in accordance with its Mandatory Greenhouse Gas Reporting rule. (For more information on the EPA’s Greenhouse Gas Reporting Rule, visit www.epa.gov.) The disclosure contained in the “Environmental Performance” section of our 2011-2012 Corporate Responsibility Report includes greenhouse gas emissions data broken out by company business unit with respect to both the natural gas and natural gas liquids supplied to customers as well as facility-direct emissions of the company, which include combustible emissions released from our operations, and methane and carbon dioxide emissions from equipment leaks, venting and other processes common to natural gas systems. The greenhouse gas emissions data set forth in this report is based on the “Carbon Dioxide Equivalent” metric required by applicable regulations, which accounts for the global warming potential of specific greenhouse gases, including methane.

We have proven our commitment to environment sustainability and recognize the importance of environmental stewardship and the growing interest concerning levels of emissions of greenhouse gasses and their potential effects on the earth’s climate. We believe that our commitment to and our record of monitoring and reducing our greenhouse gas emissions speaks for itself as detailed in our Corporate Responsibility Report. Our Board of Directors believes the additional report advocated by the shareholder proponent of this proposal would produce little useful information beyond that which our company already provides. We continue to proactively take steps to reduce company methane emissions, and our Board of Directors believes that we have already undertaken an appropriate level of

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methane emissions reporting. In light of the substantial disclosure already provided by us with respect to methane and other greenhouse gas emissions, the Board of Directors does not believe publishing an additional report specifically on methane emissions is a necessary or a prudent use of the company’s human and financial resources. To the contrary, the report requested by the proponent would lead to an unnecessary and duplicative diversion of resources. Our Board of Directors will, of course, continually review our environmental activities and the associated reporting in light of changing facts and circumstances.

Vote Required and Board Recommendation

For the reasons set forth above, the Board of Directors believes that the publication of the proponent’s requested report is not in the best interests of the company or our shareholders at this time.

Approval of this shareholder proposal, if properly presented, requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the meeting. Abstentions will have the effect of a vote against the proposal.

Your Board of Directors unanimously recommends a vote AGAINST the approval of this proposal.

90  •  ONEOK, Inc. 2013 Proxy Statement

Related-Person Transactions

Our Board of Directors recognizes that transactions in which we participate and in which a related person (executive officer, director, director nominee, 5 percent or greater shareholder and their immediate family members) has a direct or indirect material interest can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its shareholders. Accordingly, as a general matter, it is our preference to avoid related-person transactions. Nevertheless, we recognize that there are situations where related-person transactions may be in, or may not be inconsistent with, the best interests of the company and its shareholders including, but not limited to, situations where we provide products or services to related persons on an arm’s length basis and on terms comparable with those provided to unrelated third parties.

In the event we enter into a transaction in which an executive officer (other than an employment relationship), director (other than compensation arrangements for service on our Board provided to each director), director nominee, 5 percent or greater shareholder, or a member of their immediate family has a direct or indirect material interest, the transaction is presented to our Audit Committee and, if warranted, our Board, for review to determine if the transaction creates a conflict of interest and is otherwise fair to the company. In determining whether a particular transaction creates a conflict of interest and, if so, is fair to the company, our Audit Committee and, if warranted, our Board of Directors, consider the specific facts and circumstances applicable to each such transaction, including: the parties to the transaction, their relationship to the company and nature of their interest in the transaction; the nature of the transaction; the aggregate value of the transaction; the length of the transaction; whether the transaction occurs in the normal course of our business; the benefits to our company provided by the transaction; if applicable, the availability of other sources of comparable products or services; and, if applicable, whether the terms of the transaction, including price or other consideration, are the same or substantially the same as those available to the company if the transaction were entered into with an unrelated party.

We require each executive officer and director to annually provide us written disclosure of any transaction in which we participate and in which the officer or director or any of his or her immediate family members has a direct or indirect material interest. Our Corporate Governance Committee reviews our disclosure of related-party transactions in connection with its annual review of director independence. These procedures are not in writing but are documented through the meeting agendas and minutes of our Audit and Corporate Governance Committees.

Shareholder Proposals

The rules of the Securities and Exchange Commission provide when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under these rules, proposals that shareholders would like to submit for inclusion in our proxy statement for our 2014 annual meeting of shareholders should be received by our corporate secretary at our principal executive offices no later than December 5, 2013. Only those shareholder proposals eligible for inclusion under the rules of the Securities and Exchange Commission will be included in our proxy statement.

If a shareholder desires to present a proposal other than the nomination of directors at our 2014 annual meeting outside the process provided by the rules of the Securities and Exchange Commission, the shareholder must follow the procedures set forth in our bylaws. Our bylaws generally provide that a shareholder may present a proposal at an annual meeting if (1) the shareholder is a shareholder of record at the time the shareholder gives written notice of the proposal and is entitled to vote at the meeting and (2) the shareholder gives timely written notice of the proposal, including any information regarding the proposal required under our bylaws, to our corporate secretary. To be timely for our 2014 annual meeting, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices no later than December 5, 2013.

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Householding

Shareholders with multiple accounts that share the same last name and household mailing address will receive a single copy of shareholder documents (annual report, proxy statement, or other informational statement) unless we are instructed otherwise. Each shareholder, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs.

If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver copies, to the extent you request copies, for each member of your household who was a registered shareholder as of the record date. You may make this request by calling Wells Fargo Shareowner Services at 1-877-602-7615, or by providing written instructions to Wells Fargo Shareowner Services, Attn: Householding/ONEOK, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854. You also may contact us in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder, or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household. If you are not a registered shareholder and your shares are held by a broker, bank or other holder of record, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

Annual Report on Form 10-K

Our 2012 annual report to shareholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2012) is available on our corporate website at www.oneok.com. We will provide, without charge, on the written request of any person solicited hereby, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2012. Written requests should be mailed to Eric Grimshaw, Secretary, ONEOK, Inc., 100 West Fifth Street, Tulsa, Oklahoma 74103.

92  •  ONEOK, Inc. 2013 Proxy Statement

Other Matters

So far as is now known to us, there is no business other than that described in this proxy statement above to be presented to the shareholders for action at the annual meeting. Should other business come before the annual meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please authorize a proxy electronically via the Internet, by telephone, or by mail. Please act promptly to ensure that you will be represented at this important meeting.

By order of the Board of Directors.

ERIC GRIMSHAW Secretary

Tulsa, Oklahoma

April 4, 2013

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Appendix A

ONEOK, Inc.

Equity Compensation Plan

Amended and Restated December 18, 2008

(Updated to Reflect the 2012 Two-for-One Stock Split)

1.	General

1.1   Purposes. The purposes of this Plan are (a) to provide competitive incentives that will enable the Company to attract, retain, motivate, and reward eligible Employees and Non-Employee Directors of the Company, and (b) to give the Company’s eligible Employees and Non-Employee Directors an interest parallel to the interests of the Company’s shareholders generally.

1.2   Duration of Plan. The date of adoption and term of the Plan are as follows:

(a) The Plan was initially adopted and effective on February 17, 2005, the date of its first adoption and approval by the Board of Directors, such adoption of the Plan having been approved by the shareholders of the Company within one (1) year of that date, on May 19, 2005. The term of the Plan as so initially adopted and approved was until a termination date of February 17, 2015, or until sooner terminated by the Board of Directors.

(b) The Plan, as amended and restated in and by this instrument, is effective on an Effective Date of February 21, 2008, the date of its adoption and approval by the Board of Directors, provided that the shareholders of the Company thereafter approve it within one (1) year of that date. If the Plan, as so amended and restated, is so approved by the shareholders of the Company, it shall have an extended term and shall terminate on a termination date of February 21, 2018, or until sooner terminated by the Board of Directors.

(c) If the Plan, as so amended and restated in and by this instrument, is not so approved by the shareholders of the Company, the amendments thereto and this instrument shall not become effective and shall be of no force and effect, and the Plan shall remain in effect in accordance with its written terms and provisions as initially adopted and approved.

(d) The Plan shall remain in effect until its termination date, or until the Plan is sooner terminated by the Board of Directors, and upon its termination shall continue to be administered thereafter with respect to any Stock Incentive granted prior to the date of such termination.

(e) In no event shall a Stock Incentive be granted under the Plan more than ten (10) years from February 21, 2008, the date the Plan, as amended and restated in and by this instrument, is adopted.

1.3   The Company intends that Stock Incentives and Awards granted pursuant to the Plan be exempt from or comply with Section 409A and Treasury Regulations thereunder and the Plan shall be so construed.

1.4   Amended and Restated Plan Document. The Plan is amended and restated in the form of this instrument effective December 18, 2008.

2.	Definitions

Unless otherwise required by the context, the following terms, when and wherever used in this Plan, shall have the meanings set forth in this Section 2.

2.1	“Award” means an award of a Stock Incentive that is made under the Plan.

2.2   “Award Agreement” means a written instrument that is an agreement that evidences an Award and terms and provisions of a Stock Incentive granted under the Plan, pursuant to Section 15.4 or other provisions of the Plan.

ONEOK, Inc. 2013 Proxy Statement  -  A-1

2.3   “Beneficiary” means a person or entity (including a trust or estate), designated in writing by a Participant on such forms and in accordance with such terms and conditions as the Committee may prescribe, to whom the Participant’s rights under the Plan shall pass in the event of the death of the Participant.

2.4   “Board” or a “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

2.5	A “Change in Control” shall mean the occurrence of any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this Section 2(c), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any company or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned or controlled, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b) The individuals who, as of February 15, 2001, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board of Directors; or, following a Merger which results in a Parent Company, the board of directors of the ultimate Parent Company; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c) The consummation of:

(1) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(A) the stockholders of the Company, immediately before such Merger, own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the company resulting from such Merger (the “Surviving Company”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Company is not Beneficially Owned, directly or indirectly by another Person (a “Parent Company”), or (y) if there is one or more Parent Companies, the ultimate Parent Company;

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (i) the Surviving Company, if there is no Parent Company, or (ii) if there is one or more Parent Companies, the ultimate Parent Company; and

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(C) no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such Merger had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the outstanding voting securities or common stock of (i) the Surviving Company if there is no Parent Company, or (ii) if there is one or more Parent Companies, the ultimate Parent Company.

(2) A complete liquidation or dissolution of the Company; or

(3) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities if: (1) such acquisition occurs as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this subparagraph) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur, or (2) (A) within five business days after a Change in Control would have occurred (but for the operation of this subparagraph), or if the Subject Person acquired Beneficial Ownership of twenty percent (20%) or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities inadvertently, then after the Subject Person discovers or is notified by the Company that such acquisition would have triggered a Change in Control (but for the operation of this subparagraph), the Subject Person notifies the Board of Directors that it did so inadvertently, and (B) within two business days after such notification, the Subject Person divests itself of a sufficient number of Shares or Voting Securities so that the Subject Person is the Beneficial Owner of less than twenty percent (20%) of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities.

Notwithstanding anything in this Plan to the contrary, if an eligible Employee’s employment is terminated by the Company without Just Cause prior to the date of a Change in Control but the eligible Employee reasonably demonstrates that the termination (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Plan, provided a Change in Control shall actually have occurred.

Notwithstanding the foregoing, the Committee may from time to time provide in the written terms and provisions of a Stock Incentive instrument, Award or Award Agreement that a different definition of the terms Change in Ownership or Control shall apply and determine the time of settlement, distribution and payment of an Award for purposes of Section 409A and any deferral of compensation subject to the requirements of Section 409A under the Plan.

2.6   “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. References to a particular section of the Code shall include references to any related Treasury Regulations and to successor provisions.

ONEOK, Inc. 2013 Proxy Statement  -  A-3

2.7   “Committee” means the Committee appointed by the Board of Directors to administer the Plan pursuant to the provisions of section 14.1 below.

2.8   “Common Stock” means common stock, $0.01 par value, of the Company.

2.9   “Company” means ONEOK, Inc., an Oklahoma corporation, its successors and assigns, or any division or Subsidiary thereof.

2.10   “Deferred Compensation Program” means a program established by the Committee providing for the deferral of compensation with respect to Awards pursuant to sections 10 and 11.

2.11   “Director Fees” means all compensation and fees paid to a Non-Employee Director by the Company for his or her services as a member of the Board of Directors.

2.12   “Director Stock Award” means an award of ONEOK, Inc. Common Stock granted to a Non-Employee Director.

2.13   “Effective Date” means February 21, 2008, the date the Plan, as now amended and restated in and by this instrument, was adopted, as described in Section 1.2, above.

2.14   “Employee” means an employee of the Company, including an officer or director who is such an employee.

2.15   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.16   “Fair Market Value” on a particular date means the average of the high and low sale prices of a share of Common Stock in consolidated trading on the date in question as reported by The Wall Street Journal or another reputable source designated by the Committee; provided that if there were no sales on such date reported as provided above, the respective prices on the most recent prior day for which a sale was so reported. In the case of an Incentive Stock Option, if the foregoing method of determining Fair Market Value should be inconsistent with section 422 of the Code, or in the case of any other type of Stock Incentive the foregoing method is determined by the Committee, in its discretion, to not be applicable, a “Fair Market Value” shall be determined by the Committee in a manner consistent with such section of the Code, or in such other manner as the Committee, in its discretion, determines to be appropriate, and shall mean the value as so determined.

Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value of a share of Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by a Participant, any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or market system and consistently applied, or on any other basis consistent with the requirements of Section 409A. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan to the extent consistent with the requirements of Section 409A.

2.17   “General Counsel” means the General Counsel of the Company serving from time to time.

2.18   “Incentive Stock Option” means an option, including an Option as the context may require, intended to qualify for the tax treatment applicable to incentive stock options under section 422 of the Code.

2.19   “Just Cause” shall mean the Employee’s conviction in a court of law of a felony, or any crime or offense in a court of law of a felony, or any crime or offense involving misuse or misappropriation of money or property, the Employee’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the Company (or a division or Subsidiary); any violation by the Employee of any covenant not to compete with the Company (or a division or Subsidiary); any act of dishonesty by the Employee which adversely affects the business of the Company (or a division or subsidiary); any willful or intentional act of the Employee which adversely

A-4  -  ONEOK, Inc. 2013 Proxy Statement

affects the business of, or reflects unfavorably on the reputation of the Company (or a division or Subsidiary); the Employee’s use of alcohol or drugs which interferes with the Employee’s performance of duties as an employee of the Company (or a division or Subsidiary); or the Employee’s failure or refusal to perform the specific directives of the Company’s Board of Directors, or its officers which directives are consistent with the scope and nature of the Employee’s duties and responsibilities with the existence and occurrence of all of such causes to be determined by the Company in its sole discretion; provided, that nothing contained in the foregoing provisions of this paragraph shall be deemed to interfere in any way with the right of the Company (or a division or Subsidiary), which is hereby acknowledged, to terminate the Employee’s employment at any time without cause.

2.20   “Non-Employee Director” means a member of the Board of Directors of the Company who is not an employee of the Company, and who qualifies as a “Non-Employee Director” under the definition of that term in SEC Rule 16b-3.

2.21   “Non-Qualified Performance Stock Incentive” means a Performance Stock Incentive granted under the Plan that is not intended to qualify as qualified performance based compensation under Section 162(m) of the Code, as described in Section 15.9.

2.22   “Non-Statutory Stock Option” means an option, including an Option as the context may require, which is not intended to qualify for the tax treatment applicable to incentive stock options under section 422 of the Code.

2.23   “Option” means an option granted under this Plan to purchase shares of Common Stock. Options may be Incentive Stock Options or Non-Statutory Stock Options.

2.24   “Participant” means an Employee who the Committee determines is in a position to contribute significantly to the growth and profitability of, or to perform services of major importance to the Company, its divisions and subsidiaries, or Non-Employee Director, who is selected by the Committee to be a Participant in the Plan and to be granted a Stock Incentive under the Plan.

2.25   “Performance Goal” means one or more criteria or standards established by the Committee to determine, in whole or in part, whether a Performance Stock Incentive shall be awarded or earned, which may include the criteria and standards established pursuant to Section 13.9.

2.26   “Performance Period” means the time period designated by the Committee during which Performance Goals must be met.

2.27   “Performance Stock Award” means a Stock Incentive providing for a grant of shares of Common Stock the award or delivery of which is subject to specified Performance Goals.

2.28   “Performance Stock Incentive” means a Stock Incentive, including without limitation, a Performance Stock Award, Performance Unit Award, Restricted Stock Award, or Restricted Unit Award providing for the award, delivery or payment of shares of Common Stock or cash, or a combination of each, that is subject to specified Performance Goals.

2.29   “Performance Unit Award” means a Stock Incentive providing for a grant of a unit or units representing an amount of cash or shares of Common Stock (including a Stock Unit as defined in Section 2.45), or a combination of each, that will be distributed in the future if continued employment and/or other specified Performance Goals or other performance criteria specified by the Committee are attained; and which Performance Goals or other performance criteria may include, without limitation, corporate, divisional or business unit financial or operating performance measures, as more particularly described in Section 15.9; and which other contingencies may include the Participant’s depositing with the Company, acquiring or retaining for stipulated time periods specified amounts of Common Stock; and the amount of Stock Incentive may, but need not be determined by reference to the market value of Common Stock.

2.30   “Plan” means the ONEOK, Inc. Equity Compensation Plan set forth in these pages, as amended from time to time.

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2.31   “Plan Year” means the calendar year beginning on January 1 and ending the next December 31.

2.32   “Qualified Performance Stock Incentive” means a Performance Stock Incentive granted under the Plan that is intended to qualify as qualified performance based compensation under Section 162(m) of the Code, as described in Section 15.9.

2.33   “Restricted Stock Award” means shares of Common Stock which are issued or transferred to a Participant under Section 6, below, and which will become free of restrictions specified by the Committee if continued employment and/or Performance Goals or other performance criteria specified by the Committee are attained; and which Performance Goals or other criteria, circumstances or conditions arise, exist or are satisfied; and which may but need not include, without limitation, corporate, divisional or business unit financial or operating performance measures, as more particularly described in Section 15.9

2.34   “Restricted Unit Award” means a Stock Incentive providing for a grant of a unit or units representing an amount of cash or shares of Common Stock or a combination of each, which become free of restrictions specified by the Committee if continued employment and/or Performance Goals or other criteria, circumstances or conditions arise, exist or are attained; and which may but need not include, without limitation, corporate, divisional or business unit financial or operating performance measures, as more particularly described in Section 13.9.

2.35   “SEC Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act, as such rule or any successor rule may be in effect from time to time.

2.36   “Secretary” means the Secretary of the Company.

2.37   “Section 16 Person” means a person subject to Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

2.38   “Section 409A” means Section 409A of the Code, and unless otherwise expressly indicated herein, all Treasury Regulations issued under Section 409A of the Code.

2.39   “Section 409A Deferred Compensation” means compensation provided pursuant to the Plan that constitutes deferred compensation subject to and not exempted from the requirements of Section 409A.

2.40   “Share” or “shares” means a share or shares of Common Stock, par value $.01 per share of the Company.

2.41   “Stock” means Common Stock of the Company.

2.42   “Stock Appreciation Right” means a right granted to a Participant denominated in shares of Common Stock, to receive, upon exercise of the right (or both the right and a related Option, if applicable in the case of issuance in tandem with an Option), an amount, payable in shares of Common Stock, in cash, or a combination thereof that does not exceed the excess of the Fair Market Value of the share or shares of Common Stock on the date such right is exercised over the base price of such share or shares provided in and for such right on the date such right is granted, as determined by the Committee.

2.43   “Stock Bonus Award” means an amount of cash or shares of Common Stock which is distributed to a Participant or which the Committee agrees to distribute in the future to a Participant in lieu of, or as a supplement to, any other compensation that may have been earned by services rendered prior to the date the distribution is made. Unless otherwise determined by the Committee, the amount of the award shall be determined by reference to the Fair Market Value of Common Stock. Performance Stock Awards, Performance Unit Awards, Restricted Stock Awards and Restricted Unit Awards are specific types of Stock Bonus Awards.

2.44   “Stock Incentive” means rights and incentive compensation granted under this Plan in one of the forms referred to and provided for in Section 3.

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2.45   “Stock Unit” means a unit evidencing the right to receive under certain conditions or in specified circumstances one (1) share of Common Stock or equivalent value, as determined by the Committee.

2.46   “Subsidiary” means a corporation or other form of business association of which shares (or other ownership interest) having more than fifty percent (50%) of the voting power are or in the future become owned or controlled, directly or indirectly, by the Company; provided, however, that in the case of an Incentive Stock Option, the term “Subsidiary” shall mean a Subsidiary (as defined by the preceding clause) which is also a “subsidiary corporation” as defined in Section 424(f) of the Code.

2.47   “Time-Lapse Restricted Stock Incentive” means a Restricted Stock Award, Restricted Unit Award, or any other Stock Incentive the award of which is based solely on continued employment with the Company for a specified period of time.

3.	Grants of Stock Incentives

3.1   Stock Incentives to Employees/Participants. Subject to the provisions of the Plan, the Committee may at any time, or from time to time, grant Stock Incentives to one or more Employees that the Committee selects to be a Participant in the Plan, which may be (i) Stock Bonus Awards, which may, but need not be Performance Stock Awards, Performance Unit Awards or Restricted Stock Awards, Restricted Unit Awards and/or (ii) Options, which may be Incentive Stock Options or Non-Statutory Stock Options, and/or (iii) Stock Appreciation Rights.

3.2   Non-Employee Director Awards. Subject to the provisions of the Plan, the Committee shall grant Director Stock Awards to Non-Employee Directors in accordance with Section 9 of the Plan. Notwithstanding anything else otherwise expressed or implied in the Plan, no other form of Stock Incentive shall be granted to Non-Employee Directors under the Plan, and in no event shall any grant of an Incentive Stock Option be made to a Non-Employee Director.

3.3   Modifications. After a Stock Incentive has been granted,

(a) the Committee may waive any term or condition thereof that could have been excluded from such Stock Incentive when it was granted, and

(b) with the written consent of the affected Participant, may amend any Stock Incentive after it has been granted to include (or exclude) any provision which could have been included in (or excluded from) such Stock Incentive when it was granted, and no additional consideration need be received by the Company in exchange for such waiver or amendment;

(c) provided, that modification of any Option granted under the Plan shall be subject to the prohibition of repricing of Options stated in Section 7.9; and

(d) the modification of any Option or other Stock Incentive that provides for, or in order to provide for, deferral of compensation subject to Section 409A must meet all requirements under Section 409A and Treasury Regulations, including requirements applicable to Subsequent Elections and the requirement that acceleration of payment of deferred compensation shall not be permissible.

3.4   Forms of Stock Incentives. A particular form of Stock Incentive may be granted to a Participant either alone or in addition to other Stock Incentives hereunder. The provisions of particular forms of Stock Incentives need not be the same for each Participant.

4.	Stock Subject to the Plan

4.1   Shares Authorized. The maximum number of shares of Common Stock authorized to be issued or transferred pursuant to all Stock Incentives granted under the Plan shall be 10 million (10,000,000) shares (taking into account the Company’s 2012 two-for-one stock split), subject to the provisions governing restoration of shares stated below in Section 4.4 and the provisions for adjustment in Section 13. The maximum number of 10 million (10,000,000) shares authorized consists

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of the six million (6,000,000) shares (taking into account the Company’s 2012 two-for-one stock split), authorized to be issued or transferred on and after the date of initial adoption of the Plan on February 17, 2005, as approved by shareholders of the Company on May 19, 2005, and an additional four million (4,000,000) shares (taking into account the Company’s 2012 two-for-one stock split), authorized to be issued and transferred by amendment of the Plan and this Section 4.1, adopted and approved by the Board of Directors on February 21, 2008, and approved by shareholders of the Company on May 15, 2008.

4.2   Grant, Award Limitations. Notwithstanding the foregoing, in addition to the overall maximum limitation in Section 4.1,

(a) The maximum number of shares of Common Stock with respect to which Options or Stock Appreciation Rights may be granted or issued to any one (1) Employee or Participant in any Plan Year is one million (1,000,000) (taking into account the Company’s 2012 two-for-one stock split);

(b) The maximum number of shares of Common Stock with respect to which Stock Incentives other than Options or Stock Appreciation Rights may be granted or issued to any one (1) Employee or Participant in any Plan Year is one million (1,000,000) (taking into account the Company’s 2012 two-for-one stock split);

(c) The maximum aggregate number of shares of Common Stock and the maximum dollar amount that may be issued or paid as Performance Stock Incentives to any one (1) Employee or Participant in any Plan Year are one million (1,000,000) shares (taking into account the Company’s 2012 two-for-one stock split), of Common Stock, and Twenty Million Dollars ($20,000,000) (taking into account the Company’s 2012 two-for-one stock split), respectively;

(d) The maximum aggregate number shares of Common Stock that may be issued under the Plan through the granting of Time-Lapse Restricted Stock Incentives is four million (4,000,000) (taking into account the Company’s 2012 two-for-one stock split);

(e) The maximum aggregate number of shares of Common Stock that may be issued under the Plan through the granting of Incentive Stock Options is three million four hundred thousand (3,400,000) (taking into account the Company’s 2012 two-for-one stock split); and

(f) The exercise of Incentive Stock Options is also subject to the calendar year dollar limitation provided in Section 422(d) of the Code and Section 7.6.

4.3   Source of Shares. Such shares may be authorized but unissued shares of Common Stock, shares of Common Stock held in treasury, whether acquired by the Company specifically for use under this Plan or otherwise, or shares issued or transferred to, or otherwise acquired by, a trust pursuant to Section 15.5, as the Committee may from time to time determine, provided, however, that any shares acquired or held by the Company for the purposes of this Plan shall, unless and until issued or transferred to a trust pursuant to Section 15.5, or to a Participant in accordance with the terms and conditions of a Stock Incentive, be and at all times remain authorized but unissued shares or treasury shares (as the case may be), irrespective of whether such shares are entered in a special account for purposes of this Plan, and shall be available for any corporate purpose.

4.4   Restoration and Retention of Shares. If any shares of Common Stock subject to a Stock Incentive shall not be issued or transferred to a Participant and shall cease to be issuable or transferable to a Participant because of the termination, expiration or cancellation, in whole or in part, of such Stock Incentive or for any other reason, or if any such shares shall, after issuance or transfer, be reacquired by the Company because of the Participant’s failure to comply with the terms and conditions of a Stock Incentive or for any other reason, the shares not so issued or transferred, or the shares so reacquired by the Company, as the case may be, shall no longer be charged against the limitation provided for in Section 4.1 and may be used thereafter for additional Stock Incentives under the Plan; to the extent a Stock Incentive under the Plan is settled or paid in cash, shares subject to such Stock

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Incentive will not be considered to have been issued and will not be applied against the maximum number of shares of Common Stock provided for in Section 4.1. If a Stock Incentive may be settled in shares of Common Stock or cash, such shares shall be deemed issued only when and to the extent that settlement or payment is actually made in shares of Common Stock; to the extent a Stock Incentive is settled or paid in cash, and not shares of Common Stock, any shares previously reserved for issuance or transfer pursuant to such Stock Incentive will again be deemed available for issuance or transfer under the Plan; and the maximum number of shares of Common Stock that may be issued or transferred under the Plan shall be reduced only by the number of shares actually issued and transferred to the Participant. If a Participant pays the purchase price of shares subject to an Option or applicable taxes by surrendering shares of Common Stock in accordance with the provisions of 7.2, the number of shares surrendered shall be added back to the number of shares available for issuance or transfer under the Plan so that the maximum number of shares that may be issued or transferred under the Plan pursuant to Section 4.1 shall have been charged only for the net number of shares issued or transferred pursuant to the Option exercise.

5.	Eligibility

An Employee who the Committee determines is in a position to contribute significantly to the growth and profitability of, or to perform services of major importance to, the Company, its divisions and Subsidiaries shall be eligible and may be designated by the Committee to participate in the Plan and be granted Stock Incentives as determined by the Committee, in its sole discretion, under the Plan. Subject to the provisions of the Plan, the Committee shall from time to time, in its sole discretion, select from such eligible Employees those to whom Stock Incentives shall be granted and determine the number of Shares to be granted and the form and terms of the such Stock Incentives. Non-Employee Directors shall be eligible to be granted Stock Incentives and to become Participants in the Plan to the extent provided in Sections 3.2 and 9 of the Plan.

6.	Stock Bonus Awards, Performance Stock Awards, Performance Unit Awards, Restricted Stock Awards and Restricted Unit Awards

Stock Bonus Awards, Performance Stock Awards, Performance Unit Awards, Restricted Stock Awards and Restricted Unit Awards shall be subject to the following provisions:

6.1   Grants. An eligible Employee may be granted a Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award, or Restricted Unit Award, and a Non-Employee Director may be granted a Director Stock Award, whether or not he or she is eligible to receive similar or dissimilar incentive compensation under any other plan or arrangement of the Company.

6.2   Issuance of Shares. Shares of Common Stock subject to a Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award or Restricted Unit Award, may be issued or transferred to a Participant at the time such Award is granted, or at any time subsequent thereto, or in installments from time to time, and subject to such terms and conditions, as the Committee shall determine. In the event that any such issuance or transfer shall not be made to the Participant at the time such Award is granted, the Committee may but need not provide for payment to such Participant, either in cash or shares of Common Stock, from time to time or at the time or times such shares shall be issued or transferred to such Participant, of amounts not exceeding the dividends which would have been payable to such Participant in respect of such shares (as adjusted under Section 13) if such shares had been issued or transferred to such Participant at the time such Award was granted.

6.3   Cash Settlement. Any Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award, or Restricted Unit Award may, in the discretion of the Committee, be settled or paid in cash, or shares of Common Stock, or in either cash or shares of Common Stock. If a Stock Incentive is settled or paid in cash, such settlement and/or payment shall be made on each date on which shares would otherwise have been delivered or become unrestricted, in an amount equal to the

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Fair Market Value on such date of the shares which would otherwise have been delivered or become unrestricted and the number of shares for which such cash payment is made shall be added back to the maximum number of shares available for use under the Plan. Shares of Common Stock shall be deemed to be issued only when and to the extent that a Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award, Restricted Unit Award or other Stock Incentive under the Plan is actually settled or paid in shares of Common Stock; and to the extent a Stock Incentive is settled or paid in cash, and not shares of Common Stock, any shares previously reserved for issuance or transfer pursuant to such Stock Incentive will again be deemed available for issuance or transfer under the Plan.

6.4   Terms of Awards. Stock Bonus Awards, Performance Stock Awards, Performance Unit Awards, Restricted Stock Awards and Restricted Unit Awards, shall be subject to such terms and conditions, including, without limitation, restrictions on the sale or other disposition of the shares issued or transferred pursuant to such Award, and conditions calling for forfeiture of the Award or the shares issued or transferred pursuant thereto in designated circumstances, as the Committee shall determine; provided, however, that upon the issuance or transfer of shares to a Participant pursuant to any such Award, the recipient shall, with respect to such shares, be and become a shareholder of the Company fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder except to the extent otherwise provided in the Award. All or any portion of a Stock Bonus Award may but need not be made in the form of a Performance Stock Award, a Performance Unit Award, a Restricted Stock Award or a Restricted Unit Award.

6.5   Distribution, Payment and Transfer. The terms of each Stock Incentive and Award under the Plan shall provide that distribution, payment and transfer of Common Stock, cash or any other compensation shall not be subject to any feature or provision that would constitute a deferral of compensation, and transfer to the Participant shall be made so that the Participant actually receives such payment and transfer on or as soon as reasonably practicable after the end of the period during which such Stock Incentive or Award is subject to a substantial risk of forfeiture, and in no event later than a date within the same taxable year of the Participant in which such period ends, or, if later, by the 15th day of the third calendar month following the date specified for payment under the Award and the Plan, and with respect to which the Participant shall not be permitted, directly or indirectly, to designate the taxable year of payment. Provided, that distribution, payment and transfer under an Award with a feature or provision that constitutes a deferral of compensation may be made under and pursuant to a Deferred Compensation Program, if established by the Committee pursuant to Section 10, at a specified time that is elected and provided for therein and subject to the provisions of such Award, and the terms and requirements of such Program and Section 409A, as provided for in Sections 10 and 11.

6.6   Loans Prohibited. The Committee shall not, without prior approval of the Company’s shareholders, grant any Stock Incentive that provides for the making of a loan or other extension of credit, directly or indirectly, by the Company or Plan to an Employee, Participant, officer of the Company or any other person in connection with the grant, award or payment of such Stock Incentive.

6.7   Written Instrument. Each Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award and Restricted Unit Award shall be evidenced in writing as authorized and provided for in Section 15.4.

6.8   Director Awards. Director Stock Awards shall be granted as determined by the Committee in accordance with the provisions of Section 9, and as otherwise provided by this Plan.

7.	Options

Options shall be subject to the following provisions:

7.1   Option Price. Subject to the provisions of Section 12, the purchase price per share shall be, in the case of an Incentive Stock Option, a Non-Statutory Stock Option, or any other Option granted under the Plan, not less than one hundred percent (100%) of the Fair Market Value of a share of

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Common Stock on the date the Option is granted (or in the case of any optionee who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporation, not less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the Incentive Stock Option is granted).

7.2   Payment of Option Price. The purchase price of shares subject to an Option may be paid in whole or in part (i) in cash, (ii) by bank-certified, cashier’s or personal check subject to collection, (iii) if so provided in the Option and subject to such terms and conditions as the Committee may impose, by delivering to the Company a properly executed exercise notice together with a copy of irrevocable instructions to a stockbroker to sell immediately some or all of the shares acquired by exercise of the Option and to deliver promptly to the Company an amount of sale proceeds (or, in lieu of or pending a sale, loan proceeds) sufficient to pay the purchase price, or (iv) if so provided in the Option and subject to such terms and conditions as are specified in the Option, in shares of Common Stock or other property surrendered to the Company. Property for purposes of this section shall include an obligation of the Company unless prohibited by applicable law. Shares of Common Stock thus surrendered shall be valued at their Fair Market Value on the date of exercise. Any such other property thus surrendered shall be valued at its fair market value on any reasonable basis established or approved by the Committee. Notwithstanding any other provision of the Plan, the Committee shall not, without prior approval of the Company’s shareholders, grant an Option or any other Stock Incentive that provides for the making of a loan or other extension of credit, directly or indirectly, by the Company or Plan to an Employee, Participant, officer of the Company, or any other person in connection with the grant, exercise, payment or award of any such Option or other Stock Incentive.

7.3   Option Terms. Options may be granted for such lawful consideration, including money or other property, tangible or intangible, or labor or services received or to be received by the Company, as the Committee may determine when the Option is granted, including the agreement of the optionee to remain in the employ of the Company or one or more of its Subsidiaries at the pleasure of the Company for such period, and on such terms, as are more particularly provided for therein. Property for purposes of the preceding sentence shall include an obligation of the Company unless prohibited by applicable law. Subject to the foregoing and the other provisions of this Section 7, each Option may be exercisable in full at the time of grant or may become exercisable in one or more installments, at such time or times and subject to satisfaction of such terms and conditions as the Committee may determine. The Committee may at any time accelerate the date on which an Option becomes exercisable, and no additional consideration need be received by the Company in exchange for such acceleration. Unless otherwise provided in the Option, an Option, to the extent it becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of the Option.

7.4   Exercise by Optionee. Each Option shall be exercisable during the life of the optionee only by him or her or his or her guardian or legal representative, and after the death of the optionee only by his or her Beneficiary or, absent a Beneficiary, by his or her estate or by a person who acquired the right to exercise the Option by will or the laws of descent and distribution; provided, that an Option that is made transferable by its terms and approved by the Committee pursuant to Section 14.1 shall be exercisable by a permissible transferee in accordance with the terms of the Option. Each Option shall expire at such time or times as the Committee may determine; provided, that notwithstanding any other provision of this Plan, (i) no Option shall be exercisable after the expiration of ten (10) years from the date the Option was granted, and (ii) no Incentive Stock Option which is granted to any optionee who, at the time such Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporation, shall be exercisable after the expiration of five (5) years from the date such Option is granted. If an Option is granted for a term of less than ten (10) years, the Committee may, at any time prior to the expiration of the Option, extend its term for a period ending not later than the expiration of ten (10) years from the date the Option was granted, and no additional consideration need be received by the Company in exchange for such extension. The Committee may but need not

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provide for an Option to be exercisable after termination of employment until its fixed expiration date (or until an earlier date or specified event occurs). Unless otherwise specifically provided for under Section 10 and subject to the requirements of Section 11, an Option shall not provide for the deferral of compensation to a Participant.

7.5   Exercise of Option. An Option shall be considered exercised if and when written notice, signed by the person exercising the Option, or an electronic communication if such communication is authorized and approved by the Committee in the terms of the Option, and stating the number of shares with respect to which the Option is being exercised, is received by the Secretary in or on a form approved for such purpose by the Committee, accompanied by full payment of the Option exercise price in one or more forms of payment authorized by the Committee described in Section 7.2, for the number of share purchased. No Option may at any time be exercised with respect to a fractional share.

7.6   Incentive Stock Options. An Option may, but need not, be an Incentive Stock Option. All shares of Common Stock which may be made subject to Stock Incentives under this Plan may be made subject to Incentive Stock Options; provided that the aggregate Fair Market Value (determined as of the time the Option is granted) of the stock with respect to which Incentive Stock Options may be exercisable for the first time by any Employee during any calendar year (under all plans, including this Plan, of his or her employer corporation and its parent and subsidiary corporations) shall not exceed One Hundred Thousand Dollars ($100,000) or such other amount, if any, as may apply under the Code. In no event shall an Incentive Stock Option be granted under the Plan more than ten (10) years from and after the date the Plan is adopted, or the date the Plan is approved by the shareholders of the Company, whichever is earlier.

7.7   Written Instrument. Each Option shall be evidenced in writing as authorized and provided for in Section 15.4. An Option, if so approved by the Committee, may include terms, conditions, restrictions and limitations in addition to those provided for in this Plan including, without limitation, terms and conditions providing for the transfer or issuance of shares, on exercise of an Option, which may be non-transferable and forfeitable to the Company in designated circumstances.

7.8   Restored or Reload Options Prohibited. Notwithstanding any other provision of the Plan, the Committee shall not, without prior approval of Company’s shareholders, grant an Incentive Stock Option, Non-Statutory Option or other form of Option under this Plan containing any provision pursuant to which the optionee is to be granted a restored or reload Option of any kind by reason of the exercise of all or part of an Option by paying all or part of the exercise price of such Option by surrendering shares of Common Stock.

7.9   Repricing Prohibited. Notwithstanding any other provision of the Plan, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Stock Incentives may not be amended to reduce the exercise price of outstanding Options or cancel outstanding Options in exchange for cash, other Stock Incentives or Options with an exercise price that is less than the exercise price of the original Options without Company shareholder approval.

7.10   Regulatory Compliance. No Option shall be exercisable unless and until the Company (i) obtains the approval of all regulatory bodies whose approval the General Counsel may deem necessary or desirable, and (ii) complies with all legal requirements deemed applicable by the General Counsel.

8.	Stock Appreciation Rights

8.1   General. Subject to the terms of the Plan, Stock Appreciation Rights may be granted to Employees by the Committee upon such terms and conditions as the Committee determines; provided, that the base price per share of a freestanding Stock Appreciation Right shall be not less than one hundred percent (100%) of the Fair Market Value of a share of the Common Stock on the date of grant

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of a Stock Appreciation Right; and such Stock Appreciation Right shall be exercisable, or be forfeited or expire upon such terms as the Committee determines and are made a part of such Stock Appreciation Right.

8.2   Stock Appreciation Rights, Options. Stock Appreciation Rights may be granted by the Committee as freestanding Stock Incentives or in tandem with Options. A tandem Stock Appreciation Right may be included in an Option at the time the Option is granted or by amendment of the Option. Exercise of any such a tandem Stock Appreciation Right will be deemed to surrender the related Option for cancellation and vice versa.

8.3   Exercise. A Stock Appreciation Right shall be exercised by delivery of written notice (including facsimile or electronic transmittal) to the Committee setting forth the number of shares with respect to which the Stock Appreciation Right is exercised and date of exercise, at such time and as otherwise prescribed in the Stock Appreciation Right.

8.4   Settlement. A Stock Appreciation Right may be settled or paid in either cash, shares of Common Stock, or a combination thereof in accordance with its terms. If a Stock Appreciation Right is settled or paid in shares of Common Stock, such shares shall be deemed to be issued hereunder only when and to the extent that settlement or payment is actually made in shares of Common Stock. To the extent that a Stock Appreciation Right is actually settled in cash and not shares of Common Stock, any shares previously reserved for issuance or transfer pursuant to such Stock Appreciation Right shall again be deemed available for issuance or transfer under the Plan; and the maximum number of shares of Common Stock that may be issued under the Plan shall not be reduced by any actual settlement of a Stock Appreciation Right in cash. Unless otherwise specifically provided for under Section 10 and subject to the requirements of Section 11, a Stock Appreciation Right shall not provide for the deferral of compensation to a Participant.

8.5   Written Instrument. Each Stock Appreciation Right granted shall be evidenced in writing as authorized and provided in Section 15.4.

8.6   Repricing Prohibited. Notwithstanding any other provision of the Plan, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Stock Incentives may not be amended to reduce the exercise price of outstanding Stock Appreciation Rights or cancel outstanding Stock Appreciation Rights in exchange for cash, other Stock Incentives or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Rights without Company shareholder approval.

9.	Director Stock Awards

9.1   General. Each Non-Employee Director Participant shall receive such portion of his or her Director Fees in Common Stock as shall be established from time to time by the Board, with the remainder of such Director Fees to be payable in cash or in Common Stock as elected by the Non-Employee Director Participant in accordance with Section 9.2.

9.2   Non-Employee Director Election. Each Non-Employee Director Participant shall have an opportunity to elect to have the remaining portion of his or her Director Fees paid in cash or shares of Common Stock or a combination thereof. Except for the initial election pursuant to the adoption of the Plan, or the Director’s election to the Board, any such election shall be made in writing and must be made at least thirty (30) days before the beginning of the Plan Year in which the services are to be rendered giving rise to such Director Fees and may not be changed thereafter except by timely written election as to Director Fees for services to be rendered in a subsequent Plan Year. In the absence of such an election, such remaining portion of the Director Fees of a Non-Employee Director shall be paid entirely in cash. Nothing contained in this Section 9.2 shall be interpreted in such a manner as would disqualify the Plan for treatment as a “formula plan” under Rule 16b-3 pursuant to which the terms and

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conditions of each transaction authorized by Section 9.1 are fixed in advance by the relevant terms and provisions thereof.

9.3   Share Awards. The number of shares of Common Stock to be paid and distributed to a Non-Employee Director under the provisions of Sections 9.1 and 9.2, shall be determined by dividing the dollar amount of his or her Director Fees (which the Board has established, and/or such Non-Employee Director has elected) to be paid in Common Stock on any payment date by the Fair Market Value of a share of Common Stock on that date. Except as may otherwise be directed by the Committee, in its sole discretion, the payment and distribution of such shares to a Non-Employee Director shall be on or within five days after the date such Director Fees would otherwise have been paid to him or her in cash.

10.	Deferred Compensation Program

10.1   Establishment of Deferred Compensation Program. This Section 10 shall not be effective unless and until the Committee determines to establish a program or procedures under the Plan providing for deferral of compensation with respect to Awards (“Deferred Compensation Program”) pursuant to this Section. The Committee, in its discretion and upon such terms and conditions as it may determine, pursuant to Sections 6.2, 6.4, 7.3, 8.1 and 14.2 herein, and consistent with the requirements of Section 409A, may establish one or more Deferred Compensation Programs pursuant to the Plan under which:

(a) Deferred Compensation. Participants designated by the Committee may irrevocably elect, prior to a date specified by the Committee and subject to compliance with the requirements of Section 409A, to be granted an Award that provides for the deferral of compensation of Stock Units with respect to such number of shares of Common Stock and/or upon such other terms and conditions as established by the Committee in lieu of:

(1) shares of Common Stock otherwise issuable to a Participant upon the exercise of an Option;

(2) shares of Common Stock or cash otherwise issuable to a Participant upon the exercise of a Stock Appreciation Right;

(3) shares of Common Stock or cash otherwise issuable to a Participant upon the settlement and date of distribution, payment and transfer of a Restricted Unit Award;

(4) shares of Common Stock or cash otherwise issuable to a Participant upon the settlement, distribution, payment and transfer of a Performance Unit Award; or

(5) shares of Common Stock or cash otherwise issuable to a Participant upon the settlement, distribution, payment and transfer of any other form of Stock Incentive and Award that may otherwise be granted under the Plan.

(b) Award Deferral Feature. The providing for the deferral of compensation under a Stock Incentive or Award, upon the granting of such Stock Incentive or Award, or by amendment or change of its terms, is intended to and shall only affect the time of distribution, payment and transfer of the Award, consistent with the nature of the Award as authorized by the Plan, and shall in no event expand the types of Awards available under the Plan, increase the number of Shares available under the Plan, expand the classes of persons eligible under the Plan, provide for any extension of the term of the Plan, change the method of determining a strike price of Options granted under the Plan, or provide for the deletion or any limitation of any provision of the Plan or the Award prohibiting re-pricing, and shall not increase the potential dilution of shareholders of the Company over the lifetime of the Plan.

(c) Section 409A Compliance. The provisions of the Plan and any amendment of the Plan with respect to the deferral of compensation or a deferred compensation feature under a Stock Incentive or Award are intended to satisfy the requirements of Section 409A. It is intended that any and all amendments of the Plan and any Awards to satisfy the requirements of Section 409A shall not to be

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made in any manner so as to expand the types of Stock Incentives or Awards available under the Plan, and the Plan and all Awards shall be interpreted and applied in a manner consistent with such intent.

10.2   Terms and Conditions of Stock Incentives, Awards. Stock Incentives or Awards granted under the Plan that pursuant to this Section 10 provide for deferral of compensation, shall be evidenced by Award Agreements applicable to such Stock Incentives or Awards and other written instruments in such form as the Committee shall from time to time establish. Award Agreements and other written instruments evidencing such Award Agreements may incorporate all or any of the terms of the Plan by reference and, except as provided below, shall comply with and be subject to the terms and conditions of Section 11.

(a) Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Stock Units until the date of the issuance of such shares of Common Stock. A Participant may be entitled to dividend equivalent rights with respect to the payment of cash dividends on Common Stock during the period beginning on the date the Stock Units are granted to the Participant and ending on the earlier of the date on which such Stock Units are settled, as provided for by the Award Agreement and determined by the Committee, subject to the terms and conditions of Section 11.

(b) Settlement, Payment and Transfer. A Participant electing to receive an Award of Stock Units pursuant to this Section 10 shall specify at the time of such election a settlement, distribution, payment and transfer date with respect to such Award in compliance with the requirements of Section 409A. The Company shall issue to the Participant on the specified payment date elected by the Participant, or established with respect to the Award, or as soon thereafter as practicable, a number of whole shares of Stock equal to the number of vested Stock Units subject to the Stock Unit Award. Such shares of Stock shall be fully vested, and the Participant shall not be required to pay any additional consideration (other than applicable tax withholding) to acquire such shares.

11.	Compliance With Section 409A

11.1   Awards Subject to Section 409A. The provisions of this Section 11 shall apply to any Stock Incentive or Award or portion thereof that provides for the deferral of compensation and is or becomes subject to Section 409A, notwithstanding any provision to the contrary contained in the Plan or the Award Agreement or other written instrument applicable to such Award. Awards subject to Section 409A include, without limitation:

(a) Any Nonstatutory Stock Option or Stock Appreciation Right that permits the deferral of compensation other than the deferral of recognition of income until the exercise of the Award;

(b) Each Stock Incentive or Award that provides for the deferral of compensation; and

(c) Any Restricted Stock Unit Award, Performance Award, cash-based Award or Other Stock-based Award if such Award provides for the deferral of compensation and either (i) the Award provides by its terms for settlement, distribution, payment and transfer of all or any portion of the Award on one or more specified dates or (ii) the Committee permits or requires the Participant to elect, or the Committee designates one or more dates on which the Award will be settled, distributed, paid and transferred.

11.2   Deferral and/or Distribution Elections. Except as otherwise permitted or required by Section 409A and Treasury Regulations thereunder or other applicable Secretary of the Treasury published guidance, the following rules shall apply to any deferral of compensation and/or distribution elections (each, an “ Election “) that may be permitted, required or designated by the Committee pursuant to an Award subject to Section 409A:

(a) All Elections must be in writing and specify the amount of the distribution, payment and transfer in settlement of an Award being deferred, as well as the Specific Time and form of distribution as permitted by this Plan, in accordance with Section 409A and the Treasury Regulations thereunder.

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(b) All Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to such Participant; provided, however, that:

(1) if the Award provides for forfeitable rights under which the Participant has a legally binding right to a distribution, payment or transfer in a subsequent year that is subject to a condition requiring the Participant to continue to provide services for a period of at least 12 months from the date the Participant obtains a legally binding right to avoid forfeiture of the distribution, payment or transfer and the Election is made at least 12 months in advance of the earliest date the Participant at which a forfeiture condition could lapse, or

(2) if the Award qualifies as “performance-based compensation” for purposes of Section 409A and is based on services performed over a period of at least twelve (12) months, then the Election may be made no later than six (6) months prior to the end of such period, or

(3) if the Election is otherwise permissible at a later date pursuant to Section 409A, the Treasury Regulations thereunder or other applicable guidance.

(c) Elections shall continue in effect until a written election to revoke or change such Election is received by the Company, except that a written election to revoke or change such Election must be made prior to the last day for making an Election determined in accordance with paragraph (b) above or as permitted by Section 11.3, and Section 409A.

11.3   Subsequent Elections. Except as otherwise permitted or required by Section 409A, the Treasury Regulations thereunder or other applicable guidance, any Award subject to Section 409A which permits a subsequent Election (“Subsequent Election”) to delay the distribution or change the form of distribution in settlement of such Award shall comply with the following requirements:

(a) No Subsequent Election may take effect until at least twelve (12) months after the date on which the Subsequent Election is made;

(b) Each Subsequent Election related to a distribution, payment, or transfer in settlement of an Award not described in Section 11.4(b), 11.4(c) or 11.4(f) must result in a delay of the payment, distribution or transfer for a period of not less than five (5) years from the date such distribution, payment or transfer would otherwise have been made; and

(c) No Subsequent Election related to a distribution, payment or transfer pursuant to Section 11.4(d) shall be made less than twelve (12) months prior to the date of the first scheduled payment as to such distribution, payment or transfer.

11.4   Distributions Pursuant to Deferral Elections. Except as otherwise permitted or required by Section 409A or Treasury Regulations thereunder or other applicable guidance, no distribution, payment or transfer in settlement of an Award subject to Section 409A may commence earlier than:

(a) Separation from service within the meaning of and as provided for under Section 409A and the Treasury Regulations thereunder (“Separation from Service”);

(b) The date the Participant becomes Disabled (as defined below);

(c) Death;

(d) A Specified Time (or pursuant to a Fixed Schedule) that is either (i) designated by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 11.2 and/or 11.3, as applicable;

(e) To the extent provided by Treasury Regulations under Section 409A, a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company; or

(f) The occurrence of an Unforeseeable Emergency (as defined below and as provided for under by Treasury Regulations under Section 409A).

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For purposes of the foregoing and the Plan, a “Specified Time” means a date or dates at which deferred compensation is payable and that are nondiscretionary and objectively determinable at the time the compensation is deferred, as provided for in Treasury Regulations under Section 409A; and “Fixed Schedule” means the distribution or payment of deferred compensation in a fixed schedule of distributions or payments that are determined and fixed at the time the deferral of such compensation is first elected or designated pursuant to the Plan and the requirements of Section 409A.

Notwithstanding anything else herein to the contrary, to the extent that a Participant is a “Specified Employee” (as defined in Section 409A(a)(2)(B)(i) of the Code) of the Company, no distribution pursuant to Section 11.4(a) in settlement of an Award subject to Section 409A may be made before the date (the “Delayed Payment Date”) which is six (6) months after such Participant’s date of Separation from Service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

11.5   Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any Award subject to Section 409A for distribution in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an Unforeseeable Emergency. In such event, the amount(s) distributed with respect to such Unforeseeable Emergency cannot exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an Unforeseeable Emergency shall be made in a lump sum as soon as practicable following the Committee’s determination that an Unforeseeable Emergency has occurred. For purposes of the foregoing, Unforeseeable Emergency means a severe financial hardship to the Participant resulting from illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary circumstances arising as a result of events beyond the control of the Participant, including such events and circumstances as and considered to be an Unforeseeable Emergency under Code section 409A and the regulations thereunder. It is intended and directed with respect to any such unforeseeable emergency that any amounts distributed under the Plan by reason thereof shall not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

The occurrence of an Unforeseeable Emergency shall be judged and determined by the Committee. The Committee’s decision with respect to whether an Unforeseeable Emergency has occurred and the manner in which, if at all, the distribution, payment or transfer in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

11.6   Disability. The Committee shall have the authority to provide in any Award subject to Section 409A for distribution, payment or transfer in settlement of such Award in the event that the Participant becomes Disabled. A Participant shall be considered “Disabled” and that term shall mean means that a Participant is unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering Employees of the Corporation. A Participant will be deemed to be Disabled if such Participant is determined to be totally disabled by the Social Security Administration.

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All distributions payable by reason of a Participant becoming Disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election, commencing as soon as practicable following the date the Participant becomes Disabled. If the Participant has made no Election with respect to distributions upon becoming Disabled, all such distributions shall be paid in a lump sum as soon as practicable following the date the Participant becomes Disabled.

11.7   Death. If a Participant dies before complete distribution, payment or transfer of amounts to be distributed, paid or transferred upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed, paid or transferred to his or her beneficiary under the distribution and payment method for death established by the Participant’s Election as soon as administratively possible following receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distribution or payment upon death, distribution and payment shall be paid in a lump sum as soon as practicable following the date of the Participant’s death.

11.8   No Acceleration of Distributions. Notwithstanding anything to the contrary herein, this Plan does not permit the acceleration of the time or schedule of any distribution, payment or transfer under an Award subject to Section 409A, except as provided by Section 409A and/or the Treasury Regulations thereunder.

12.	Certain Change in Control, Termination of Employment and Disability Provisions

Notwithstanding any provision of the Plan to the contrary, any Stock Incentive which is outstanding but not yet exercisable, vested or payable at the time of a Change in Control shall become exercisable, vested and payable at that time; provided, that if such Change in Control occurs less than six months after the date on which such Stock Incentive was granted and if the consideration for which such Stock Incentive was granted consisted in whole or in part of future services, then such Stock Incentive shall become exercisable, vested and payable at the time of such Change in Control only if the Participant agrees in writing (if requested to do so by the Committee in writing) to remain in the employ of the Company or a Subsidiary at least through the date which is six months after the date such Stock Incentive was granted with substantially the same title, duties, authority, reporting relationships and compensation as on the day immediately preceding the Change in Control. Any Option affected by the preceding sentence shall remain exercisable until it expires or terminates pursuant to its terms and conditions. Subject to the foregoing provisions of this Section 12, the Committee may at any time, and subject to such terms and conditions as it may impose:

(a) authorize the holder of an Option to exercise the Option following the termination of the Participant’s employment with the Company and its Subsidiaries, or following the Participant’s disability, whether or not the Option would otherwise be exercisable following such event, provided that in no event may an Option be exercised after the expiration of its term;

(b) grant Options which become exercisable only in the event of a Change in Control;

(c) authorize a Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award, or Restricted Unit Award to become non-forfeitable, fully earned and payable upon or following (i) the termination of the Participant’s employment with the Company and its Subsidiaries, or (ii) the Participant’s disability, whether or not the Award would otherwise become non-forfeitable, fully earned and payable upon or following such event;

(d) grant Stock Bonus Awards, Performance Stock Award, Performance Unit Awards, Restricted Stock Awards or Restricted Unit Awards which become non-forfeitable, fully earned and payable only in the event of a Change in Control; and

(e) provide in advance or at the time of Change in Control for cash to be paid in settlement of any Option, Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award or Restricted Unit Award in the event of a Change in Control, either at the election of the Participant or at the election of the Committee.

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13.	Adjustment Provisions

In the event that any recapitalization, or reclassification, split-up or consolidation of shares of Common Stock shall be effected, or the outstanding shares of Common Stock shall be, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities or property of the Company or any other entity or person, or a record date for determination of holders of Common Stock entitled to receive a dividend or other distribution payable in Common Stock or other property (other than normal cash dividends) shall occur, (i) the number and class of shares or other securities or property that may be issued or transferred pursuant to Stock Incentives thereafter granted or that may be optioned or awarded under the Plan to any Participant, (ii) the number and class of shares or other securities or property that may be issued or transferred under outstanding Stock Incentives, (iii) the purchase price to be paid per share under outstanding and future Stock Incentives, and (iv) the price to be paid per share by the Company or a Subsidiary for shares or other securities or property issued or transferred pursuant to Stock Incentives which are subject to a right of the Company or a Subsidiary to reacquire such shares or other securities or property, shall in each case be equitably adjusted; provided that with respect to Incentive Stock Options any such adjustments shall comply with Sections 422 and 424 of the Code.

14.	Administration

14.1   Committee. The Plan shall be administered by a committee of the Board of Directors consisting of two or more non-employee directors appointed from time to time by the Board of Directors. A majority of the Committee members shall constitute a quorum. The acts of a majority of the Committee members at a meeting at which a quorum is present or acts approved in writing by a majority of the Committee members shall be deemed acts of the Committee. Each member of the Committee shall satisfy such criteria of independence as the Board of Directors may establish and such regulatory or listing requirements as the Board of Directors may determine to be applicable or appropriate. No person shall be appointed to or shall serve as a member of such Committee unless at the time of such appointment and service he or she shall be a “Non-Employee Director,” as defined in SEC Rule 16b-3. Unless the Board of Directors determines otherwise, the Committee shall be comprised solely of “outside directors” within the meaning of Section 162(m)(4)(C)(i) of the Code.

14.2   Committee Authority, Rules, Interpretations of Plan. The Committee may establish such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem necessary for the proper administration of the Plan, and may amend or revoke any rule or regulation so established. The Committee shall, subject to the provisions of the Plan, have full power to interpret, administer and construe the Plan and any instruments issued under the Plan and full authority to make all determinations and decisions thereunder including without limitation the authority to (i) select the Participants in the Plan, (ii) determine when Stock Incentives shall be granted, (iii) determine the number of shares to be made subject to each Stock Incentive, (iv) determine the type of Stock Incentive to grant, (v) determine the terms and conditions of each Stock Incentive, including the exercise price, in the case of an Option, (vi) prescribe the terms and forms of written instruments evidencing Stock Incentives granted pursuant to and in accordance with the Plan and other forms necessary for administration of the Plan, and (vii) approve any transaction involving a Stock Incentive for a Section 16 Person (other than a “Discretionary Transaction” as defined in SEC Rule 16b-3) so as to exempt such transaction under SEC Rule 16b-3; provided, that any transaction under the Plan involving a Section 16 Person also may be approved by the Board of Directors, or may be approved or ratified by the shareholders of the Company, in the manner that exempts such transaction under SEC Rule 16b-3. The interpretation by the Committee of the terms and provisions of the Plan and any instrument or other evidence of a Stock Incentive issued thereunder, and its administration thereof, and all action taken by the Committee, shall be final, binding, and conclusive on the Company, the shareholders of the Company, Subsidiaries, all Participants and employees, and upon their respective Beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them.

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14.3   Section 409A Compliance Authority. Notwithstanding any other provision of the Plan to the contrary or any Award or Award Agreement, the Committee may, but shall not be required to, in its sole and absolute discretion and without the consent of any Participant, amend the Plan, or any Award Agreement, or other written instrument issued under the Plan, or take such other actions with respect to an Award of Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan, or such Award Agreement or other written instrument to any present or future law, regulation or rule applicable to the Plan or such Award or Award Agreement, including without limitation, Section 409A and Treasury Regulations issued under Section 409A.

The Company intends that the Plan shall be administered and all Awards and Stock Incentives granted thereunder subject to Section 409A shall be administered, interpreted and applied in a manner that complies with Section 409A.

Provided, that the Company and the Committee makes no representations that Stock Incentives and Awards granted under the Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to Stock Incentives and Awards granted under the Plan. The Company and the Committee shall not be responsible for any additional tax imposed upon a Participant or other person pursuant to Section 409A, nor shall the Company or Committee indemnify or otherwise reimburse a Participant or other person for any liability incurred as a result of Section 409A.

14.4   Limitation of Liability. Members of the Board of Directors and members of the Committee acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties.

15.	General Provisions

15.1   Nontransferability. Any provision of the Plan to the contrary notwithstanding, any Stock Incentive issued under the Plan, including without limitation any Option, shall not be transferable by the Participant other than by will or the laws of descent and distribution or to a Beneficiary designated by the Participant, unless the instrument evidencing the Stock Incentive expressly so provides (or is amended to so provide) and is approved by the Committee; and any purported transfer of an Incentive Stock Option to a Beneficiary, or other transferee, shall be effective only if such transfer is, in the opinion of the General Counsel, permissible under and consistent with SEC Rule 16b-3 or Section 422 of the Code, as the case may be. Notwithstanding the foregoing, a Participant may transfer any Stock Incentive granted under this Plan, other than an Incentive Stock Option, to members of his or her immediate family (defined as his or her children, grandchildren and spouse) or to one or more trusts for the benefit of such immediate family members or partnerships in which such immediate family members are the only partners if (and only if) the instrument evidencing such Stock Incentive expressly so provides (or is amended to so provide) and is approved by the Committee; provided, that under no circumstances shall any transfer of a Stock Incentive be made for value or consideration to the Participant. Any such transferred Stock Incentive shall continue to be subject to the same terms and conditions that were applicable to such Stock Incentive immediately prior to its transfer (except that such transferred Stock Incentive shall not be further transferable by the transferee inter vivos, except for transfer back to the original Participant holder of the Stock Incentive) and provided, further, that the foregoing provisions of this sentence shall apply to Section 16 Persons only if the General Counsel determines that doing so would not jeopardize any exemption from Section 16 of the Exchange Act (including without limitation SEC Rule 16b-3) for which the Company intends Section 16 Persons to qualify. The designation of a Beneficiary by a Participant pursuant to Section 15.15 is not a transfer for purposes of the foregoing provisions of this paragraph.

15.2   No Employment Contract. Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the employment of the Company or a Subsidiary, or shall affect the right of the Company or a Subsidiary to terminate the employment of any person at any time with or without cause.

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15.3   Right to Shares. No shares of Common Stock shall be issued or transferred pursuant to a Stock Incentive unless and until all legal requirements applicable to the issuance or transfer of such shares have, in the opinion of the General Counsel, been satisfied. Any such issuance or transfer shall be contingent upon the person acquiring the shares giving the Company any assurances the General Counsel may deem necessary or desirable to assure compliance with all applicable legal requirements.

15.4   Written Instrument. A Stock Incentive and Award granted under this Plan shall be evidenced in writing in such manner as the Committee determines, including, without limitation, by written Award Agreement or other physical instrument, by electronic communication, or by book entry. Such written evidence of a Stock Incentive shall contain the terms and conditions thereof, consistent with this Plan, which shall be incorporated in it by reference. In the event of any dispute or discrepancy regarding the terms of a Stock Incentive, the records of the Board of Directors and Committee shall be determinative.

15.5   Limitation of Interest. No person (individually or as a member of a group) and no Beneficiary or other person claiming under or through him or her, shall have any right, title or interest in or to any shares of Common Stock (i) issued or transferred to, or acquired by, a trust, (ii) allocated, or (iii) reserved for the purposes of this Plan, or subject to any Stock Incentive except as to such shares of Common Stock, if any, as shall have been issued or transferred to him or her. The Committee may (but need not) provide at any time or from time to time (including without limitation upon or in contemplation of a Change in Control) for a number of shares of Common Stock, equal to the number of such shares subject to Stock Incentives then outstanding, to be issued or transferred to, or acquired by, a trust (including but not limited to a grantor trust) for the purpose of satisfying the Company’s obligations under such Stock Incentives, and, unless prohibited by applicable law, such shares held in trust shall be considered authorized and issued shares with full dividend and voting rights, notwithstanding that the Stock Incentives to which such shares relate shall not have been exercised or may not be exercisable or vested at that time.

15.6   Withholdings. The Company and its Subsidiaries may make such provisions as they may deem appropriate for the withholding of any taxes which they determine they are required to withhold in connection with any Stock Incentive. Without limiting the foregoing, the Committee may, subject to such terms and conditions as it may impose, permit or require any withholding tax obligation arising in connection with the grant, exercise, vesting, distribution or payment of any Stock Incentive to be satisfied in whole or in part, with or without the consent of the Participant, by having the Company withhold all or any part of the shares of Common Stock that vest or would otherwise be distributed at such time. Any shares so withheld shall be valued at their Fair Market Value on the date of such withholding.

15.7   Other Plans. Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or fringe benefits to directors, officers or employees generally, or to any class or group of such persons, which the Company or any Subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any incentive compensation, retirement, pension, group insurance, stock purchase, stock bonus or stock option plan.

15.8   Section 16 Exemption Requirements. Any provision of the Plan to the contrary notwithstanding, except to the extent that the Committee determines otherwise, transactions by and with respect to Section 16 Persons under the Plan are intended to qualify for any applicable exemptions provided by SEC Rule 16b-3, and the provisions of the Plan and Stock Incentives granted under the Plan shall be administered, interpreted and construed to carry out such intent and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.

15.9   Section 162(m) Qualification. Any provision of the Plan to the contrary notwithstanding, except to the extent the Committee determines otherwise, transactions with respect to persons whose remuneration would not be deductible by the Company but for compliance with the provisions of

ONEOK, Inc. 2013 Proxy Statement  -  A-21

Section 162(m) of the Code are intended to be Qualified Performance Stock Incentives that comply with the provisions of Section 162(m) of the Code. The Plan is also intended to give the Committee the authority to award Stock Incentives that are Qualified Performance Stock Incentive awards that qualify as performance-based compensation under Section 162(m) of the Code, as well as Stock Incentives that are Non-Qualified Performance Stock Incentive awards that do not so qualify. Every provision of the Plan shall be administered, interpreted and construed to carry out such intent and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. In administration and interpretation of the Plan:

(a) Performance Stock Incentives granted to Employees under the Plan that are intended to be Qualified Performance Stock Incentives shall be paid, vested or otherwise awarded and delivered solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee in writing. A Performance Goal shall generally be pre-established prior to commencement of the Performance Period, and in no event later than the earlier of (i) ninety (90) days after the commencement of the period of service to which a Performance Goal relates, provided, that the outcome is substantially uncertain at the time the Performance Goal is established, and (ii) the lapse of twenty-five percent (25%) of the period of service (as scheduled in good faith at the time the Performance Goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal shall be deemed objective if a third party having knowledge of the relevant facts could determine if it is met. Such a Performance Goal may be based on one or more business performance criteria that apply to a Participant, one or more business units, subsidiaries, divisions or sectors of the Company, or the Company as a whole, and if so determined by the Committee, by comparison with a designated peer group of companies or businesses. A Performance Goal may include one or more of the following criteria or standards: (i) increased revenue, (ii) net income measures, including without limitation, income after capital costs, and income before or after taxes, (iii) stock price measures, including without limitation, growth measures and total stockholder return, (iv) market share, (v) earnings per share (actual or targeted growth), (vi) earnings before interest, taxes, depreciation, and amortization, (vii) economic value added, (viii) cash flow measures, including without limitation, net cash flow, and net cash flow before financing activities, (ix) return measures, including without limitation, return on equity, return on average assets, return on capital, risk adjusted return on capital, return on investors’ capital and return on average equity, (x) operating measures, including without limitation, operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency, (xi) expense measures, including but not limited to, finding and development costs, overhead costs, and general and administrative expense, (xii) margins, (xiii) shareholder value, (xiv) total shareholder return, (xv) reserve addition, (xvi) proceeds from dispositions, (xvii) total market value, and (xviii) corporate value criteria or standards including, without limitation, ethics, environmental and safety compliance.

(b) A Performance Goal need not be based upon an increase or a positive result under a particular business criterion, and may include, the maintaining of the status quo or limiting economic or financial losses measured by reference to specific business criteria. A Performance Goal must include business criteria, and a Performance Goal shall not be established or be considered to exist based on the mere continued employment of an Employee.

(c) Performance Goals may be identical for all Participants, or may be different for one or more Participants, as determined by the Committee in its sole discretion.

(d) In interpreting the provisions of the Plan and Stock Incentives granted under the Plan applicable to Qualified Performance Stock Incentives, it is intended that the Plan will conform with the standards and requirements of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2), and any successor provisions of the Code and Treasury Regulations as to Stock Incentives granted to those Employees whose compensation is, or likely to be, subject to Section 162(m) of the Code, and the Committee in establishing Performance Goals and interpreting the Plan and Stock Incentives shall be guided by such provisions, as it determines, in its sole discretion.

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(e) Prior to the payment or distribution of any compensation based upon the achievement of Performance Goals for a Qualified Performance Stock Incentive, the Committee shall certify in writing that the applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. The approved minutes of a Committee meeting or written memorandum of action of the Committee without a meeting in which the certification is made may be treated as a written certification. Certification by the Committee is not required for compensation that is attributable solely to the increase in the value of the Common Stock.

(f) Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Stock Incentives that are granted pursuant to the Plan shall be determined by the Committee.

15.10   Plan Acceptance. By accepting any benefits under the Plan, each Participant, and each person claiming under or through a Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all provisions of the Plan and any action or decision under the Plan by the Company, its agents and employees, and the Board of Directors and the Committee.

15.11   Governing Law. The validity, construction, interpretation and administration of the Plan and of any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively in accordance with, the laws of the State of Oklahoma, but without giving effect to the principles of conflicts of laws thereof. Without limiting the generality of the foregoing, the period within which any action arising under or in connection with the Plan must be commenced, shall be governed by the laws of the State of Oklahoma, without giving effect to the principles of conflicts of laws thereof, irrespective of the place where the act or omission complained of took place and of the residence of any party to such action and irrespective of the place where the action may be brought.

15.12   No Secured Interest. A Participant shall have only a right to shares of Common Stock or cash or other amounts, if any, payable in settlement of a Stock Incentive under this Plan, unsecured by any assets of the Corporation or any other entity.

15.13   Gender and Singular References. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall include within its meaning the plural and vice versa.

15.14   Death of Participant. Unless otherwise specified in the Stock Incentive, if the person to whom the Stock Incentive is granted dies, then (1) an Option that is not yet exercisable shall become immediately exercisable in full, (2) any remaining restrictions with respect to the Stock Incentive shall expire, and (3) the Committee may alter or accelerate the settlement schedule, Performance Goals or other performance criteria, or payment or other terms of any Stock Incentive.

15.15   Beneficiary Designation. A Participant to whom a Stock Incentive is granted under this Plan may designate a Beneficiary in writing and in accordance with such requirements and procedures as the Committee may establish.

16.	Plan Amendment and Termination

The Plan may be amended by the Board of Directors, without shareholder approval, at any time and in any respect, unless approval of the amendment in question by the shareholders of the Company is required under Oklahoma law, the Code (including without limitation Code Section 422 and Proposed Treasury Regulation Section 1.422A-9(b)(iv) thereunder), any applicable exemption from Section 16 of the Exchange Act (including without limitation SEC Rule 16b-3) for which the Company intends Section 16 Persons to qualify, any national securities exchange or system on which the Common Stock is then listed or reported, by any regulatory body having jurisdiction with respect to the Plan, or under any other applicable laws, rules or regulations, in which case such amendment shall be effective only if and to the extent it is approved by the shareholders of the Company as so required. The Plan

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may also be terminated at any time by the Board of Directors. No amendment or termination of this Plan shall adversely affect any Stock Incentive granted prior to the date of such amendment or termination without written consent of the Participant. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, or any written instrument issued under the Plan, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement or instrument to any present or future law, regulation or rule applicable to the Plan, including, without limitation, Section 409A.

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100 West Fifth Street

Post Office Box 871

Tulsa, Oklahoma 74102-0871

www.oneok.com

ONEOK Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:

COMPANY # TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Your Board of Directors recommends a vote FOR the election of each of the nominees listed below. 1. Election of ten directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01 James C. Day 02 Julie H. Edwards 03. William L. Ford 04 John W. Gibson 05 Bert H. Mackie 6 Steven J. Malcolm 7 Jim W. Mogg Please fold here – Do not separate

8 Pattye L. Moore 9 Gary D. Parker 10 Eduardo A. Rodriguez For Against Abstain For Against Abstain For Against Abstain For Against Abstain Your Board of Directors recommends a vote FOR Proposals 2, 3 and 4: 2. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK, Inc. for the year ending December 31, 2013. 3. A proposal to approve the material terms of the performance goals for our Equity Compensation Plan for purposes of Internal Revenue Code Section 162(m). 4. An advisory vote to approve the Company’s executive compensation. Your Board of Directors recommends a vote AGAINST Proposal 5: 5. A shareholder proposal regarding publication of a report on methane emissions.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ONEOK, Inc. ANNUAL MEETING OF SHAREHOLDERS Wednesday, May 22, 2013 9:00 a.m. Central Time ONEOK 100 West Fifth Street Tulsa, Oklahoma 74103 proxy ANNUAL MEETING OF SHAREHOLDERS MAY 22, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints John W. Gibson and Stephen W. Lake, or either of them, with the power of substitution in each, proxies to vote all shares of stock of the undersigned in ONEOK, Inc. at the Annual Meeting of Shareholders to be held May 22, 2013, and at any and all adjournments or postponements thereof, upon the matter of the election of directors, the proposals referred to in Items 2, 3, 4 and 5 of this Proxy, and any other business that may properly come before the meeting. Shares will be voted as specified. IF YOU SIGN BUT DO NOT GIVE SPECIFIC INSTRUCTIONS, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS PROPOSED, FOR PROPOSALS 2, 3 AND 4, AND AGAINST PROPOSAL 5. This card also constitutes voting instructions by the undersigned participant to the trustee of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries, and the ONEOK, Inc. Profit Sharing Plan, for all shares votable by the undersigned participant and held of record by such trustee, if any. The trustee will vote these shares as directed provided your voting instruction is received by 11:59 p.m. Central Daylight Time on May 17, 2013. If there are any shares for which instructions are not timely received, the trustee will cause all such shares to be voted in the same manner and proportion as the shares of the plan for which timely instructions have been received, unless to do so would be contrary to ERISA. All voting instructions for shares held of record by the plans shall be confidential.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AS PROPOSED AND FOR PROPOSALS 2, 3 AND 4 AND AGAINST PROPOSAL 5. If you vote by the Internet or Telephone, DO NOT return your proxy card. Please mark, sign and date the proxy card. Detach the proxy card and return it in the postage-paid envelope.

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET www.eproxy.com/oke

Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 21, 2013. PHONE 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 21, 2013. MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.